                            SCHEDULE 14A INFORMATION



           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)



FILED BY REGISTRANT [X]
Filed by a Party other than Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             Specialty Catalog Corp.
                             -----------------------
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ]  No Fee required

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applies: 2,820,577


3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $12,207,772. The filing fee was determined by adding (a) the product of (i) the 2,820,577 shares of Common Stock that are proposed to be retired in the merger and (ii) the merger consideration of $3.75 per share of Common Stock, plus (b) $1,630,609 expected to be paid upon cancellation of all outstanding options (the "Total Consideration"). The filing fee equals one-fiftieth of one percent of the Total Consideration.


4) Proposed maximum aggregate value of transaction: $12,207,772 (includes amounts being paid with respect to the termination of stock options).

5) Total fee paid: $2,445.00


[X] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.


1) Amount Previously Paid: $2,445.00

2) Form, Schedule or Registration Statement No.: Schedule 14A

3) Filing Party: Specialty Catalog Corp.

4) Date Filed: May 21, 2001

                            SPECIALTY CATALOG CORP.


              21 Bristol Drive, South Easton, Massachusetts 02375
                                (508) 238-0199


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON        , 2001



To Specialty Catalog Corp. stockholders:




     We will hold a special meeting of the stockholders of Specialty Catalog
Corp., a Delaware corporation, at    , at    a.m. on        , 2001. At this
special meeting, or any adjournment thereof, we will ask you to consider and vote upon the following proposals as further described in the accompanying proxy statement:

   1. Approval and adoption of the Agreement and Plan of Recapitalization and Merger, dated as of May 4, 2001, as amended by Amendment No. 1 dated August 31, 2001, between Specialty Catalog Corp., a Delaware corporation, and Specialty Acquisition Corp. ("Acquisition Corp."), a Delaware corporation which was organized to effect the merger and related transactions, pursuant to which the stockholders of Specialty Catalog Corp., other than Acquisition Corp. and dissenting stockholders who perfect their dissenters' rights, will receive $3.75 in cash for each share of Specialty Catalog Corp. common stock that they own and Specialty Acquisition Corp. will be merged with and into Specialty Catalog Corp., with Specialty Catalog Corp. continuing as the surviving corporation.

   2. To grant to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the Agreement and Plan of Recapitalization and Merger.

     The board of directors has fixed September 25, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, or any adjournment thereof. Accordingly, only stockholders of record at the close of business on September 25, 2001 will be entitled to notice of and to vote at such meeting. A list of our stockholders entitled to vote will be kept by us at 21 Bristol Drive, South Easton, Massachusetts 02375, for a period of ten days before the special meeting.


     If the merger is completed, each share (other than shares owned by Acquisition Corp. and shares owned by stockholders who have perfected their appraisal rights) of Specialty Catalog common stock outstanding at the closing of the merger will be canceled and converted into the right to receive $3.75 in cash, without interest. The accompanying proxy statement contains detailed information about the merger and the actions to be taken in connection with the merger. The terms of the merger are more fully described in the merger agreement which is attached as Annex A to the accompanying proxy statement.

     Stockholders who properly demand appraisal rights prior to the stockholder vote at the special meeting, who do not vote in favor of approval and adoption of the merger and the merger agreement and who otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will be entitled, if the merger is completed, to statutory appraisal of the fair value of their shares of common stock. See the section entitled "Dissenters' Rights" in the accompanying proxy statement and the full text of Section 262 of the DGCL, which is attached as Annex C to the accompanying proxy statement, for a description of the procedures that you must follow in order to exercise your appraisal rights.

     In order to evaluate the advisability of the merger, your board of directors formed a special committee of the Specialty Catalog board of directors, consisting of one independent director. The special committee has recommended to your board of directors that the board of directors approve and declare advisable the merger and the merger agreement. In its evaluation of the merger, the special committee and the board of directors considered, among other things, the written opinion of Burnham Securities Inc., the financial advisor of the special committee, which states that, as of the date of the opinion, the merger consideration of $3.75 per share to be received by the stockholders of Specialty Catalog is fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) from a financial point of view. Burnham Securities Inc.'s opinion is subject to the assumptions and qualifications set forth in its written opinion, which is attached as Annex B to the enclosed proxy statement.


     EACH OF THE MEMBERS OF THE BOARD OF DIRECTORS OF SPECIALTY CATALOG, UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, AND THE SPECIAL COMMITTEE DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE UNAFFILIATED STOCKHOLDERS OF SPECIALTY CATALOG (WHICH STOCKHOLDERS INCLUDE ALL OF SPECIALTY CATALOG'S STOCKHOLDERS OTHER THAN ACQUISITION CORP. AND ITS CURRENT AND FUTURE STOCKHOLDERS) AND RECOMMENDS THAT YOU APPROVE AND ADOPT THE MERGER AND THE MERGER AGREEMENT.


     The attached proxy statement provides you with detailed information about the proposed merger and merger agreement. We urge you to read the entire document carefully. The affirmative vote of holders of a majority of the outstanding shares of Specialty Catalog common stock is required to approve and adopt the merger and the merger agreement.


     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.


     Please do not send any certificates for your shares at this time. Instructions for the purpose of exchanging your shares for the consideration to be received upon consummation of the merger will be sent to you following the consummation of the merger.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



Dated:          , 2001              By order of the Board of Directors,



                                    -----------------------------------
                                    Thomas McCain, Senior Vice President,
                                    Chief Financial Officer and Secretary

                            SPECIALTY CATALOG CORP.


              21 Bristol Drive, South Easton, Massachusetts 02375
                                (508) 238-0199


                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION



     The enclosed proxy is solicited on behalf of the board of directors of Specialty Catalog Corp. for use at the special meeting of our stockholders to
be held on         ,   , 2001, and at any adjournments thereof (the "Special
Meeting"). This proxy statement is first being mailed to our stockholders on or
about        , 2001.



     Our principal executive office is located at 21 Bristol Drive, South Easton, Massachusetts 02375.



     You may revoke your proxy at any time prior to its use by giving written notice to our Secretary, by executing a revised proxy at a later date or by attending the special meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Special Meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, in favor of the proposal to approve and adopt the Agreement and Plan of Recapitalization and Merger, as amended (the "merger agreement") between Specialty Catalog and Specialty Acquisition Corp. in order to effect the merger and the related transactions contemplated therein, but not in favor of the proposal to grant the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement. If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to a proposal, then your proxy will not be counted as present at the special meeting with respect to the proposal. Proxies submitted with abstentions as to a proposal will be counted as present for purposes of establishing a quorum for the proposal.


     Only stockholders of record at the close of business on September 25, 2001 are entitled to notice of, and to vote at, the special meeting, or any adjournment thereof. We had 4,337,886 shares of common stock, par value $0.01 per share, outstanding on September 25, 2001, each of which is entitled to one vote upon the matters to be presented at the special meeting. The presence, in person or by proxy, of one third of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the special meeting.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              SUMMARY TERM SHEET



     The following summary briefly describes the material terms of the proposed merger. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary.

    o The Companies. Specialty Catalog Corp. is a Delaware corporation that targets niche consumer product categories, primarily via direct marketing. SC Direct, our principal operating subsidiary in the United States, is the U.S.'s leading retailer of women's wigs and hairpieces. Daxbourne International Limited, a subsidiary of SC Direct, is a leading United Kingdom retailer and wholesaler of women's wigs and hairpieces. SC Publishing, another subsidiary of SC Direct, provides continuing education courses, seminars, and conferences to nurses and other health care professionals.

      Specialty Acquisition Corp. is a Delaware corporation newly formed at the direction of Mr. Guy Naggar for the sole purpose of effecting the merger. Without taking into effect the consummation of the subscription agreements, Mr. Naggar is currently the owner of 22% of the outstanding shares of Acquisition Corp. common stock. At the closing of the merger, Acquisition Corp. will be merged with and into Specialty Catalog. Please read "SUMMARY -- The Participants" and "INFORMATION ABOUT THE TRANSACTION PARTICIPANTS -- The Continuing Stockholders."


    o The Continuing Stockholders. Certain members of Specialty Catalog's board of directors and significant stockholders of Specialty Catalog, who hold approximately 71% of the outstanding shares of Specialty Catalog common stock, will continue to be stockholders of Specialty Catalog after the merger. The Continuing Stockholders are Joseph Grabowski, Specialty Catalog's President and Chief Executive Officer, Thomas McCain, Specialty Catalog's Senior Vice President and Chief Financial Officer, Acquisition Corp. and the stockholders of Acquisition Corp., which currently includes Mr. Naggar, who is a memnber of Specialty Catalog's board of directors, First Global Holdings Limited, Oracle Investments and Holdings Limited, Ionic Holdings LDC, Three Greens Holdings Limited, and Alexander Enterprise Holding Corp. and, upon consummation of the transactions contemplated by the subscription agreements which shall occur prior to the merger, will include Martin Franklin, who is a member of Specialty Catalog's board of directors, The David Cicurel Settlement, LEG Partners III SBIC, L.P., LEG Partners Debenture SBIC, L.P., Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P.I, and Wynnefield Small Cap Value Offshore Fund, Ltd. The Continuing Stockholders, other than Acquisition Corp., will continue to hold shares of Specialty Catalog after the merger. Pursuant to the terms of the merger, all of the shares of common stock of Acquisition Corp. will, upon completion of the merger, automatically be converted into shares of common stock of Specialty Catalog, which will be the surviving corporation in the merger. For a more detailed description of these arrangements and the Continuing Stockholders, please read "SPECIAL FACTORS -- Interests of Certain Persons in the Merger" and "INFORMATION ABOUT THE TRANSACTION PARTICIPANTS -- The Continuing Stockholders."

    o Required Vote. The merger and the merger agreement must be approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Specialty Catalog common stock. The Continuing Stockholders other than LEG Partners III, LEG Partners Debenture SBIC, L.P., and Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately
      2.5 million shares of common stock of Specialty Catalog, or approximately 57% of the outstanding shares of common stock, have agreed, pursuant to the terms of subscription agreements, to vote their shares for the approval and adoption of the merger and the merger agreement. See
      "SPECIAL FACTORS -- Related Agreements -- Subscription Agreements". Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 0.5% of the outstanding shares of common stock of Specialty Catalog, intend to vote their shares for the approval and adoption of the merger and the merger agreement. In addition, we understand that LEG Partners III, who as of Septembert 25, 2001, beneficially owned approximately 13.9% of the outstanding shares of common stock of Specialty Catalog, will vote its shares for the approval and adoption of the merger and the merger agreement. While it is expected that LEG Partners III will vote in favor of the merger and the merger agreement, LEG Partners III's commitment remains subject to the consummation of the transactions contemplated by a note and warrant purchase agreement to be entered into among Specialty Catalog, Acquisition Corp., LEG Partners III, LEG Partners Debenture SBIC, L.P., SC Corporation (d\b\a SC Direct), SC Publishing, Inc., Royal Advertising & Marketing, Inc., and Daxbourne International Limited.
      See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger". The merger agreement does not provide that approval of at least a majority of our stockholders not affiliated with Acquisition Corp. or any of the Continuing Stockholders is required to consummate the merger. Accordingly, since the Continuing Stockholders who have executed subscription agreements will vote for the approval and adoption of the merger and the merger agreement, the affirmative vote of no other stockholder will be required to approve and adopt the merger and the merger agreement. Please read "THE SPECIAL MEETING -- Record date and Voting; Quorum; and Required Vote" and "SPECIAL FACTORS -- Related Agreements -- Subscription Agreements."


    o Merger Consideration. If the merger is completed, you as a stockholder (other than Acquisition Corp.) will receive $3.75 per share in cash for each of your shares of Specialty Catalog common stock unless you are a dissenting stockholder and you perfect your dissenters' rights. In connection with the merger, the Continuing Stockholders will exchange all of their shares of common stock of Acquisition Corp. for shares of common stock of Specialty Catalog. Please read "QUESTIONS AND ANSWERS ABOUT THE MERGER," and "SPECIAL FACTORS -- Interests of Certain Persons in the Merger" and "SPECIAL FACTORS -- Appraisal Rights".

    o Effects of the Merger. As a result of the merger:

      o Specialty Catalog's stockholders, other than the Continuing Stockholders, will no longer have any equity interest in Specialty Catalog; and

      o Specialty Catalog's common stock will no longer be quoted on The Nasdaq National Market and the registration of Specialty Catalog common stock under the Securities Exchange Act of 1934 will be terminated. Please read "SPECIAL FACTORS -- Structure of the Transaction; Participants."

    o Tax Consequences. The receipt of cash in the merger by you will be a taxable transaction to you. Please read "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger".

    o Recommendation. Because certain directors of Specialty Catalog have actual or potential conflicts of interest in evaluating the merger, the Specialty Catalog board of directors appointed a special committee, consisting of one independent director, that was authorized to evaluate the merger. The board of directors, upon the recommendation of the special committee, and the special committee determined that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) and recommends that you approve and adopt the merger and the merger agreement. Please read "SPECIAL FACTORS -- Recommendation of the Special Committee, and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger". The Continuing Stockholders believe that the merger and the merger agreement are fair to the unaffiliated stockholders of Specialty Catalog. Please read "SPECIAL FACTORS -- Position of the Continuing Stockholders as to the Fairness of the Merger".

    o Opinion of Financial Advisor. The special committee and the board of directors received a written opinion from Burnham Securities Inc. to the effect that, subject to certain assumptions and qualifications set forth in its opinion, as of the date of the opinion, the merger consideration of $3.75 per share to be received by the stockholders of Specialty Catalog is fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) from a financial point of view. Please read "SPECIAL FACTORS -- Opinion of Burnham Securities Inc.".

    o Dissenters' Rights. If you do not wish to vote in favor of the approval and adoption of the merger and the merger agreement and you fulfill several procedural requirements, including not voting in favor of the approval and adoption of the merger and the merger agreement, Delaware law entitles you to a judicial appraisal of the fair value of your shares. Please read "SPECIAL FACTORS -- Appraisal Rights".

    o Sources and Uses of Funds

      The table below shows the sources of funds to be used in this transaction and the specific use of such funds. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger."


       Sources of Funds
       ----------------------------------------------------
       Available cash balances ............................   $ 1,001,000
       Available under revolving credit agreement .........     2,847,000
       Senior loan ........................................     7,650,000
       Capital lease obligations ..........................       170,000
       Mezzanine financing ................................     7,500,000
       Capital contribution (a) ...........................     1,673,000
       Rollover common equity (b) .........................     8,006,000
       Outstanding letters of credit ......................     1,753,000
                                                              -----------
       Total ..............................................   $30,600,000
                                                              ===========


       Uses of Funds
--------------------------------------------------------------------
       Repurchase common equity (c) ................................   $ 8,757,000
       Cash for stock option value over exercise price (d) .........     1,147,000
       Fees and expenses (e) .......................................     1,073,000
       Available under revolving credit agreement ..................     2,043,000
       Rollover common equity (f) ..................................     8,006,000
       Refinace existing debt and capital leases (g) ...............     7,820,000
       Refinance outstanding letters of credit (g) .................     1,753,000
                                                                       -----------
       Total .......................................................   $30,600,000
                                                                       ===========

----------
(a) Mr. Nagger and Alexander have agreed to purchase for cash additional shares of common stock of Acquisition Corp. That cash will be available to redeem the common stock of Specialty Catalog in the merger. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger -- Equity Contributions."

(b) Represents net value of certain options held by executives and directors and shares of common stock of Specialty Catalog which will be held by Acquisition Corp. at the time of the merger and will not be canceled or paid for in the merger. See "SUMMARY TERM SHEET -- The Continuing Stockholders."

(c) Immediately following the merger, Specialty Catalog will pay to its stockholders, other than Acquisition Corp., an aggregate amount of approximately $9,904,000 to cancel the outstanding shares of Specialty Catalog held by such stockholders (2,335,108 shares of Specialty Catalog common stock for an aggregate of $8,757,000) and to cancel the outstanding vested stock options of Specialty Catalog (other than vested options issued to Messrs. Grabowski, Cicurel, Franklin and Naggar) ($1,147,000), assuming (i) no stockholders of Specialty Catalog exercise and perfect their dissenters' rights in connection with the merger, and (ii) certain unvested stock options held by members of management are converted into restricted shares of Specialty Catalog after the merger (see "SPECIAL FACTORS -- Related Agreements -- Stock Option Exercise Agreements").

(d)        See "SPECIAL FACTORS -- Treatment of Stock Options."

(e)        See "SPECIAL FACTORS -- Estimated Fees and Expenses."

(f) The merger and the merger agreement contemplate that (i) certain executives will rollover an aggregate value of approximately $408,000 of Specialty Catalog option value for stock and restricted stock value in the surviving corporation, (ii) certain directors, including Messrs. Naggar, Franklin and Cicurel, will rollover an aggregate of approximately $88,000 of Specialty Catalog option value for stock value in the surviving corporation (see "SPECIAL FACTORS -- Related Agreements-Stock Option Exercise Agreements"), and (iii) the Continuing Stockholders will exchange approximately $7,510,000 of common stock value (2,002,778 shares of Specialty Catalog common stock at $3.75 a share) of Specialty Catalog into common stock of Acquisition Corp. See the table below for a summary of the rollover values.

(g) Specialty Catalog will refinance its existing debt and letters of credit with Fleet National Bank. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger -- Fleet Bank Proposal."


     The table below summarizes the values rolled over in the merger:




                                                SHARES         DOLLARS        SHARES         DOLLARS        SHARES       DOLLARS
                                                ROLLED         ROLLED         ROLLED         ROLLED      ROLLED OVER     ROLLED
                                               OVER FROM      OVER FROM      OVER FROM      OVER FROM        FROM       OVER FROM
                                                OPTIONS        OPTIONS        OPTIONS        OPTIONS      SPECIALTY     SPECIALTY
                                             EXERCISED BY   EXERCISED BY     EXERCISED      EXERCISED    ACQUISITION   ACQUISITION
                                              MANAGEMENT     MANAGEMENT    BY DIRECTORS   BY DIRECTORS      CORP.         CORP.
                                            -------------- -------------- -------------- -------------- ------------- ------------
Guy Naggar ................................                   $     --                       $    --        401,667    $1,508,000
Guy Naggar non-vested options .............                                    3,333          12,000
First Global Holdings Limited .............                                                                 244,655       917,000
Oracle Investments & Holdings Limited .....                                                                 244,656       917,000
Ionic Holding LDC .........................                                                                 244,655       917,000
Three Greens Holdings Limited .............                                                                  98,376       369,000
Martin Franklin ...........................                                                                 109,892       412,000
Martin Franklin vested options ............                                    5,556          21,000
Martin Franklin non-vested options ........                                   11,111          42,000
The David Cicurel Settlement ..............                                                                  12,659        47,000
David Cicurel non-vested options ..........                                    3,333          13,000
Wynnefield Partners Small Cap Value,
 L.P. .....................................                                                                  65,190       244,000
Wynnefield Partners Small Cap Value,
 L.P. I ...................................                                                                  78,287       294,000
Wynnefield Partners Small Cap Value
 Offshore Fund, Ltd. ......................                                                                  32,826       123,000
LEG Partners III SBIC, L.P. ...............                                                                 190,215       713,000
Alexander Enterprise Holdings .............                                                                 279,700     1,049,000
Joseph Grabowski vested options ...........      27,777        104,000
Joseph Grabowski non-vested options .......      55,556        208,000
Thomas McCain non-vested options ..........       4,444         17,000
Other management non-vested options .......      20,000         75,000
Other management non-vested options .......       1,000          4,000            --              --             --            --
                                                 ------       --------        ------         -------        -------    ----------
                                                108,777       $408,000        23,333         $88,000      2,002,778    $7,510,000
                                                -------       --------        ------         -------      ---------    ----------

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. It should be read together with the Summary that follows. These questions and answers may not address all questions that may be important to you as a stockholder of Specialty Catalog. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.


Q: WHAT AM I BEING ASKED TO VOTE UPON?


A: You are being asked to vote to approve and adopt the Agreement and Plan of Recapitalization and Merger (the "merger agreement") and the transactions contemplated by such merger agreement, including the merger of Acquisition Corp. with and into Specialty Catalog and to grant to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement.



Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of Specialty Catalog common stock will be automatically converted into the right to receive $3.75 per share, without interest, other than the shares owned by Acquisition Corp. and shares owned by stockholders who have demanded appraisal rights and satisfied the procedures relating to appraisal rights. See "SUMMARY -- The Merger".


Q: WHO ARE THE CONTINUING STOCKHOLDERS?


A: The Continuing Stockholders are Joseph Grabowski, Specialty Catalog's President and Chief Executive Officer, Thomas McCain, Specialty Catalog's Senior Vice President and Chief Financial Officer, Acquisition Corp. and the stockholders of Acquisition Corp., which currently includes Mr. Naggar, who is a member of Specialty Catalog's board of directors, First Global Holdings Limited ("First Global"), Oracle Investments and Holdings Limited ("Oracle"), Ionic Holdings LDC ("Ionic"), Three Greens Holdings Limited ("Three Greens"), and Alexander Enterprise Holding Corp. ("Alexander") and, upon consummation of the transactions contemplated by the subscription agreements which shall occur prior to the merger, will include Martin Franklin, who is a member of Specialty Catalog's board of directors, The David Cicurel Settlement, LEG Partners III SBIC, L.P. ("LEG Partners III"), LEG Partners Debenture SBIC, L.P. ("Leg Partners Debenture"), Wynnefield Partners Small Cap Value, L.P. ("Wynnefield Partners"), Wynnefield Partners Small Cap Value, L.P. I ("Wynnefield Partners I"), and Wynnefield Partners Small Cap Value Offshore Fund, Ltd. ("Wynnefield Offshore"). The Continuing Stockholders, other than Acquisition Corp., will continue to hold shares of Specialty Catalog after the merger. Pursuant to the terms of the merger, all of the shares of common stock of Acquisition Corp. will, upon completion of the merger, automatically be converted into shares of common stock of Specialty Catalog, which will be the surviving corporation in the merger. For a more detailed description of these arrangements, please read "SPECIAL FACTORS -- Interests of Certain Persons in the Merger".



Q: CAN I CHOOSE TO BE A CONTINUING STOCKHOLDER?

A: No. The Continuing Stockholders will include only Acquisition Corp. and the stockholders of Acquisition Corp. who are identified in this proxy statement and described in the preceding answer.


Q: WHY WAS THE SPECIAL COMMITTEE FORMED?

A: Your board of directors formed a special committee consisting of Mr. David Moore to protect the interests of the stockholders of Specialty Catalog, other than Acquisition Corp. and its current and future stockholders, in evaluating and negotiating the merger agreement. Mr. Moore, an independent director, is not an employee of Specialty Catalog, an employee or director of Acquisition Corp. or a Continuing Stockholder. The special committee independently selected and retained legal and financial advisors to assist it. For further details about the special committee see "SPECIAL FACTORS -- Special Committee."

Q: WHERE AND WHEN IS THE SPECIAL MEETING?

A: The special meeting will be held at         ,         , at        a.m.,
local time, on         , 2001.


Q: WHAT IS THE SPECIAL COMMITTEE'S AND THE BOARD OF DIRECTORS' RECOMMENDATION?

A: The board of directors, upon the recommendation of the special committee, and the special committee recommend that you vote your shares "FOR" the approval and adoption of the merger and the merger agreement.


Q: WHAT WILL HAPPEN TO SPECIALTY CATALOG AFTER THE MERGER?

A: After the merger, our common stock will no longer be publicly traded and, therefore, the public will no longer participate in the future earnings and growth of Specialty Catalog, which will be privately owned. After the merger, shares of our common stock will no longer be listed on The Nasdaq National Market. See "SPECIAL FACTORS -- Structure of the Transaction; Participants".


Q: ARE OUR STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under the Delaware General Corporation Law, our stockholders are entitled to appraisal rights. The rules governing satisfaction of the requirements for exercising appraisal rights must be strictly complied with or a stockholder's appraisal rights may be lost. For a description of these rights and how to satisfy the applicable requirements, see "SPECIAL FACTORS -- Appraisal Rights".


Q: WHO CAN VOTE AT THE SPECIAL MEETING?


A: Holders of our common stock at the close of business on September 25, 2001 (the "record date") may vote at the special meeting. Each share of common stock is entitled to one vote. See "SPECIAL MEETING -- Record date and Voting; Quorum."



Q: WHAT VOTE IS REQUIRED?

A: The merger and the merger agreement must be approved and adopted by the holders of a majority of the shares of our common stock outstanding on the record date.


The Continuing Stockholders other than LEG Partners III, LEG Partners
Debenture, and Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 2.5 million shares of common stock of Specialty Catalog, or approximately 57% of the outstanding shares of common stock, have agreed, pursuant to the terms of subscription agreements, to vote their shares for the approval and adoption of the merger and the merger agreement. See "SPECIAL FACTORS -- Related Agreements-Subscription Agreements". Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 0.5% of the outstanding shares of common stock of Specialty Catalog, intend to vote their shares for the approval and adoption of the merger and the merger agreement. In addition, we understand that LEG Partners III, who as of September 25, 2001, beneficially owned approximately 13.9% of the outstanding shares of common stock of Specialty Catalog, will vote its shares for the approval and adoption of the merger and the merger agreement. While it is expected that LEG Partners III will vote in favor of the merger and the merger agreement, LEG Partners III's commitment remains subject to the consummation of the transactions contemplated by a note and warrant purchase agreement to be entered into among Specialty Catalog, Acquisition Corp., LEG Partners III, LEG Partners Debenture SBIC, L.P., SC Corporation (d\b\a SC Direct), SC Publishing, Inc., Royal Advertising & Marketing, Inc., and
Daxbourne International Limited. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger". The merger agreement does not provide that approval of at least a majority of our stockholders not affiliated with Acquisition Corp. or any of the Continuing Stockholders is required to consummate the merger. Accordingly, since the Continuing Stockholders who have executed subscription agreements will vote for the approval and adoption of the merger and the merger agreement, the affirmative vote of no other stockholder will be required to approve and adopt the merger and the merger agreement.

Pursuant to our bylaws, any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. The proposal granting to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement must be approved and adopted by the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting so long as a quorum exists. The Continuing Stockholders intend to vote in favor of the proposal.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME REGARDING THE APPROVAL OF THE MERGER?


A: No. The law does not allow your broker to vote your shares for the approval and adoption of the merger and the merger agreement at the special meeting without your direction. You should have received instructions from your broker regarding how to vote your shares. Please follow the directions your broker provided to you. Shares that are not voted because you do not instruct your broker are called "broker non-votes," and will have the effect of a vote "AGAINST" the approval and adoption of the merger and the merger agreement. See "SPECIAL MEETING -- Required Vote".


Q: IF I SEND IN MY PROXY CARD BUT FORGET TO INDICATE MY VOTE, HOW WILL MY SHARES BE VOTED?


A: If you sign and return your proxy card but do not indicate how your shares are to be voted at the special meeting, the shares represented by your proxy will be voted "FOR" the approval and adoption of the merger and the merger agreement and "AGAINST" to grant to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement.



Q: WHAT SHOULD I DO NOW TO VOTE AT THE SPECIAL MEETING?


A: Sign, mark and mail your proxy card indicating your vote on the approval and adoption of the merger and the merger agreement and granting to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement in the enclosed return envelope as soon as possible, so that your shares of common stock can be voted at the special meeting.



Q: MAY I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways: First, you can send a written statement that you would like to revoke your proxy (which to be effective must be received by us prior to the vote at the special meeting). Second, you can send a new proxy card prior to the vote at the special meeting (which to be effective must be received by us prior to the vote at the special meeting). You should send your revocation or new proxy card to the Secretary of Specialty Catalog at the address on the cover of this proxy statement. Third, you can attend the special meeting and vote in person. However, your attendance alone will not revoke your proxy; you must attend and cast your vote at the special meeting. If your shares are held by a broker, you must follow the directions provided by your broker to have your shares voted or to change your instructions.


Q: DO I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Assuming the merger is completed, you will receive written instructions for delivering your stock certificates in order to receive the $3.75 merger consideration in the merger, without interest, from Continental Stock Transfer and Trust Company, which will be appointed as the exchange agent in connection with the merger. DO NOT SEND YOUR CERTIFICATES NOW.

Q: WHAT DOES IT MEAN TO INCORPORATE CERTAIN DOCUMENTS BY REFERENCE?

     The Securities and Exchange Commission ("SEC") allows Specialty Catalog to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


     In addition, for information about Specialty Catalog, we refer you to our Annual Report to stockholders for the year ended December 30, 2000 and our Quarterly Report on Form 10-Q for the period ended June 30, 2001, which accompany this proxy statement.

                                    SUMMARY

     This summary may not contain all of the information that is important to you to evaluate the terms of the merger. For a more complete understanding of the merger and the other information contained in this document, you should read this entire document carefully, as well as the additional documents to which it refers. For instructions on obtaining more information, see "Where You Can Find More Information."


THE PARTICIPANTS

Specialty Catalog Corp.
21 Bristol Drive
South Easton, Massachusetts 02375
Telephone (508) 238-0199

     Specialty Catalog was incorporated in Delaware on November 30, 1994, as a holding company for SC Direct and SC Publishing, which emerged from bankruptcy on November 23, 1994. We target niche consumer product categories, primarily via direct marketing. SC Direct, our principal operating subsidiary in the United States, is the US's leading retailer of women's wigs and hairpieces. Daxbourne International Limited, a subsidiary of SC Direct, is a leading United Kingdom retailer and wholesaler of women's wigs and hairpieces. SC Publishing, another subsidiary of SC Direct, provides continuing education courses, seminars, and conferences to nurses and other health care professionals. For further information regarding Specialty Catalog, see "INFORMATION ABOUT THE TRANSACTION PARTICIPANTS -- Specialty Catalog."

     References in this proxy statement to "we," "our" or "us" refers to Specialty Catalog, and not to Acquisition Corp. When we refer to Specialty Catalog's management, we mean one or more of Specialty Catalog's principal executive officers.

Specialty Acquisition Corp.
c/o Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York,
NY 10019 Telephone (212) 541-6222

     Acquisition Corp. is a Delaware corporation organized at the direction of Mr. Guy Naggar, a member of Specialty Catalog's board of directors, for the purpose of effecting the merger. If the merger is consummated, Acquisition Corp. will be merged with and into Specialty Catalog. Acquisition Corp. has no material assets and has not engaged in any activities except in connection with entering into the merger agreement and carrying out the transactions contemplated by the merger agreement. For further information, see "INFORMATION ABOUT THE TRANSACTION PARTICIPANTS -- The Continuing Stockholders."

     All information contained in this proxy statement relating to Acquisition Corp. and its stockholders has been supplied by them for inclusion and has not been independently verified by us. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement.


INFORMATION CONCERNING THE MEETING


Time, Date And Place.

     The special meeting will be held on        ,         , 2001 at    a.m.,
local time, at 21 Bristol Drive, South Easton, Massachusetts 02375. See "SPECIAL MEETING -- General."

Purpose Of The Meeting.


     At the special meeting, holders of our common stock at the close of business on the record date, which is September 25, 2001, will consider and vote upon a proposal to approve and adopt the merger and the merger agreement. If the merger agreement is adopted at the special meeting and the merger is consummated, Acquisition Corp. will be merged with and into Specialty Catalog. All shares of our common stock outstanding immediately prior to the time when the merger is consummated (other than shares owned by Acquisition Corp. and shares owned by stockholders who have perfected their appraisal rights) will be converted into the right to receive $3.75 in cash per share, payable to the holder thereof, without interest. See "SPECIAL MEETING -- What will be Voted On".


Record Date For The Meeting; Quorum Requirements.


     The close of business on September 25, 2001 has been fixed as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting. Each share of common stock outstanding on the record date is entitled to one vote at the special meeting. As of the record date, 4,337,886 shares of Specialty Catalog's common stock were outstanding. The presence, in person or by proxy, of one third of all outstanding shares of Specialty Catalog's common stock is required to constitute a quorum for the transaction of business at the special meeting. See "SPECIAL MEETING -- Record date and Voting; Quorum."


Voting Requirements.


     Under the Delaware General Corporation Law, the affirmative vote of at least a majority of all of the outstanding shares of our common stock is required to approve and adopt the merger and the merger agreement. The Continuing Stockholders other than LEG Partners III, LEG Partners Debenture, and Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 2.5 million shares of common stock of Specialty Catalog, or approximately 57% of the outstanding shares of common stock, have agreed, pursuant to the terms of subscription agreements, to vote their shares for the approval and adoption of the merger and the merger agreement. See "SPECIAL FACTORS--Related Agreements-Subscription Agreements". Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 0.5% of the outstanding shares of common stock of Specialty Catalog, intend to vote their shares for the approval and adoption of the merger and the merger agreement. In addition, we understand that LEG Partners III, who as of September 25, 2001, beneficially owned approximately 13.9% of the outstanding shares of common stock of Specialty Catalog, will vote its shares for the approval and adoption of the merger and the merger agreement. While it is expected that LEG Partners III will vote in favor of the merger and the merger agreement, LEG Partners III's commitment remains subject to the consummation of the transactions contemplated by a note and warrant purchase agreement to be entered into among Specialty Catalog, Acquisition Corp., LEG Partners III,
LEG Partners Debenture SBIC, L.P., SC Corporation (d\b\a SC Direct), SC Publishing, Inc., Royal Advertising & Marketing, Inc., and Daxbourne International Limited. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger".

     The merger agreement does not provide that approval of at least a majority of our stockholders not affiliated with Acquisition Corp. or any of the Continuing Stockholders is required to consummate the merger. Accordingly, since the Continuing Stockholders will vote for the approval and adoption of the merger and the merger agreement, the affirmative vote of no other stockholder will be required to approve and adopt the merger and the merger agreement.

     Pursuant to our bylaws, any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. The proposal granting to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement must be approved and adopted by the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting so long as a quorum exists. The Continuing Stockholders intend to vote in favor of the proposal.

Proxies.

     A proxy card is enclosed for your use in voting by mail. A proxy may be revoked at any time prior to its exercise at the special meeting. Common stock represented by properly executed proxies received at or prior to the special meeting, and which have not been revoked, will be voted in accordance with the instructions indicated on the proxy. See "SPECIAL MEETING -- Voting Your Shares by Proxy" and "SPECIAL MEETING -- Revoking Your Proxy."

     You should not send any certificates representing shares of common stock with your proxy card. If the merger is consummated, information outlining the procedure for the exchange of your certificates will be sent to you.


GOING PRIVATE TRANSACTION

     The merger constitutes a "going private" transaction for Specialty Catalog under the Federal securities laws. Following the merger, (i) the separate corporate existence of Acquisition Corp. will cease and Specialty Catalog will be the surviving corporation, (ii) the common stock of Specialty Catalog will no longer be publicly traded or quoted on The Nasdaq National Market, and (iii) Specialty Catalog will no longer be required to file periodic and other reports with the United States Securities and Exchange Commission and will formally terminate its reporting obligations under the Securities Exchange Act of 1934. As a result of the merger, the holders of our common stock will be entitled to receive the merger consideration and will no longer have any interest in Specialty Catalog, including its future earnings or growth, the risk associated with its business and the fluctuation of the price of its common stock.


RECOMMENDATION TO STOCKHOLDERS

     Our board of directors, upon the recommendation of the special committee, and the special committee have determined that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) and unanimously recommend that you vote "FOR" approval and adoption of the merger and the merger agreement. Mr. Naggar did not vote as a director on any matter of the board of directors relating to the merger. See "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger." Our stockholders should be aware that a number of our officers and directors may have interests in the merger that may be different from, or in addition to, the interests of our stockholders. See "SPECIAL FACTORS -- Interests of Certain Persons In The Merger." However, the board of directors established the special committee consisting of an independent director to review and evaluate the proposed transaction. The sole member of the special committee is not an employee of Specialty Catalog, an employee or director of Acquisition Corp. or a Continuing Stockholder. See "SPECIAL FACTORS -- Special Committee."


CONSIDERATIONS IN CONNECTION WITH THE MERGER

     During the course of its deliberations and in recommending approval and adoption of the merger and the merger agreement, the special committee considered, with the assistance of its financial and legal advisors, a number of factors, including:

    o the results of operations, financial condition, business and prospects of Specialty Catalog;

    o the economic and market conditions affecting Specialty Catalog and the catalog/specialty distributor industry;

    o financial projections for Specialty Catalog compiled by our management;

    o the May 4, 2001 presentation and opinion of Burnham Securities;

    o the premium of the $3.75 per share merger consideration over the prices at which the shares have traded over the previous twelve months;

    o the conclusion of the special committee that Specialty Catalog has obtained the highest price per share that Acquisition Corp. is willing to pay;

    o the likelihood that a third party would not be willing to offer a higher per share price than Acquisition Corp.;

    o the possible delisting, and the resultant lack of liquidity in the event of a delisting, of the Specialty Catalog shares from The Nasdaq National Market;

    o that under Delaware law, Specialty Catalog's stockholders have the right to an appraisal of the value of their shares in connection with the merger;

    o that the merger consideration is payable in cash, thereby eliminating any uncertainties in valuing the consideration;

    o that the per share merger consideration and the other terms and conditions of the merger agreement were the result of good faith negotiations among the special committee and Mr. Naggar and their respective advisors; and

    o that the merger agreement does not unduly deter a third party from making a competing acquisition proposal.

     See "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger."


FAIRNESS OPINION

     Burnham Securities served as financial advisor to the special committee. Burnham Securities has delivered a written opinion to the special committee and our board of directors to the effect that, subject to certain assumptions and qualifications set forth in its opinion, as of the date of the opinion, the merger consideration of $3.75 per share to be received by the stockholders of Specialty Catalog is fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) from a financial point of view. A copy of Burnham Securities' opinion, which includes a discussion of the information reviewed, assumptions made and matters considered by Burnham Securities, is attached to this proxy statement as Appendix B. You should read this opinion in its entirety, as well as the other information described under "SPECIAL FACTORS -- Opinion of Burnham Securities Inc."


THE MERGER

     The merger agreement is the legal document that governs the merger. We have attached the merger agreement as Appendix A to this proxy statement, and we encourage you to read it carefully. See "SUMMARY OF THE MERGER AGREEMENT."


Structure of the Merger and Consequences to Specialty Catalog's Stockholders


     Acquisition Corp., a Delaware corporation newly formed to effect the merger, will be merged with and into Specialty Catalog, with Specialty Catalog being the surviving corporation.

     In the merger, each outstanding share of Specialty Catalog's common stock (other than shares held by Acquisition Corp. and shares held by stockholders who have perfected their appraisal rights) will be converted into the right to receive $3.75 in cash, without interest. Generally, each outstanding unexercised option, warrant, or other right to purchase Specialty Catalog common stock issued pursuant to the 1996 Stock Incentive Plan, as amended, and the 2000 Stock Incentive Plan will be canceled immediately prior to the merger and converted into the right to receive cash for the difference, if positive, between $3.75 per share and the exercise price of the option. See "SPECIAL FACTORS -- Structure of the Transaction; Participants," "SPECIAL FACTORS -- Treatment of Options," and "SPECIAL FACTORS -- Related Agreements -- Stock Option Exercise Agreements."

Appraisal Rights

     Our stockholders are entitled to have the fair value of their shares of common stock appraised by a court and paid to them in cash. To do this, the holders of our common stock who choose to exercise their appraisal rights must follow these required procedures:

    o deliver a written demand for appraisal to us on or before the vote is taken at the special meeting;

    o do not vote in favor of, or abstain from, voting on the merger; and

    o hold such shares of common stock from the date of the making of the demand through the closing of the merger.

     If a stockholder follows the required formalities, his/her shares will not be converted in the merger into the right to receive the $3.75 per share in cash, without interest. Instead, such holder's only right will be to receive the appraised value of his/her shares in cash as determined by a court. See "SPECIAL FACTORS -- Appraisal Rights."


Interest of Officers and Directors in the Mergers

     Our stockholders should be aware that a number of our officers and directors may have interests in the merger that may be different from, or in addition to, the interests of our stockholders. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger," "SPECIAL FACTORS -- Related Agreements," and "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger."


Accounting Treatment

     It is anticipated that the merger is expected to be accounted for under the purchase method of accounting. The merger is structured as a leveraged buyout transaction with certain stockholders of Specialty Catalog continuing to be stockholders in the surviving corporation. The assets and liabilities of Specialty Catalog will be recorded at fair value for the interests acquired by the new investors and at the carryover, or predecessor, basis for continuing stockholders from Specialty Catalog.


Conditions to Completion of the Merger

     The obligations of each of Specialty Catalog and Acquisition Corp. to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction, or waiver, of numerous conditions. To review the conditions to completion of the merger, see "SUMMARY OF THE MERGER AGREEMENT -- Conditions to Completion of the Merger."


Regulatory Approvals

     Specialty Catalog does not believe there are any material governmental or regulatory approvals required for completion of the mergers, other than compliance with applicable corporate law of Delaware, the Federal Securities Laws and various blue sky laws.


MERGER FINANCING


     Acquisition Corp. has made arrangements with Fleet National Bank and LEG Partners III and LEG Partners Debenture, affiliated private investment partnerships represented in the transaction by Golub

Associates Incorporated ("Golub Associates"), to finance the merger. In addition, each of Mr. Naggar and Alexander intend to make equity contributions to Acquisition Corp. prior to the merger of approximately $1.67 million, in the aggregate. Acquisition Corp.'s receipt of cash proceeds from debt and equity financing sufficient to consummate the transactions contemplated by the merger is a condition precedent to Acquisition Corp.'s obligation to consummate the merger. There can be no assurance that Acquisition Corp. will satisfy its financing obligations under the merger agreement. For additional information, please see "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger."

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Except for the historical information contained herein, this proxy statement includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, Specialty Catalog's expected future revenues, operations and expenditures, estimates of the potential markets for our products, assessments of competitors and potential competitors and projected timetables for the market introduction of our products. Investors are cautioned that forward-looking statements are inherently uncertain. Because there is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going-private transaction such as the proposed merger, the documents incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the following risks and uncertainties: (i) our indebtedness and future capital requirements, (ii) increasing postal rates, paper prices and media costs, (iii) limited sources of fiber used to make our products, (iv) the limited number of suppliers of our products, (v) our dependence upon foreign suppliers, especially in China, Korea and Indonesia, (vi) the customary risks of doing business abroad, including fluctuations in the value of currencies,
(vii) the potential development of a cure for hair loss and cancer treatment improvements, (viii) the effectiveness of our catalogs and advertising programs, (ix) our competition, and (x) the impact of acquisitions on our prospects. The forward-looking statements contained herein represent our judgment as of the date of this statement, and we caution readers not to place undue reliance on such statements.


                         HISTORICAL MARKET INFORMATION

     Our common stock is traded on The Nasdaq National Market under the symbol "CTLG." The following table sets forth the high and low sale prices on The Nasdaq National Market for our shares of common stock for the periods indicated:



                                                             HIGH          LOW
                                                         -----------   -----------
       2001
          First Quarter ..............................     $ 2.656       $ 1.875
          Second Quarter .............................     $ 3.600       $ 2.270
          Third Quarter (through     , 2001) .........     $             $
       2000
          First Quarter ..............................     $ 5.250       $ 2.625
          Second Quarter .............................     $ 3.125       $ 2.000
          Third Quarter ..............................     $ 3.000       $ 2.313
          Fourth Quarter .............................     $ 2.969       $ 1.563
       1999
          First Quarter ..............................     $ 4.375       $ 3.000
          Second Quarter .............................     $ 4.000       $ 3.188
          Third Quarter ..............................     $ 4.500       $ 3.125
          Fourth Quarter .............................     $ 6.000       $ 3.375


     The number of registered holders of record of our common stock as of March 23, 2001 was approximately 50.

     In December 2000, we were notified by The Nasdaq Stock Market, Inc. that our common stock failed to maintain a minimum market value of public float and was below its continued listing standards and that Specialty Catalog's current listing was subject to review by Nasdaq in accordance with its continued listing procedures. However, since the first public announcement of the
proposed merger, our common stock increased by over   % as of           , 2001,
thereby causing our market value of public float to be in compliance with all requirements for continued listing on The Nasdaq National Market and we are not currently subject to review by The Nasdaq Stock Market, Inc. Accordingly, while an established public trading market exists with respect to our common stock, there can be no assurance that, in the event the merger is not consummated, the common stock will remain listed on The Nasdaq National Market or otherwise be subject of an established trading market.

     We have not paid a dividend with respect to our common stock and we do not anticipate paying dividends in the foreseeable future. Under the terms of our existing debt agreement, we are not permitted to pay dividends.

     On April 24, 2001, the trading day prior to the day that Mr. Naggar filed an amended Schedule 13D announcing that he was preparing to make a preliminary proposal regarding, among other things, a transaction involving the purchase of all or substantially all of the outstanding shares of Specialty Catalog, the closing price of Specialty Catalog's common stock on the Nasdaq Market was $2.63.

     On April 27, 2001, the last full trading day prior to the first public announcement of the proposed transaction, the closing price of Specialty Catalog's common stock on The Nasdaq National Market was $3.05. On May 3, 2001, the last full trading day prior to the announcement of the execution of the merger agreement, the closing price of Specialty Catalog's common stock on The
Nasdaq National Market was $3.40 per share. On         , 2001, the closing
price of Specialty Catalog's common stock on the Nasdaq National Market was
$     per share. Our stockholders are urged to obtain a current market quotation for the shares.


              HISTORICAL BOOK VALUE, DIVIDENDS, AND NET EARNINGS

     Set forth below is a summary of selected consolidated financial data with respect to Specialty Catalog excerpted or derived from the information contained in Specialty Catalog's Annual Report on Form 10-K for the year ended December 30, 2000 and Specialty Catalog's Quarterly Report on Form 10-Q for the period ended June 30, 2001, which are being delivered to Specialty Catalog's stockholders simultaneously with this proxy statement and are incorporated herein by reference. More comprehensive financial information is included in such report and other documents filed by Specialty Catalog with the SEC. The following summary is qualified by reference to such report and other documents and all of the financial information, including any related notes, contained therein. Such report and other documents not otherwise delivered with this proxy statement may be inspected and copies may be obtained from the offices of the SEC. See "WHERE YOU CAN FIND MORE INFORMATION."



                                         BOOK VALUE PER   DILUTED EARNINGS    CASH DIVIDENDS         MERGER
                                        SHARE AT END OF     PER SHARE FOR    PER SHARE DURING   CONSIDERATION PER
                                             PERIOD            PERIOD             PERIOD              SHARE
                                       ----------------- ------------------ ------------------ ------------------
Fiscal Year ended December 30, 2000         $ 2.01             $ 0.25               $--
                                            ======             ======               ===
Twenty-six Weeks ended June 30, 2001        $ 2.24             $ 0.29               $--              $ 3.75
                                            ======             ======               ===              ======

     Specialty Catalog has not provided any pro forma data giving effect to the proposed merger as it does not believe such information is material to its stockholders in evaluating the merger agreement since the proposed merger consideration is all cash and, if the proposed merger is completed, Specialty Catalog's common stock would cease to be publicly traded. No financial information has been provided for Acquisition Corp. since it was formed for the sole purpose of effecting the merger and has no independent operations.

                              THE SPECIAL MEETING


GENERAL


     This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting
to be held on             , 2001, starting at         .m. local time, at 21
Bristol Drive, South Easton, Massachusetts 02375 or any adjournment thereof.



WHAT WILL BE VOTED ON

     The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A.



RECORD DATE AND VOTING; QUORUM


     The holders of record of Specialty Catalog shares as of the close of business on September 25, 2001, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 4,337,886 shares of our common stock outstanding. The holders of one third of the shares of our common stock outstanding on the record date will constitute a quorum for purposes of the special meeting. Any shares of our common stock held in treasury are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of the special meeting, unless the holder is present solely to object at the special meeting.


REQUIRED VOTE

     Each share of our common stock outstanding on September 25, 2001, entitles the holder to one vote at the special meeting. Completion of the merger requires the approval and adoption of the merger and the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. You may vote your shares (1) by returning the enclosed proxy or (2) by appearing at the special meeting and voting.

     The Continuing Stockholders other than LEG Partners III, LEG Partners Debenture, and Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 2.5 million shares of common stock of Specialty Catalog, or approximately 57% of the outstanding shares of common stock, have agreed, pursuant to the terms of subscription agreements, to vote their shares for the approval and adoption of the merger and the merger agreement. See "SPECIAL FACTORS -- Related Agreements
- Subscription Agreements". Messrs. Grabowski and McCain, who as of September 25, 2001, beneficially owned (excluding options), in the aggregate, approximately 0.5% of the outstanding shares of common stock of Specialty Catalog, intend to vote their shares for the approval and adoption of the merger and the merger agreement. In addition, we understand that LEG Partners III, who as of September 25, 2001, beneficially owned approximately 13.9% of the outstanding shares of common stock of Specialty Catalog, will vote its shares for the approval and adoption of the merger and the merger agreement. While it is expected that LEG Partners III will vote in favor of the merger and the merger agreement, LEG Partners III's commitment remains subject to the consummation of the transactions contemplated by a note and warrant purchase agreement to be entered into among Specialty Catalog, Acquisition Corp., LEG Partners III, LEG Partners Debenture SBIC, L.P., SC Corporation (d\b\a SC Direct), SC Publishing, Inc., Royal Advertising & Marketing, Inc., and Daxbourne International Limited. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger".

     The merger agreement does not provide that approval of at least a majority of our stockholders not affiliated with Acquisition Corp. or any of the Continuing Stockholders is required to consummate the merger. Accordingly, since the Continuing Stockholders will vote for the approval and adoption of the merger and the merger agreement, the affirmative vote of no other stockholder will be required to approve and adopt the merger and the merger agreement.

     Pursuant to our bylaws, any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. The proposal granting to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement must be approved and adopted by the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting so long as a quorum exists. The Continuing Stockholders intend to vote in favor of the proposal.



VOTING SHARES HELD IN "STREET NAME" BY PROXY

     Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers may not vote such shares with respect to the approval of such proposals (i.e., "broker non-votes"). Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes against approval and adoption of the merger and merger agreement.


DISSENTING HOLDERS

     Our stockholders have the right to dissent from approval and adoption of the merger and the merger agreement, and, subject to strict compliance with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law, to receive payment of the "fair value" of shares of common stock. Failure to follow such procedures precisely will result in a loss of dissenters' rights. See "SPECIAL FACTORS -- Appraisal Rights."


VOTING YOUR SHARES BY PROXY


     If you vote your shares of common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of common stock will be voted "FOR" the approval and adoption of the merger and the merger agreement and "AGAINST" to grant to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement. See "THE SPECIAL MEETING -- Adjournments."



REVOKING YOUR PROXY

     A proxy that is properly submitted to Specialty Catalog may be revoked at any time before it is exercised. For a stockholder "of record" (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

    o send in another signed proxy card with a later date;

    o submit a written revocation to the Secretary of Specialty Catalog at the address on the cover of this proxy statement; or

    o attend the special meeting, notify us in writing that the you are revoking your proxy and vote in person. However, simply attending the special meeting will not revoke a proxy.

A "beneficial holder" whose shares are registered in another name (for example in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the holder of record directly for more information on these procedures.



COSTS OF SOLICITING THESE PROXIES

     All expenses incurred in connection with solicitation of the enclosed proxy will be paid by Specialty Catalog. Officers and employees of Specialty Catalog may solicit proxies by telephone or in person.

However, they will not be paid for soliciting proxies. We will also request that persons and entities holding shares in their names or in the names of their nominees that are beneficially owned by others send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services.



ADJOURNMENTS


     Although it is not expected, the special meeting may be adjourned for the purpose of allowing Specialty Catalog or Acquisition Corp. additional time to satisfy conditions to closing the merger as set forth in the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by us in which the stockholder has voted to grant to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement will be voted at the discretion of the proxies in favor of or against an adjournment of the special meeting to satisfy conditions to the closing of the merger agreement. Any signed proxies received by us in which the stockholder has not voted or voted against granting to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the merger agreement will be voted against the adjournment of the special meeting. Any adjournment of the special meeting will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

                                SPECIAL FACTORS


STRUCTURE OF THE TRANSACTION; PARTICIPANTS

     If the merger and the merger agreement are approved and adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Acquisition Corp. will be merged with and into Specialty Catalog, with Specialty Catalog being the surviving corporation. After the merger, Specialty Catalog will be privately owned. For a chart describing the equity ownership of Specialty Catalog following the merger, see "SPECIAL FACTORS -- Interests of Certain Persons in the Merger."


     When the merger is completed, each share of Specialty Catalog common stock issued and outstanding at the closing of the merger (other than those shares held by Acquisition Corp. and those shares held by Specialty Catalog stockholders who have perfected their appraisal rights) will be canceled and converted into the right to receive $3.75 in cash, without interest. The Continuing Stockholders are Joseph Grabowski, Specialty Catalog's President and Chief Executive Officer, Thomas McCain, Specialty Catalog's Senior Vice President and Chief Financial Officer, Acquisition Corp. and the stockholders of Acquisition Corp., which currently includes Mr. Naggar, who is a member of Specialty Catalog's board of directors, First Global, Oracle, Ionic, Three Greens, and Alexander and, upon consummation of the transactions contemplated by the subscription agreements which shall occur prior to the merger, will include Martin Franklin, who is a member of Specialty Catalog's board of directors, The David Cicurel Settlement, LEG Partners III, LEG Partners Debenture, Wynnefield Partners, Wynnefield Partners I, and Wynnefield Offshore. Our stockholders should be aware that the Continuing Stockholders have interests in the merger that are different from, or in addition to, the interests of our stockholders. Pursuant to the terms of the subscription agreements entered into between certain of the Continuing Stockholders and Acquisition Corp., the Continuing Stockholders executing subscription agreements have agreed to contribute some or all of their shares of Specialty Catalog common stock for shares of Acquisition Corp. common stock immediately prior to the merger. These shares of Acquisition Corp. common stock acquired by the Continuing Stockholders will, upon completion of the merger, automatically be converted into shares of common stock of Specialty Catalog, which will be the surviving corporation in the merger. The shares of Specialty Catalog common stock currently held by the Continuing Stockholders which are not contributed to Acquisition Corp., pursuant to the merger, will be cancelled and converted into the right to receive the merger consideration. Mr. Naggar, First Global, Ionic, Oracle, Three Greens, and Alexander will be contributing all of their shares of Specialty Catalog to Acquisition Corp. The other Continuing Stockholders will contribute approximately thirty-two percent (32%) of their shares of Specialty Catalog common stock to Acquisition Corp. in exchange for shares of Acquisition Corp. common stock and, pursuant to the merger, will receive the merger consideration upon cancellation of the remaining sixty-eight percent (68%) of their shares of Specialty Catalog common stock. See "SPECIAL FACTORS --Interest in Certain Persons in the Merger" and "SPECIAL FACTORS -- Related Agreements - Subscription Agreements."


     As a result of the merger, Specialty Catalog will become a privately held company and there will be no public market for its common stock, which will no longer be quoted on The Nasdaq National Market and price quotations for sales of shares in the public market will no longer be available. In addition, the registration of Specialty Catalog common stock under the Securities Exchange Act of 1934 will be terminated.

     For income tax purposes, the receipt of the merger consideration by holders of common stock pursuant to the merger will be a taxable sale of the holders' common stock. See "Material Federal Income Tax Consequences of the Merger."

     The principal benefits of the merger to the unaffiliated stockholders of Specialty Catalog (other than Acquisition Corp. and its current and future stockholders) after the merger include the following:

    o the receipt by such stockholders of $3.75 per share in cash, representing a substantial premium over the market prices for Specialty Catalog common stock over the previous twelve months;

    o the avoidance of the risk associated with any decrease in the future earnings, growth or value of Specialty Catalog following the merger; and

    o the avoidance of owning a security that lacks liquidity and may no longer be traded on a national exchange.

     The principal detriments to the unaffiliated stockholders of Specialty Catalog (other than Acquisition Corp. and its current and future stockholders) after the merger include the following:

    o Unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) will cease to have an interest in Specialty Catalog and therefore will no longer benefit from increases in the future earnings, growth or value of Specialty Catalog or payment of dividends on Specialty Catalog common stock, if any; and

    o the receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986 and may also be a taxable transaction under applicable state, local, foreign and other tax laws.

     The principal benefits of the merger to the Continuing Stockholders are that, because its common stock will be privately held, Specialty Catalog will enjoy certain efficiencies, such as:

    o a reduction of the cost and time devoted by its management and certain other employees to compliance with certain Securities and Exchange Commission reporting requirements;

    o its directors, officers and beneficial owners of more than 10% of its shares of common stock will be relieved of the reporting requirements under Section 16 of the Securities Exchange Act of 1934;

    o Specialty Catalog will be relieved of The Nasdaq National Market listing and reporting requirements; and

    o Specialty catalog will no longer be required to disclose material confidential information concerning its business.

     The principal detriments of the merger to the Continuing Stockholders include the following:

    o all of the risk of any decrease in the earnings, growth or value of Specialty Catalog following the merger will be borne by Acquisition Corp. and the other Continuing Stockholders; and

    o Specialty Catalog will have substantially more debt outstanding after the merger (approximately $8.5 million in new debt), which may adversely affect the equity value held by the Continuing Stockholders. In general, higher levels of debt can have the effect of increasing the risk to equity holders of losing the entire value of their investment. In addition, such indebtedness may:

    (1) increase the vulnerability of Specialty Catalog to general adverse economic and industry conditions;

    (2) require Specialty Catalog to dedicate a portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

    (3) result in a reduction in the ability of Specialty Catalog to borrow additional funds;

    o much of the common stock of Specialty Catalog that will be held by the Continuing Stockholders after the merger will be subject to restrictions pursuant to the terms of a Stockholders Agreement. See "SPECIAL FACTORS -- Related Agreements - Stockholders Agreement;" and

    o following the merger, there will be no public trading market for Specialty Catalog's shares.


MATERIAL CONTACTS AND BOARD DELIBERATIONS

     The determination of the special committee and the board of directors that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) and their recommendation of approval and adoption of the merger and the merger agreement was the result of an extended evaluation process. Since becoming a public company in 1996, the board of directors of Specialty Catalog has from time to time evaluated and considered various alternatives for enhancing stockholder value. During the last few years, the board of directors believed that the trading prices of Specialty Catalog common stock (to the extent unaffected by publicity concerning Specialty Catalog's possible sale) have not reflected the inherent value of Specialty Catalog. The board of directors and the management of Specialty Catalog believe, based in part on the advice of their financial advisors, that the market price of Specialty Catalog common stock has been adversely affected by several factors, including:

    o a lack of investor appreciation for the long-term earnings prospects of Specialty Catalog, its products, the markets that Specialty Catalog services, prospects for growth in unit sales and growth in gross margin which has led to a low price/earnings ratio.

    o the small market capitalization and low average daily trading volume of Specialty Catalog common stock on The Nasdaq National Market;

    o an insufficient number of market makers and securities trading firms preparing research reports with respect to Specialty Catalog;

    o the existence of few comparable public companies against which investors could evaluate Specialty Catalog's performance; and

    o that stocks with small market capitalizations, so called "microcap" stocks have underperformed in the last two years.

     On July 9, 1998, in an effort to maximize stockholder value the board of directors thought it was appropriate and authorized management to explore various strategic alternatives, including a possible sale or recapitalization of Specialty Catalog and to contact investment bankers in this regard. On September 8, 1998, the board of directors authorized Specialty Catalog to engage an investment bank for the purpose of exploring a sale of Specialty Catalog.

     During September, 1998, the board engaged BNY Capital Markets, Inc. (successor to Patricof & Co. Capital Corp.) for the purpose of pursuing strategic alternatives, including the possible sale of Specialty Catalog. Specialty Catalog, with the assistance of BNY Capital Markets, engaged in a marketing effort to be sold consisting of a Confidential Information Memorandum, which was dated September of 1998 and distributed to fifty-three prospective purchasers (who were made up of investment funds, retailers, individual investors and catalog retailers). On or about November 2, 1998, from these efforts, two preliminary indications of interest were received. Due diligence was commenced, but, in each case, the expression of interest was withdrawn and due diligence was terminated by the prospective purchasers prior to completion. Prior to the prospective purchasers withdrawing their respective interest, in consultation with BNY Capital Markets, the viability of any interest was assessed, including an assessment of the legitimacy of any expression of interest and the ability of a potential acquirer to finance an acquisition of Specialty Catalog.

     During December, 1998, in accordance with its belief that Specialty Catalog's common stock was undervalued at a price of $3.125 per share, upon approval of the board of directors, Specialty Catalog repurchased 700,000 shares of common stock (approximately 14% of the then outstanding common stock), from Dickstein Partners at $3.125 per share. The board of directors' belief that the common stock was undervalued was in relation to the purchase price of $3.125 per share. Specialty Catalog's common stock traded at a price as low as $2.50 and as high as $5.00 during December 1998, with the last trade being for $3.875. The proposed purchase price of the Dickstein Partners common stock, $3.125 per share, was below the midpoint of the December 1998 trading range.

     On January 11, 1999, having received no viable indications of interest to purchase Specialty Catalog, the board of directors ended the process of pursuing a possible sale of Specialty Catalog. Additionally, the board of directors authorized the repurchase of up to $1,000,000 of Specialty Catalog's common stock. Pursuant to this authorization, throughout 1999 and 2000, Specialty Catalog reacquired a total of 144,000 shares of common stock at an average price of $3.56 per share.

     Despite the formal termination of the efforts to sell Specialty Catalog in early 1999, management continued to evaluate its strategic alternatives and options on an ongoing basis.


     On June 24, 1999, LEG Partners III, an affiliate of Golub Associates Incorporated, who later in January 2000 executed a merger agreement with Specialty Catalog, purchased 602,689 shares of Specialty Catalog's common stock. The shares were purchased in a privately negotiated transaction directly from Dickstein Partners for approximately $3.25 per share or $1,958,739, in the aggregate, which represented approximately 13.7% of the then outstanding common stock.


     During August, 1999, Specialty Catalog announced that Steven L. Bock, former Chairman, President and CEO of Specialty Catalog, had decided to resign from those positions effective at the end of the term of his employment agreement on December 31, 1999. Specialty Catalog understands that Mr. Bock resigned in order to pursue other interests.


     On October 4, 1999, Mr. Samuel Katz, a director of Specialty Catalog, received a phone call from Mr. Lawrence Golub, the president of Golub Associates, who expressed an interest in acquiring Specialty Catalog for $4.50 per share in a merger transaction, subject to his due diligence review and his ability to obtain adequate financing commitments. Following numerous discussions and negotiations relating to the cash consideration with Messrs. Samuel Katz and Martin Franklin and the other members of a special committee of the board of directors, on October 12, 1999, Mr. Golub confirmed that he was prepared to offer $5.00 per share in a merger transaction subject to due diligence and standard contingencies. Specialty Catalog understands that Mr. Golub was willing to increase his offer to $5.00 per share based upon discussions with Mr. Bock and Mr. Golub's assessment of Specialty Catalog operating as a private rather than public company.


     On October 13, 1999, the board of directors met and appointed Messrs. Franklin and Katz as members of a special committee to negotiate a transaction with Mr. Golub.

     Following the October 13, 1999 meeting, the parties and their counsel held numerous discussions which culminated on December 2, 1999, in the execution of a non-binding letter of intent between the parties.

     On December 2, 1999 Specialty Catalog and Mr. Bock entered into an amendment to his employment agreement wherein Mr. Bock agreed to remain with Specialty Catalog until the earlier of June 30, 2000 or the closing of the transaction with Golub Associates.

     On December 3, 1999 Specialty Catalog issued a press release announcing the execution of the letter of intent with Mr. Golub in which he agreed to purchase all outstanding shares of our common stock for a price of $5.00 per share in cash. The letter of intent with Golub provided for a cash consideration of $5.00 per share and contained financing and other contingencies.

     On December 22, 1999, the special committee retained Burnham Securities to review and render an opinion on the fairness, from a financial point of view, of the consideration to be received by Specialty Catalog's stockholders in the proposed transaction.

     On January 13, 2000, the special committee met and resolved to recommend to the full board of directors that it approve the merger. Following the special committee meeting on January 13, the board of directors approved the terms of the merger agreement with Golub Associates.

     On January 18, 2000, the parties executed the final form of merger agreement with Golub Associates and option agreement. The merger agreement with Golub Associates, which superceded the letter of intent, provided for the following terms:

    o merger consideration of $5.00 per share;

    o the cancellation of all unexercised options of Specialty Catalog for a cash payment equal to the merger consideration payable to the holder had he exercised the option less the exercise price per share of the option;

    o customary representations and warranties;

    o a break up fee of 5% in the event another proposal was accepted; and

    o the satisfaction of certain conditions to the consummation of the merger including:

      o  approval of Specialty Catalog's stockholders;

      o Specialty Catalog entering into an employment agreement with Mr. Bock in a form acceptable to Golub Associates; and

      o Golub Associates obtaining financing necessary to complete the transaction.

     Pursuant to the option agreement, Specialty Catalog granted Golub Associates an option to purchase 500,000 shares of its common stock at $5 per share, which was exercisable by Golub Associates in the event Specialty Catalog accepted or recommended to its stockholders a competing offer.

     On January 19, 2000 Specialty Catalog issued a press release announcing the execution of the merger agreement and the option agreement.

     On March 8, 2000, the merger agreement with Golub Associates was terminated primarily because of the failure to satisfy the condition relating to the continued employment of Mr. Bock with Specialty Catalog. Since the failure of this condition resulted in the termination of the merger agreement, it is not known whether or not all other conditions to consummation of the transaction would have been satisfied by Specialty Catalog or otherwise.

     Following the termination of discussions with Golub, Specialty Catalog focused its efforts on operating the business under a new CEO. On May 9, 2000, the Company announced the appointment of Joseph J. Grabowski as president of Specialty Catalog effective as of May 8, 2000. On July 1, 2000, Mr. Grabowski assumed the title of CEO, replacing Steven L. Bock whose resignation was effective June 30, 2000.

     On December 6, 2000, Specialty Catalog was notified by The Nasdaq National Market that the public float of Specialty Catalog common stock failed to maintain a minimum market value above the continued listing standards for The Nasdaq National Market and that Specialty Catalog's listing was subject to review by The Nasdaq Listing Qualifications Panel in accordance with The Nasdaq National Market's continued listing procedures.

     Specialty Catalog's poor performance over an extended period, coupled with The Nasdaq National Market's notification, led the board to again consider strategic options.

     On February 16, 2001, in view of the fact that Specialty Catalog was unsuccessful in its recent attempts to maximize stockholder value through the aborted merger with Golub and the sale process with BNY Capital, Specialty Catalog engaged Marlin Holdings, LLC ("Marlin") to assist Specialty Catalog with the structure, financing and coordination of any management buyout or other privatization transaction. Mr. Martin Franklin is the Chairman and Chief Executive Officer of Marlin and a member of the board of directors of Specialty Catalog. The board of directors believed that Marlin had the necessary expertise and knowledge of Specialty Catalog to assist the board of directors as it considered alternatives to maximize shareholder value. At the time, Mr. Franklin was neither interested in buying nor participating in a transaction to buy Specialty Catalog. One of the attractions of retaining Marlin over another potential adviser was the detailed knowledge Mr. Franklin already had of Specialty Catalog from his role as a director, and the board of directors did not believe that this factor caused a conflict of interest as Mr. Franklin was neither interested in buying nor participating in a transaction to buy Specialty Catalog at that time. Marlin provided services to the board in considering the merits of alternative ways of creating liquidity and value for the stockholders, as well as assisting with discussions among Acquisition Corp., the proposed mezzanine lender, the senior bank and Specialty Catalog. The decision to retain Marlin was approved by all members of the board of directors other than Mr. Franklin, who abstained. Marlin continued to provide services throughout the negotiation of the transaction until the last week of April, 2001.

     On March 15, 2001, Specialty Catalog was notified again by The Nasdaq National Market that Specialty Catalog did not regain compliance with The Nasdaq National Market's listing standards and would be delisted. Thereupon, Specialty Catalog requested a hearing to appeal The Nasdaq National Market's determination, which stayed such delisting.

     On March 26, 2001, the entire board of directors consisting of Messrs. David Cicurel, Martin E. Franklin, Samuel L. Katz and Guy Naggar, held a meeting to discuss, among other things, the notification from The Nasdaq National Market. The members of the board of directors engaged in a lengthy discussion regarding, among other things, various alternatives for enhancing stockholder value. At the meeting Mr. Naggar, also a substantial stockholder of Specialty Catalog, indicated that he was considering the possibility of pursuing discussions pertaining to entering into an extraordinary transaction with Specialty Catalog which could result in a change of ownership or structure of Specialty Catalog, including a transaction to take Specialty Catalog private through the purchase of all or substantially all of the outstanding shares of Specialty Catalog. Some other members of the board of directors then expressed an interest in possibly participating in any transaction led by Mr. Naggar. The board of directors determined to increase the board of directors size and elect a new independent member to the board of directors.

     On March 26, 2001, Mr. Naggar held discussions with Mr. Franklin regarding the possibility of Mr. Franklin participating in such a transaction. At that time, Mr. Franklin did not agree to participate with Mr. Naggar as a potential buyer of Specialty Catalog. There were no further discussions regarding Mr. Franklin's involvement with Acquisition Corp. until the end of April.

     On or about March 26, 2001, Mr. Naggar and Mr. Franklin held discussions with Mr. Joseph Grabowski, the President and Chief Executive Officer of Specialty Catalog, to solicit Mr. Grabowski's interest in continuing as Specialty Catalog's CEO after a possible transaction. Mr. Grabowski indicated that he would be interested in continuing to work for Specialty Catalog after a possible transaction, but certain terms of his employment arrangement would need to be revisited and revised. Mr. Naggar approached Mr. Grabowski for a variety of reasons, but primarily due to the fact that Mr. Naggar believed that Mr. Grabowski was a good CEO and he wanted him to stay in this position if a successful privatization transaction were completed.


     Subsequent to March 26, 2001, Mr. Naggar and Mr. Franklin held discussions with Golub Associates and its representatives to explore the interest of one or both of LEG Partners III and LEG Partners Debenture or their affiliates (sometimes hereafter collectively referred to as the "LEG Parties") in providing subordinated mezzanine financing for use in a transaction.


     On or about April 10, 2001, at Mr. Naggar's request, Mr. Grabowski and Thomas McCain, our Chief Financial Officer, initiated discussions with Fleet National Bank, Specialty Catalog's primary lender, with respect to obtaining the consent of Fleet National Bank to the proposed transaction and to continuing and amending its credit facility, and allowing borrowings under the credit facility after and in connection with a transaction.

     On April 17, 2001, by unanimous written consent of the board of directors of Specialty Catalog, David L. Moore was elected as a director of Specialty Catalog. Mr. Moore was selected as an independent director of Specialty Catalog on the basis of his experience as an executive officer or a member of the board of directors of several companies, including two companies involved in direct marketing. In particular, Mr. Moore previously has served as the Chairman of Paradigm Direct LLC, Garden State Exterior Remodeling, Inc., and US Remodelers, Inc.

     On April 18, 2001, the board of directors held a telephonic special meeting at which Mr. Naggar indicated he was considering making an offer to acquire for cash, through a merger, all the outstanding shares of common stock of Specialty Catalog at a price of $3.25 per share. Mr. Naggar believed that this price represented a good premium over Specialty Catalog's recent historical trading range and would allow him to achieve a satisfactory economic return in this proposed transaction. Each of Messrs. Cicurel, Franklin and Katz also noted that they had an interest in participating in the transaction. In response to Mr. Naggar's indication, the board of directors voted to establish a special committee comprised of directors who did not have actual or potential conflicts of interest with such transaction and who were not officers or employees of Specialty Catalog or its subsidiaries nor affiliated with Mr. Naggar, nor current or possible future stockholders of any acquisition company formed by Mr. Naggar. Mr. Moore was appointed as the sole member of the special committee, which was thereupon authorized to review and evaluate any acquisition proposal, including a proposal made by Mr. Naggar. If it deemed advisable, the special committee was thereupon authorized to enter into negotiations and discussions with Mr. Naggar, his representatives and advisors, and with any other person making an unsolicited proposal to acquire Specialty Catalog, to investigate and evaluate any such transactions, and to make recommendations to the board of directors. The board of directors did not authorize the special committee to solicit indications of interest from third parties who might be interested in acquiring Specialty Catalog or to conduct an auction of Specialty Catalog for reasons which include (i) the fact that between 1998 and the April 30, 2001, Specialty Catalog and its advisors have solicited indications of interest regarding a possible sale of Specialty Catalog, including presenting fifty-three prospective purchasers with detailed information concerning Specialty Catalog, and did not receive any offer from any other buyer, other than Golub Associates, of an interest relating to a merger or consolidation, sale or other transfer of all or a substantial part of the assets of Specialty Catalog or a purchase of the securities of Specialty Catalog that would enable the holder to exercise control of Specialty Catalog at a price in excess of $3.25 per share,
(ii) the fact that the board of directors understood that it would not enter into an agreement to sell Specialty Catalog to an affiliate of Specialty Catalog which would contain a provision that would unduly deter a third party from making an acquisition proposal, and (iii) Mr. Naggar indicated that he would be interested in acquiring Specialty Catalog only if the transaction could be done expeditiously. The board of directors also authorized and directed the special committee to retain such legal, financial and other advisors as the special committee deemed necessary to fulfill its duties, the cost, fees and expenses of such advisors to be paid by Specialty Catalog. Thereafter, Mr. Naggar contacted the other Continuing Stockholders and each of Messrs. Katz and Cicurel to discuss their interest in possibly participating in a proposed transaction.

     On April 19, 2001, the special committee contacted the law firm of Sullivan & Cromwell to inquire about retaining Sullivan & Cromwell as counsel for the special committee.

     On April 23, 2001, the special committee held a telephonic meeting with representatives of Sullivan & Cromwell. The representatives of Sullivan & Cromwell indicated that Sullivan & Cromwell was prepared to act as counsel to the special committee. After due inquiry, the special committee determined that Sullivan & Cromwell was independent of Mr. Naggar and the other stockholders of Specialty Catalog who were or might later become Continuing Stockholders and the special committee approved the engagement of Sullivan & Cromwell as its counsel. The representatives of Sullivan & Cromwell then made a presentation to the special committee regarding such committee's fiduciary duties, responsibilities and prerogatives as a special committee. The representatives of Sullivan & Cromwell and the special committee also discussed the need for the special committee to begin contacting investment banks as candidates to serve as financial advisor to the special committee.

     On April 23, 2001, the special committee held a teleconference with Mr. Franklin, as representative of Mr. Naggar, representatives of Kane Kessler, counsel to Mr. Naggar and which had previously served as counsel to Specialty Catalog, together with representatives of Sullivan & Cromwell. Mr. Franklin provided an overview of the history of Specialty Catalog as well as Mr. Naggar's relationship with Specialty Catalog. There was also discussion during the meeting of:

    o the formation of the special committee by the board of directors on April 18, 2001, and the scope of authority of the special committee determined by the board of directors also on April 18, 2000, including the fact that the board of directors did not authorize the special committee to solicit indications of interest from third parties relating to a possible acquisition of Specialty Catalog or to conduct an auction of Specialty Catalog to third parties;

    o the threat of Specialty Catalog being delisted from The Nasdaq National Market and the consequences of such delisting;

    o the intention of Mr. Naggar to establish a group of current stockholders of Specialty Catalog to purchase Specialty Catalog and the percent of outstanding shares of Specialty Catalog expected to be represented in such group;

    o the actions previously taken by the board of directors to prevent the actions of Mr. Naggar and possibly other stockholders participating with him from triggering the anti-takeover provisions of Section 203 of the DGCL, so that Specialty Catalog was legally able to consummate the merger;

    o the actions previously taken by the board of directors to eliminate or negate the effects of Specialty Catalog's Rights Plan, so that Specialty Catalog could engage in the transaction with Mr. Naggar without triggering the "poison pill" contained in the Specialty Catalog Rights Plan;

    o the anticipated structure, process and timing of a proposal or draft form of merger agreement from Mr. Naggar;

    o financing of a proposal from Mr. Naggar; and

    o preliminary review of the material terms expected to be contained in the draft form of merger agreement to be submitted by Mr. Naggar to the special committee and its counsel.

     The special committee also asked to be provided with the most recent projections, financial information and budgets of Specialty Catalog prepared by the management of Specialty Catalog. At the request of the special committee, management of Specialty Catalog subsequently arranged to make a presentation to the special committee and arranged for the special committee to conduct its own on site due diligence of Specialty Catalog's facilities.

     On April 24, 2001, Mr. Franklin and Mr. Grabowski entered into preliminary discussions concerning Mr. Grabowski's participation in the transaction and continuing as Chief Executive Officer of Specialty Catalog following completion of a transaction.

     On April 25, 2001, the special committee received information regarding two investment banks that the special committee was considering as possible financial advisors to the special committee. The special committee also received confidential non-public financial projections for Specialty Catalog for the balance of 2001 and for years 2002 through 2005 which had been prepared by the management of Specialty Catalog for the use of the board of directors as well as extensive background information on Specialty Catalog, all of which was reviewed by the special committee.

     On April 25, 2001, the special committee met telephonically with representatives of Sullivan & Cromwell to discuss the status of the special committee's discussions with potential financial advisors to the special committee as well as to discuss various legal, financial and operational due diligence issues relating to Specialty Catalog.

     Late in the day on April 25, 2001, Mr. Naggar filed a Schedule 13D (Amendment No. 2) with the SEC which disclosed the possibility of his making a preliminary proposal regarding a transaction.

     On April 26, 2001, Messrs. Grabowski and McCain attended a hearing at The Nasdaq Stock Market, Inc. regarding our continued failure to meet certain listing standards.

     On April 26, 2001, the special committee met telephonically with representatives of Sullivan & Cromwell to review the due diligence and investigations regarding Specialty Catalog conducted by the special committee and Sullivan & Cromwell as of such date and to discuss its schedule of further due diligence for the upcoming week.

     On April 26, 2001, Mr. Naggar contacted Mr. Moore by telephone to formally propose a transaction in which an entity formed by Mr. Naggar would acquire all of the shares of Specialty Catalog not owned by Mr. Naggar or the other Continuing Stockholders for $3.25 in cash per share. During the course of the discussion, Mr. Naggar outlined his interest in and concerns about Specialty Catalog and explained his valuation of the shares to be purchased. Mr. Naggar explained that he had run a number of different economic scenarios through his returns analysis and that while he had a long interest and belief in the Specialty Catalog business, he believed that there are significant business risks inherent in the direct marketing of wigs as had been apparent in Specialty Catalog's performance over the last couple of years. Taking into account these risks, Mr. Naggar believed that his offer of $3.25 per share was reasonable. Mr. Naggar did not indicate which other stockholders of Specialty Catalog he expected would also become Continuing Stockholders.

     On April 27, 2001, the special committee interviewed Mr. Mike Patile of Fleet Securities, Inc. and Mr. Richard Lewisohn of Burnham Securities in connection with retaining a financial advisor for the special committee. After discussing the credentials of Burnham Securities to serve as financial advisor to the special committee, Burnham Securities provided Mr. Moore with a draft form of engagement letter.

     On April 28, 2001, Mr. Naggar had a telephone meeting with Mr. Moore to discuss the $3.25 merger consideration per share previously offered by Mr. Naggar. Mr. Moore indicated to Mr. Naggar prior to such discussions of the merger consideration that he was in the process of becoming fully informed about Specialty Catalog and its value and that the special committee had not yet engaged a financial advisor. Mr. Moore noted, however, that he had conducted his own preliminary review of Specialty Catalog and had engaged in preliminary discussions with Burnham Securities regarding the range of fair values for the common stock of Specialty Catalog, and that based on this preliminary review and discussions he believed that $3.25 per share was an inadequate price. During such discussions and in reaction to Mr. Moore's statement that $3.25 per share was an inadequate price, Mr. Naggar increased his offer to $3.50 cash per share. Mr. Moore indicated that this offer was still inadequate. Although Mr. Moore believed that both the initially proposed offer of $3.25 and the increased offer of $3.50 were insufficient, Mr. Moore had not yet concluded what price would be acceptable.

     On April 29, 2001, Mr. Naggar had further telephonic discussions with Mr. Moore during which he increased his offer to $3.75 cash per share. Mr. Naggar believed that while there was more risk in undertaking a transaction at $3.75 per share it was still within his acceptable returns analysis and if Specialty Catalog was not willing to enter into a transaction at a lower price he was willing to offer $3.75 per share but no higher. Mr. Naggar indicated to Mr. Moore that this was his best and final offer and that his offer would expire at the close of business on May 4, 2001 if a definitive merger agreement with Specialty Catalog was not signed and if the special committee did not receive a fairness opinion from Burnham Securities.

     On April 29, 2001, the special committee met telephonically with representatives of Sullivan & Cromwell. The special committee relayed the substance of its discussions with Mr. Naggar during the preceding three days regarding Mr. Naggar's offer, which discussions had culminated in the proposed merger consideration being increased by Mr. Naggar from $3.25 per share to $3.75 per share. The special committee also reported on its discussions with investment banking firms and indicated its desire to retain Burnham Securities as its financial advisor subject to confirmation that Burnham Securities was independent of Mr. Naggar and the other stockholders of Specialty Catalog, who were or might later become Continuing Stockholders. The special committee chose Burnham Securities because of its general reputation, its prior experience in advising the previous special committee of the board of directors of Specialty Catalog in connection with the proposed acquisition of Specialty Catalog by Golub Associates in 1999, which transaction had not been consummated, the fact that Burnham Securities' proposed fee was less than that proposed by the other investment bank interviewed, and the fact that Burnham Securities indicated that it could perform its fairness analysis and tender its fairness opinion in the time frame contemplated by Mr. Naggar's offer.

     On April 30, 2001, at the direction of the special committee, representatives of Sullivan & Cromwell contacted representatives of Burnham Securities to inquire into the independence of Burnham Securities for purposes of it potentially serving as financial advisor to the special committee. Following this telephone call, Burnham Securities sent a proposed form of engagement letter to Sullivan & Cromwell. Later that day, representatives of Sullivan & Cromwell met telephonically with the special committee to report on the results of the inquiry. Representatives of Sullivan & Cromwell advised the special committee about the standards of independence under applicable law. Representatives of Sullivan & Cromwell also reviewed for the special committee its relatively minor drafting comments on the language of the engagement letter for Burnham Securities. The special committee then determined that Burnham Securities was independent and approved the engagement of Burnham Securities as financial advisor to the special committee, subject to finalizing the engagement letter with Burnham Securities. Representatives of Sullivan & Cromwell and representatives of Burnham Securities subsequently satisfactorily resolved all of Sullivan & Cromwell's drafting comments regarding the engagement letter and such engagement letter was executed by Burnham Securities and Specialty Catalog, dated as of April 30, 2001. The special committee subsequently directed representatives of Burnham Securities to undertake a financial analysis of Mr. Naggar's offer in order to permit Burnham Securities to render an opinion as to the fairness, from a financial point of view, of such offer to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders).

     Mr. Moore subsequently had discussions with the management of Specialty Catalog regarding the projections. Management indicated that these projections were target projections that were based upon achieving the assumptions set forth in the projections which changes were intended to yield more realistically achievable projections since Burnham Securities believed the assumptions used in the projections were aggressive. After discussions with Burnham Securities, management agreed to certain changes to the assumptions used in the projections. However, after receiving the adjusted projections, it was still the view of the special committee and Burnham Securities that the adjusted projections remained overly optimistic and did not take into account the history of Specialty Catalog missing its projections, the current state of the economy and the market in which Specialty Catalog operates, and other events expected to lower operating results.

     On April 30, 2001, the board of directors held a telephonic meeting. Mr. Moore reviewed the status of the negotiations of the special committee with Mr. Naggar, including the discussions of the merger consideration offered and other material terms of the transaction. Mr. Moore noted that he had rejected the initial offer from Mr. Naggar of $3.25 per share and that after several conversations Mr. Naggar agreed to increase the offer to $3.75 per share, which Mr. Naggar had stated was his best and final offer. Mr. Moore also reported to the board of directors that Mr. Naggar had stated that his offer would expire at the close of business on May 4, 2001, if a definitive merger agreement with Specialty Catalog was not signed and if the special committee did not receive a fairness opinion from Burnham Securities. The board of directors also discussed the advisability of disclosing Mr. Naggar's offer and all of the directors (other than Mr. Naggar who abstained) determined that Specialty Catalog should issue a press release. After the meeting, Specialty Catalog issued a press release announcing that Mr. Naggar had made an offer to acquire for cash, through merger, all of the issued and outstanding shares of common stock of Specialty Catalog, other than shares held by Acquisition Corp. for $3.75 per share.

     From the morning of April 30, 2001 to late in the day on May 1, 2001, the special committee had a series of conversations with Messrs. Franklin, Grabowski and McCain regarding the results of operations, financial condition, business and prospects of Specialty Catalog, including the financial projections supplied by Specialty Catalog to the special committee, economic and market conditions and the catalog/specialty distributor industry. The special committee also requested, received and reviewed further information on Specialty Catalog and its industry.


     On and continuing after April 30, 2001, discussions among Messrs. Naggar and Franklin, independently and jointly, were held with Golub Associates and its representatives relating to the LEG Parties providing subordinated mezzanine financing for use in a transaction and the possibility of LEG Partners III participating in a transaction as a Continuing Stockholder.

     On or about April 30, 2001, Golub Associates, on behalf of the LEG Parties, negotiated the terms of the subordinated mezzanine financing with Messrs. Naggar and Franklin and circulated several drafts of a proposed letter of intent.


     On April 30, 2001, Specialty Catalog received a summary term sheet from Fleet National Bank relating to the extension of credit to Specialty Catalog by Fleet National Bank after the merger under an amendment to Specialty Catalog's current bank facility.

     On or about April 30, 2001, Mr. Naggar and Mr. Franklin held discussions regarding Mr. Franklin's potential involvement with Acquisition Corp. Mr. Franklin indicated that he was not interested in taking an active role as a potential buyer of Specialty Catalog. However, Mr. Franklin indicated that he may be interested in participating as a passive equity investor at a later date, once the deal structure and definitive agreement had been finalized.

     On May 1, 2001, Mr. Franklin, filed a 13D (Amendment No. 2) with the SEC in which Mr. Franklin indicated that he was considering the possibility of participating in a possible transaction involving Specialty Catalog.

     On May 1, 2001, Nicolas Berggruen, who in his capacity as an investment advisor of Alexander is the beneficial owner of 279,700 shares of common stock of Specialty Catalog, also filed a 13D (Amendment No. 1) indicating that Alexander Enterprise Holding Corp. and its representatives had various preliminary discussions with Mr. Naggar concerning the possibility of participating with Mr. Naggar in a transaction.

     On May 2, 2001, the special committee, representatives of Sullivan & Cromwell and representatives of Burnham Securities, participated in a telephonic presentation by Messrs. Grabowski and McCain regarding Specialty Catalog at which numerous legal and financial due diligence questions were posed to and answered by the management of Specialty Catalog.

     The special committee and its counsel received a draft form of merger agreement from legal counsel to Mr. Naggar on May 2, 2001. Later in the day, the special committee held a telephonic meeting with representatives of Sullivan & Cromwell, during which representatives of Sullivan & Cromwell reviewed and discussed the significant terms of the draft form of merger agreement with the special committee including: (i) termination events and the reimbursement of Acquisition Corp.'s expenses in connection with certain termination events; (ii) the scope of Specialty Catalog's representations and warranties; (iii) the scope of the parties' closing conditions, including financing conditions; and (iv) limits on Acquisition Corp.'s expenses to be incurred or reimbursed by Specialty Catalog. The special committee also discussed with Sullivan & Cromwell comments and proposed changes to the draft of the merger agreement for submission to legal counsel to Mr. Naggar. During the evening of May 2, 2001, representatives of Sullivan & Cromwell negotiated with counsel for Mr. Naggar changes to the draft of the merger agreement, as sought by the special committee. The special committee also contacted Mr. Naggar to request that Mr. Naggar increase the merger consideration proposed from $3.75 per share to $4.25 per share. In making this counterproposal, the special committee believed, based on its own review of Specialty Catalog and the advice of Burnham Securities, that $3.75 per share was within the range of fair consideration. However, the special committee made the counterproposal in an effort to obtain not only a fair price for the stockholders of Specialty Catalog (other than Acquisition Corp. and its current and future stockholders) but also to obtain the best price obtainable from Mr. Naggar.


     On May 2, 2001, Golub Associates, on behalf of LEG Partners III, filed a 13D (Amendment No. 4) indicating it had held preliminary discussions with Mr. Naggar and other stockholders concerning the possibility of participating with Mr. Naggar in a transaction in addition to the mezzanine financing. Golub Associates further indicated that it had discussions with Mr. Naggar regarding various proposals to provide a portion of the financing needed by Mr. Naggar to fund a transaction.


     On May 3, 2001, First Global, Ionic, Oracle and Three Greens, and others filed a Schedule 13D (Amendment No. 2) with the SEC in which the filers indicated that they had held preliminary discussions with Mr. Naggar concerning the possibility of participating with Mr. Naggar in a transaction.

     On May 3, 2001, negotiations continued between the special committee and its representatives and Mr. Naggar's representatives. Counsel for Mr. Naggar subsequently distributed a revised draft of the merger agreement. After reviewing the revised draft of the merger agreement, the special committee met with its legal and financial advisors to discuss unresolved issues in the agreement. Representatives of Sullivan & Cromwell were provided with detailed direction from the special committee and were directed to continue negotiations with counsel for Mr. Naggar. Prior to commencing such further negotiations, the special committee was informed by Mr. Naggar in writing that the proposed merger consideration of $3.75 per share would not be increased and constituted the best and final offer that Mr. Naggar would make. Mr. Naggar also emphasized that his proposal would expire at the close of business on May 4, 2001, if a definitive merger agreement with Specialty Catalog was not signed and if the special committee did not receive a fairness opinion from Burnham Securities. Representatives of Sullivan & Cromwell, with continued guidance from the special committee, continued negotiations with counsel for Mr. Naggar regarding the draft of the merger agreement throughout May 3, 2001 and into the morning of May 4, 2001.

     On May 3, 2001, Messrs. Franklin and Grabowski held formal discussions regarding proposed arrangements for Mr. Grabowski's participation in the transaction and continuation as Chief Executive Officer of Specialty Catalog after the merger.

     On the morning of May 4, 2001, Mr. Moore and representatives of Burnham Securities undertook a tour of our facilities and posed numerous due diligence inquires to the management of Specialty Catalog. Later that day, the special committee met telephonically with its legal and financial advisors to review the substantially finalized merger agreement. Representatives of Burnham Securities presented to the special committee an extensive written and oral financial analysis of the proposed transaction. Mr. Moore relayed to representatives of Burnham Securities and Sullivan & Cromwell that he had requested that Mr. Naggar increase the merger consideration proposed from $3.75 per share to $4.25 per share but that Mr. Naggar had responded to such request in writing indicating that the proposed merger consideration of $3.75 per share would not be increased and constituted the best and final offer that Mr. Naggar would make. At the end of such presentation, representatives of Burnham Securities delivered their oral opinion to the special committee, which opinion was subsequently confirmed in writing, to the effect that, as of May 4, 2001, the merger consideration of $3.75 per share was fair, from a financial point of view, to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). The special committee adopted the conclusion and analyses of Burnham Securities. The special committee then determined that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). The special committee then resolved to recommend that the board of directors of Specialty Catalog approve and declare advisable the merger and the merger agreement; and resolved to recommend that the stockholders of Specialty Catalog approve and adopt the merger and the merger agreement if submitted for their approval.

     Following the special committee meeting on May 4, 2001, the board of directors met telephonically (Mr. Naggar recused himself from the meeting). At that meeting, the board of directors discussed the terms of the merger agreement; and Mr. Moore summarized Burnham Securities' analyses regarding the fairness of the transaction, reviewed the process undertaken by the special committee, and advised the board of directors that Burnham Securities had provided its opinion orally and would provide a written opinion that the consideration to be received by the stockholders of Specialty Catalog was fair, from a financial point of view, to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). The special committee then recommended that the board of directors approve and declare advisable the merger and the merger agreement.

     After receiving the recommendation of the special committee, the board of directors, with all members voting in favor, other than Mr. Naggar who was not in attendance, among other things: (1) determined that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders), (2) approved the merger and the merger agreement and declared the merger and merger agreement advisable; and (3) recommended that Specialty Catalog stockholders approve and adopt the merger and the merger agreement if submitted for their approval.


     On May 4, 2001, Specialty Catalog, Acquisition Corp., and Golub Associates, on behalf of the LEG Parties, entered into a letter of intent regarding the LEG Parties' consideration of a potential subordinated debt and warrant investment in Acquisition Corp. to finance the merger.


     On May 4, 2001, the merger agreement was executed by Specialty Catalog and Acquisition Corp. and Specialty Catalog issued a news release announcing the execution of the merger agreement.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; CONSIDERATIONS IN CONNECTION WITH THE MERGER, FAIRNESS OF THE MERGER

     Each of the special committee and the board of directors recommends that the stockholders approve and adopt the merger and the merger agreement. Both the special committee and the board of directors, upon the recommendation of the special committee, have determined that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders).

 Recommendation of the Special Committee and the Board of Directors

     The special committee has determined that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). The special committee expressed no opinion as to the fairness of the merger and the merger agreement to Acquisition Corp. or the other Continuing Stockholders. Accordingly, the special committee has recommended to the board of directors that it approve and declare advisable the merger and the merger agreement and has recommended that Specialty Catalog stockholders vote to approve and adopt the merger and the merger agreement. The board of directors, upon the recommendation of the special committee, has approved the merger and the merger agreement and declared the merger and the merger agreement advisable and has recommended that Specialty Catalog stockholders adopt and approve the merger and the merger agreement.


 Considerations of the Special Committee

     During the course of its deliberations and in recommending adoption of the merger agreement and approval of the merger, the special committee considered, with the assistance of its financial and legal advisors, a number of factors, including the following material factors:

 o Information with respect to the results of operations, financial condition, business and prospects of Specialty Catalog and the economic and market conditions affecting Specialty Catalog and the catalog/specialty distributor industry. This information allowed the special committee to consider Specialty Catalog and its performance and prospects in the context of the industry in which it operates and the economy as a whole as well as to assess, in this context, the reasonableness and completeness of the financial information, financial projections and assumptions provided by the management of Specialty Catalog to both the special committee and its financial advisor, Burnham Securities. This assessment was necessary since such financial information and projections were used by Burnham Securities in performing the financial analyses summarized below which supported the fairness opinion of Burnham Securities. The special committee considered this to be a factor that weighed in favor of the merger.

 o Non-public financial projections for Specialty Catalog prepared by the management of Specialty Catalog, the risks and uncertainties associated with meeting these financial projections and the possible future values of the shares of Specialty Catalog if the financial projections are, or are not, met. These projections are based upon numerous assumptions relating to, among other things, industry performance, market and financial conditions, as well as factors not within the control of a company, that must be made in attempting to determine the value of a company by projecting future cash flows. Although the special committee was aware that the upper range of implied value per share obtained from Burnham Securities' valuation analyses, some of which analyses were based in part on the financial projections of Specialty Catalog, was in excess of the per share merger consideration (such range of implied value per share being $1.42 to $5.98), the special committee believed that the merger was a superior alternative to attempting to achieve value in excess of the per share merger consideration as an independent publicly traded company. This is because of the special committee's view, based on discussions with Burnham Securities, that there were significant risks and uncertainties associated with Specialty Catalog being able to achieve the performance assumptions underlying an implied value of the shares of Specialty Catalog in excess of the per share merger consideration, that the projections were based on overly optimistic assumptions and that the projections did not take into account the history of Specialty Catalog missing its projections and other events expected to lower operating results. Despite this, the special committee believed that the use by Burnham Securities of such financial projections was reasonable since Burnham Securities recognized the limitations of such projections and, as discussed below under "OPINION OF BURNHAM SECURITIES INC.," adjusted the weighting given to each valuation analysis accordingly. These assumptions include achieving the financial results set forth in the financial projections for Specialty Catalog as well as market conditions occurring that would provide favorable valuation multiples. In determining the independent going concern value of Specialty Catalog for purposes of determining the fairness of the merger, the special committee relied upon and adopted the financial analyses performed by Burnham Securities summarized below. On balance, the special committee considered the financial projections for Specialty Catalog to be a factor that weighed in favor of the merger.

 o The presentation made by Burnham Securities to the special committee on May 4, 2001 and Burnham Securities' oral opinion as of that date, which was confirmed in writing, dated as of May 4, 2001, to the effect that, based upon the assumptions made, matters considered and limitations on the review described in the written opinion, as of the date of the opinion, the $3.75 per share merger consideration to be received by the Specialty Catalog stockholders is fair from a financial point of view to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). The special committee relied on the financial analyses performed by Burnham Securities to determine the going concern value of Specialty Catalog. In its review of the analyses performed by Burnham Securities, the special committee did not weigh each of the analyses prepared by Burnham Securities separately, but rather considered them as a whole. The special committee considered the presentation by and opinion of Burnham Securities to be a factor that weighed in favor of the merger.

 o The $3.75 per share merger consideration represents a significant premium over the prices at which the shares have traded over the previous twelve months. The historical market prices of the shares were deemed relevant because they indicate the arm's length trading prices of shares as determined in the open market. The special committee considered the fact that the shares had traded at prices as high as $3.00 per share and as low as $1.78 per share during the twelve month period prior to the public disclosure of Mr. Naggar's intent to make a merger proposal on April 25, 2001. The special committee also considered the fact that the $3.75 per share merger consideration represented a premium of approximately 42%, 58%, 50%, 25% and 110%, respectively, over the per share closing market price one day, one week, four weeks, at the 52-week high and at the 52-week low, respectively, prior to the public disclosure of the potential merger on April 25, 2001. The special committee realized the shares had at times traded at prices in excess of $6.00 per share during 1997 and 1998; however, the special committee believed, according to the financial analyses undertaken by Burnham Securities, that the earnings, operations, and prospects of Specialty Catalog no longer supported such a price per share. The special committee considered the historical trading price of the shares to be a factor that weighed in favor of the merger since it would allow stockholders of Specialty Catalog to realize a significant premium over prices at which the shares could have been sold over the past twelve months.

 o The conclusion of the special committee, based on the extensive negotiations by and on behalf of the special committee with Mr. Naggar and his advisors, that Specialty Catalog has obtained the highest price per share that Acquisition Corp. is willing to pay. This determination was the result of the special committee's good faith negotiations with Mr. Naggar and his advisors in an attempt to obtain the highest possible price and the fact that the per share merger consideration was increased by Mr. Naggar by approximately fifteen percent to a price which is $0.50 per share more than the initial proposal of $3.25 per share made by Mr. Naggar. The special committee considered this to be a factor that weighed in favor of the merger since the special committee believed no third party would offer a higher price to stockholders of Specialty Catalog for their shares than the price offered by Mr. Naggar.

 o The likelihood that a third party would not be willing to offer a higher per share price than Acquisition Corp. in light of:

   (1) the fact that prior to the April 30, 2001 public disclosure of Mr. Naggar's offer to acquire Specialty Catalog and since 1998 Specialty Catalog and its advisors have solicited indications of interest regarding a possible sale of Specialty Catalog, including presenting fifty-three prospective purchasers with detailed information concerning Specialty Catalog, and did not receive any offer from any other buyer, other than Golub Associates, of an interest relating to a merger or consolidation, sale or other transfer of all or a substantial part of the assets of Specialty Catalog or a purchase of the securities of Specialty Catalog that would enable the holder to exercise control of Specialty Catalog at a price in excess of $3.75 per share.

   (2) the fact that, as discussed in detail under "SPECIAL FACTORS -- Material Contacts And Board of Directors Deliberations," in January 2000, Specialty Catalog executed a merger agreement with Golub Associates which provided for merger consideration of $5.00 per share upon the satisfaction of certain conditions to the consummation of such merger, which merger agreement was subsequently terminated. The special committee considered the $5.00 per share merger consideration offered by Golub Associates in January 2000 in the context of the stronger market economy and Specialty Catalog share price performance and prospects at that time versus at the time of the Naggar merger agreement and noted that, although the per share merger consideration offered by Golub Associates was higher than that offered by Naggar, it did not represent a greater premium to stockholders of Specialty Catalog. The $5.00 per share merger consideration offered by Golub Associates represented a premium of approximately 40%, 29%, 48%, 21% and 111%, respectively, over the per share closing market price one day, one week, four weeks, at the 52-week high and at the 52-week low, respectively, prior to the public disclosure of the potential Golub Associates merger. As discussed above, the $3.75 per share merger consideration in the Naggar merger agreement represents a premium of approximately 42%, 58%, 50%, 25% and 110%, respectively, over the per share closing market price one day, one week, four weeks, at the 52-week high and at the 52-week low, respectively, prior to the public disclosure of the potential Naggar merger. Therefore the special committee did not believe that the higher per share merger consideration offered by Golub Associates in January 2000 indicated that a third party would be willing to offer a higher per share price than Acquisition Corp. in May 2001;

(3) the fact that, in the period of time between April 25, 2001, when Mr. Naggar filed an Amended Schedule 13D with the SEC indicating his intent to submit a proposal to acquire Specialty Catalog, and the special committee's decision to recommend approval and adoption of the merger and the merger agreement on May 4, 2001, Specialty Catalog did not receive any proposals from any third party regarding a potential acquisition transaction.

     The special committee considered these to be factors that decreased the likelihood that a third party would make a superior offer and, as such, considered these to be factors that weighed in favor of the merger. The special committee also considered these to be factors that enabled the special committee to determine that the merger was fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) despite the special committee not being authorized to solicit other indications of interest.

 o In light of the relatively thin trading market and lack of liquidity of the shares, the merger will afford stockholders an opportunity to dispose of their shares without the possible diminution of value resulting from the lack of an active trading market. The liquidity of the shares may be further decreased if the shares are delisted from The Nasdaq National Market. Specialty Catalog received a Nasdaq Staff Determination Letter indicating that the market value of its public float was below $5,000,000 as required by The Nasdaq National Market for over thirty consecutive trading days and therefore the shares are subject to delisting from The Nasdaq National Market. Specialty Catalog requested and was given a hearing before the Nasdaq Listing Qualifications Panel to review the staff determination in an attempt to retain its listing on The Nasdaq National Market. Since the first public announcement of the proposed merger, the share price of Specialty Catalog common stock increased, thereby causing the market value of public float of Specialty Catalog to be in compliance with all requirements for continued listing on The Nasdaq National Market and Specialty Catalog is not currently subject to review by The Nasdaq Stock Market, Inc. While an established public trading market exists with respect to Specialty Catalog common stock, there can be no assurance that, in the event the merger is not consummated, the common stock will remain listed on The Nasdaq National Market or otherwise be subject of an established trading market. These factors affect the likelihood that a share price in excess of the per share merger consideration offered under the merger agreement would be achieved in the foreseeable future and, as such, the special committee considered them to be factors that weighed in favor of the merger.

 o Approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon and, under Delaware law, Specialty Catalog's stockholders have the right to an appraisal of the value of their shares in connection with the merger. Therefore, the merger cannot proceed without the support of a majority of stockholders, and stockholders who do not support the merger and pursue their appraisal rights will be entitled to have their shares purchased at a price to be determined in a judicial proceeding. The special committee considered this to be a factor that weighed in favor of the merger.

 o The consideration to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by Specialty Catalog's stockholders. The special committee considered this to be a factor that weighed in favor of the merger.

 o Specialty Catalog repurchased a block of its shares of common stock at an average price of $2.63 per share based on repurchases during 2000 and at an average price of $3.56 per share based on repurchases during 1999 and 2000. The special committee considered this to be a factor that weighed in favor of the merger since the repurchases were made on the open market and the average repurchase prices indicate the arm's length trading prices of shares of Specialty Catalog as determined in the open market for such repurchases and what the market and the sellers of such repurchased shares presumably believed was a fair price for such shares.

 o The $3.75 per share merger consideration represents an amount in excess of the net book value per share of $2.01 as of December 30, 2000. The special committee considered this to be a factor that weighed in favor of the merger.

 o The board of directors delegated broad powers to the special committee to conduct its evaluation and review of the merger proposal and negotiate with Mr. Naggar and his advisors and, to advise the board of directors in connection with these matters, the special committee engaged Burnham Securities as its financial advisor and Sullivan & Cromwell as its legal advisor. Accordingly, the per share merger consideration and the other terms and conditions of the merger agreement were the result of good faith negotiations among the special committee and Mr. Naggar and their respective advisors. The special committee considered this to be a factor that weighed in favor of the merger.

 o The merger agreement does not unduly deter a third party from making an acquisition proposal, inhibit the special committee from withdrawing or modifying its approval or recommendation of the merger or the merger agreement, or inhibit the board of directors from approving, recommending or accepting an acquisition proposal that the special committee determines to be of a higher price per share and more favorable to the stockholders of Specialty Catalog than the merger. Specifically, the merger agreement includes provisions which permit the special committee to withdraw its recommendation of the merger if there is a more favorable acquisition proposal, permit the board of directors to terminate the merger agreement in order to accept a more favorable acquisition proposal with a third party, and limit the aggregate amount of expenses that Specialty Catalog may incur on behalf of Acquisition Corp. and its affiliates and expenses for which Acquisition Corp. and its affiliates may seek reimbursement from Specialty Catalog upon termination of the merger agreement to $400,000, except if Specialty Catalog consummates an acquisition proposal that was inquired or made prior to the termination of the merger agreement. Since the merger would not preclude a third party from making a superior proposal prior to consummation of the merger, the special committee considered this to be a factor that weighed in favor of the merger. The special committee also considered this to be a factor that enabled the special committee to determine that the merger was fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) despite the special committee not being authorized to solicit other indications of interest.

 o The merger is subject to a financing condition. Although the special committee and the board of directors anticipate that Acquisition Corp. will be able to secure the financing required to consummate the merger, there is no assurance that Acquisition Corp. will be successful in securing such financing and therefore the financing contingency increases the risk that the merger will not be consummated. Due to this risk, the special committee considered this to be a factor that weighed against the merger.

 o The possible conflicts of interest of certain directors and members of management of Specialty Catalog, discussed below. The special committee considered this to be a factor that weighed against the merger.

 o The likelihood that although some stockholders of Specialty Catalog may prefer to receive cash for their shares, others may prefer to maintain an equity ownership interest in Specialty Catalog. If the merger is consummated, Specialty Catalog stockholders, other than the Continuing Stockholders, will receive cash for their shares, and thus it will no longer be possible for the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders,) to maintain an equity ownership interest in Specialty Catalog. The special committee considered this to be a factor that weighed against the merger.

 o The board of directors did not authorize the special committee to solicit indications of interest from third parties relating to a possible acquisition of Specialty Catalog or to conduct an auction of Specialty Catalog to third parties. The special committee considered this to be a factor that weighed against the merger.

 o If the merger is completed, the member of the special committee will receive (solely in his capacity as a holder of options of Specialty Catalog) $13,750 in merger consideration. The special committee, however, believes that his interests are consistent with the interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders.) The member of the special committee will also receive compensation for his services as a member of the board of directors. See "SPECIAL FACTORS -- Special Committee." The special committee believes that this payment does not present a conflict of interest because this compensation is payable for serving on the board of directors whether or not the merger is completed. The special committee considered this to be a neutral factor with respect to the merger.

 o The experience and familiarity of the special committee with Specialty Catalog. Mr. Moore, the sole member of the special committee, was elected to the board of directors of Specialty Catalog on April 17, 2001. The merger agreement was executed on May 4, 2001. During the period from April 17, 2001 to May 4, 2001, Mr. Moore undertook an intensive and extensive review of Specialty Catalog and the catalog/specialty distributor industry. Mr. Moore also had numerous discussions with the management and certain directors of Specialty Catalog as well as with the financial advisors to the special committee regarding the results of operations, financial condition, business and prospects of Specialty Catalog. See "SPECIAL FACTORS -- Material Contacts and Board of Directors Deliberations." The special committee considered this to be a neutral factor with respect to the merger.

     The foregoing discussion of the information and factors considered by the special committee includes all of the material factors considered by the special committee in reaching its conclusions and recommendation but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendation.

     The special committee did not consider book value to be a material factor because it does not believe that book value is a true indication of the value of Specialty Catalog, because it is a reflection of the historical value of the assets and liabilities of Specialty Catalog as recorded on the balance sheet of Specialty Catalog in accordance with GAAP and not a reflection of either the current fair market value of such assets and liabilities or their value as part of a profitable going concern. The special committee also did not view the liquidation value of the assets of Specialty Catalog to be a material factor because it believes that the value that could be obtained through a liquidation of the assets of Specialty Catalog would be significantly less than the value that could be obtained through a sale of Specialty Catalog as a going concern since liquidation value reflects the projected price that could be obtained for the assets of Specialty Catalog if it went out of business and assumes that such assets would be sold separately from the rest of Specialty Catalog and therefore does not reflect the value of the assets as part of a profitable going concern or the goodwill of Specialty Catalog.


 Considerations of the Board of Directors

     The board of directors consists of five directors, one of whom served on the special committee. At the May 4, 2001 meeting of the board of directors, during which all directors except Mr. Naggar attended, the special committee reported to the other members of the board of directors on its review of the merger agreement and the related financing commitments and the factors taken into account by the special committee in reaching its determination that the merger and the merger agreement are fair to, advisable and in the best interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). Accordingly, the same factors considered by the special committee were taken into account by the entire board of directors and the board of directors adopted the conclusion and analyses of the special committee. In addition, Specialty Catalog's board of directors considered the determinations and recommendations of the special committee and believes that these factors support the board of directors' fairness determination. Furthermore, the board of directors considered the fact that the $3.75 per share merger consideration and the terms and conditions of the merger agreement were the result of good faith negotiations among the special committee and Mr. Naggar and their respective advisors. The board of directors believes that this factor supports the board of directors' fairness determination.

     Additionally, in arriving at the board of directors fairness determination, the board of directors considered the fact that it had engaged Marlin Holdings to, among other things, help structure and coordinate a management buyout or other privatization transaction, that Mr. Franklin, who is the Chairman and Chief Executive Officer of Marlin Holdings, is a director of Specialty Catalog and that Marlin Holdings will receive a payment of approximately $250,000 upon closing of the merger as provided under the terms of the Marlin Engagement Agreement. See "SPECIAL FACTORS -- Related Agreements
- Engagement of Marlin Holdings, LLC". The board of directors considered this to be a neutral factor with respect to the board of directors' fairness determination.

     The board of directors, including the member of the special committee, also believes that the merger is procedurally fair because, among other things:


 o The special committee consisted of one non-employee, independent director appointed by the board of directors to represent solely the interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders).

 o  The member of the special committee is not a Continuing Stockholder.

 o The special committee retained Burnham Securities, an independent financial advisor, to act for the purpose of preparing an opinion and report concerning the fairness of the merger consideration.

 o The special committee retained Sullivan and Cromwell, an independent legal advisor, to assist it in negotiating the terms of the merger.

 o The $3.75 per share merger consideration and the other terms and conditions of the merger agreement resulted from active good faith negotiating between the special committee and its representatives, and Mr. Naggar and his representatives. The special committee conducted extensive negotiations on behalf of Specialty Catalog, and the negotiations were extensive. The special committee devoted substantial time and effort in evaluating the terms and conditions of the merger agreement and the merger consideration.

 o Neither the special committee nor the special committee's advisors, who negotiated the terms and conditions of the merger agreement with Acquisition Corp., had a financial interest in the merger that could present them with actual or potential conflicts of interest.

 o All unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) will be treated the same in the merger, i.e., all will receive a cash payment of $3.75 per share. Acquisition Corp. and certain Continuing Stockholders are, by contrast, making additional investments in Specialty Catalog, which investments are necessary to pay out the merger consideration and to restructure the capitalization of Specialty Catalog.

 o The fairness of the $3.75 per share merger consideration to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) is subject to evaluation by an independent state court - the Delaware Court of Chancery - through the mechanism of appraisal rights in accordance with the Delaware General Corporation Law. This gives the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) an opportunity (provided they preserve and perfect their appraisal rights as more fully described in "SPECIAL FACTORS -- Appraisal Rights") to present in a neutral forum their basis for objecting to the value of the merger consideration and, if the Delaware court deems it appropriate, the court may order the payment of more than $3.75 per share.

     The board of directors believes that each of these factors supports its procedural fairness determination. In consideration of the procedural fairness of the merger to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders), the board of directors did not find it practicable to, and did not,

 o structure the merger agreement so that the approval of at least a majority of such unaffiliated stockholders is required to consummate the merger, and

 o engage independent financial and legal advisors on behalf of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of the stockholders of Specialty Catalog other than Acquisition Corp. and its current and future stockholders) (however, the special committee engaged an independent financial advisor, Burnham Securities, for the purpose of preparing an opinion and report concerning the fairness of the merger consideration, and an independent legal advisor to assist it in negotiating the terms of the merger).

     The board of directors believed, in light of the other procedural safeguards set forth above, including the formation of the special committee and the retention of independent financial and legal advisors by the special committee, that the totality of the circumstances gave rise to its belief that the merger is procedurally fair.

     The members of the board of directors, including the member of the special committee, evaluated the merger in light of their knowledge of the business, financial condition and prospects of Specialty Catalog, and based upon the advice of financial and legal advisors to the special committee. In light of the number and variety of factors that the board of directors considered in connection with their evaluation of the merger, the board of directors did not find it practicable to assign relative weight to any of the foregoing factors.


OPINION OF BURNHAM SECURITIES INC.

     As of April 30, 2001, the special committee of the Specialty Catalog board of directors engaged Burnham Securities to act as its financial advisor in connection with the proposed transaction and to render an opinion as to the fairness, from a financial point of view, to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders), of the consideration to be received by the stockholders of Specialty Catalog in the merger. Burnham Securities was selected based on Burnham Securities' qualifications, experience and reputation in mergers and acquisitions. Burnham Securities rendered its oral opinion (as confirmed in writing) on May 4, 2001 to the special committee that, as of such date, the consideration to be received in the merger by holders of Specialty Catalog common stock was fair, from a financial point of view, to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). The amount of the consideration was determined through negotiations between the special committee and the Acquisition Corp. Burnham Securities did not recommend that any specific consideration was appropriate for the transaction.

     The full text of the opinion delivered by Burnham Securities to the special committee, dated as of May 4, 2001, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Burnham Securities in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. Burnham Securities' opinion addresses only the fairness, from a financial point of view, to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) of the consideration to be received by such holders. Burnham Securities' opinion does not constitute a recommendation as to how any

Specialty Catalog stockholder should vote with respect to the merger. Burnham Securities' opinion does not address the relative merits of the merger or any other transactions or business strategies discussed by the board of directors to proceed with the transaction. The summary of Burnham Securities' opinion set forth below is qualified in its entirety by reference to the full text of its opinion. You are urged to read the opinion carefully in its entirety.

     In undertaking its analysis as to the fairness of the merger, Burnham Securities has relied on traditional valuation techniques, conducted other financial studies and analyses and performed such other investigations and took into account such other factors as it deemed necessary or appropriate for purposes of the opinion expressed, including:

   1. reviewing publicly available information concerning Specialty Catalog since August 1996;

   2. analyzing certain financial statements and other financial and operating data concerning Specialty Catalog prepared by and for the management of Specialty Catalog including a term sheet, dated April 30, 2001, from Specialty Catalog's senior lender, a treasury stock buyback summary which details stock buybacks from 1998 through 2000 and an internal presentation which provided a detailed overview of the business and financial prospects of Specialty Catalog;


   3. Prepared financial projections for the years 2001 through 2005 prepared by the management of Specialty Catalog as summarized in this proxy statement under "SPECIAL FACTORS -- Certain Projections Prepared by Specialty Catalog's Management";


   4. discussing the past and current operations and financial condition and the prospects of Specialty Catalog with the management of Specialty Catalog;

   5. visiting the South Easton, MA facility of Specialty Catalog and engaging in discussions with the management of Specialty Catalog;

   6. comparing the financial performance of Specialty Catalog and the prices and trading activity of Specialty Catalog common stock with that of certain other comparable publicly-traded companies and their securities;


   7. comparing the merger with other transactions involving public and private companies that were deemed to be comparable;

   8. considering the average price per share paid by Specialty Catalog for the 144,000 shares purchased in the open market in 1999 and 2000;

   9. analyzing transactions concluded by Specialty Catalog (Daxbourne and American Healthcare Institute);

   10. considering the dearth of interest in acquiring Specialty Catalog by fifty three candidates whose interest was solicited within the preceding two years and the failed acquisition of Specialty Catalog by Golub Associates in 2000;

   11. considering the potential consequences to Specialty Catalog shareholders if the shares of common stock of Specialty Catalog were delisted from The Nasdaq National Market; and

   12. reviewing the public announcements and filings relating to the merger and the drafts of the merger agreement as they became available and certain other related documents.

     Burnham Securities did not assume responsibility for the independent verification of, and did not independently verify, any of the financial and other information concerning Specialty Catalog in connection with its review of the merger and, in preparing its opinion, Burnham Securities assumed and relied upon the accuracy, completeness and fairness of all such information. In connection with its opinion, Burnham Securities did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Specialty Catalog nor had Burnham Securities been furnished with any such evaluation or appraisal. With respect to the financial projections and business prospects used in its analysis, Burnham Securities assumed such information was reasonably prepared on a consistent basis with prior practice, that they reflected the best currently available estimates and judgments of Specialty

Catalog's management as to expected future financial performance of Specialty Catalog and that they provided a reasonable basis upon which Burnham Securities could form its opinion. Burnham Securities was not requested to opine upon, and its opinion did not in any manner address Specialty Catalog's underlying business decision to proceed with the transaction. Burnham was not requested to and did not, solicit or entertain any other offers of the purchase of the stock or assets of Specialty Catalog or any other transaction involving Specialty Catalog. Burnham Securities assumed that, in all respects material to its analysis, the representations and warranties of Acquisition Corp. and Specialty Catalog contained in the merger agreement were true and correct, that Acquisition Corp. and Specialty Catalog will each perform all of the covenants and agreements to be performed by them under the merger agreement, and that all conditions to the obligations of Acquisition Corp. and Specialty Catalog to effect the merger will be satisfied in the merger agreement, in each case without any waiver or modification of any material terms or conditions by any party thereto.


     Burnham Securities' opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated on, and information made available to Burnham Securities as of, the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion. Burnham Securities assumes no obligation to update, revise or affirm its opinion. Burnham Securities expresses no opinion on the fairness of other potential transactions between Specialty Catalog, Acquisition Corp., and the stockholders, or any other parties.


     The preparation of a fairness opinion is a complex process and involves various subjective judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not necessarily susceptible to partial analysis or summary description. Accordingly, Burnham Securities believes that its analyses and the summaries set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete and misleading view of the processes underlying the analyses performed by Burnham Securities in connection with its opinion. In arriving at its opinion, Burnham Securities did attribute particular weights to analyses or factors considered by it, and made qualitative judgments as to the significance and relevance of each analysis and factor. Burnham Securities did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the Burnham Securities' opinion. In performing its analyses, Burnham Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which may be beyond Specialty Catalog's control. The analyses performed by Burnham Securities do not necessarily confirm actual values and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses, and Burnham Securities assumes no responsibility if actual values or future results are materially different from its assumptions or the results of its analyses. Such analyses were prepared solely as part of the Burnham Securities' evaluation of the fairness to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders), from a financial point of view, of the consideration to be received by such stockholders in the merger. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually can or may be acquired.


     The following is a brief summary of the material financial analyses performed by Burnham Securities in connection with providing its opinion to the special committee of the board of directors and the board of directors of Specialty Catalog on May 4, 2001. Some of the summaries of the financial analyses included information presented in tabular format. To fully understand the financial analyses, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     In rendering its opinion, Burnham Securities, among other things, performed four primary valuation analyses of Specialty Catalog:

   (i) Market Multiple Analysis: This method utilizes certain market information from selected companies that are in comparable businesses and/or have similar sales levels, growth prospects and overall profit margins.

   (ii) Comparable Transactions Multiple: This method is based on a review of comparable transactions in the catalog/specialty distributor industry over a two-year period. These transactions provide a better picture of how companies were actually valued by market participants with regard to size, structure, and value based on the implied and explicit market multiples.

   (iii) Discounted Cash Flow Analysis: This analysis involves a review of Specialty Catalog's internal forecasts and projections regarding its future operations and the cash flows derived therefrom in order to value the shares of Specialty Catalog.

   (iv) Stock Buy-Back Analysis: This analysis involves a review of Specialty Catalog's buy-back of its shares from shareholders over the last two years in the public market.

     After Burnham Securities arrived at its valuation ranges, it then weighted each estimate according to its relative importance. The following weights were applied for each method: Market Multiple - 35%, Comparable Transactions Multiple - 25%, Discounted Cash Flow - 20%, and Stock Buy-Back Analysis - 20%. Burnham Securities granted the Market Multiple and Comparable Transactions Multiple a higher weighting because Burnham Securities believes the public markets' current assessments of comparable companies and transactions are more efficient in valuing ongoing businesses. In addition, the discounted cash flow analysis was underweighted due to the view of Burnham Securities that the projections were based on overly optimistic assumptions and did not take into account the history of Specialty Catalog missing its projections and other events expected to lower operating results and the preference of small specialty catalog companies to consider historical and current cash flows from operations more importantly than projected results when evaluating prospective acquisitions or strategic alliances. Stock buy-backs were underweighted due to the relatively low percentages of shares re-acquired by Specialty Catalog as well as the timing of its purchases.

1. MARKET MULTIPLE ANALYSIS OF PUBLICLY TRADED REFERENCE COMPANIES:

     Burnham Securities compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and operating performance of Specialty Catalog based upon publicly available financial information to that of the following, publicly traded companies:

    o BLAIR CORPORATION (AMEX:BL) Blair Corporation's business consists of the sale of fashion apparel for men and women, plus a wide range of home products that are primarily marketed through direct mail merchandising. The company's targeted customers are from the over "50, low-to-moderate income" market.

    o CONCEPTS DIRECT, INC. (NASDAQ:CDIR) Concepts Direct, Inc. is a direct marketing company that owns and operates five catalog titles and related niche marketing vehicles. It sells personalized paper products and a diverse line of merchandise (gift items, home decorative items and apparel).

    o GAIAM, INC. (NASDAQNM:GAIA) Gaiam, Inc. is a multi-channel lifestyle company dedicated to providing a broad selection of natural and healthy alternatives to traditional information, goods and services. The company uses a multi-channel marketing approach, through catalogs, e-commerce, business-to-business channels, media broadcasts and 21,000 retail points.


    o INTEGRITY INCORPORATED (NASDAQ:ITGR) Integrity, Inc. is engaged in the production, distribution and publishing of Christian lifestyle products developed to facilitate worship, entertainment and education. It sells directly through consumer marketing and wholesale trade methods. It has niche consumer product lines targeting customers who are budget-conscious (Fairhope), African-American (Urban Praise), and greeting cards.

    o J. JILL GROUP, INC. (NASDAQ:JILL) The J. Jill Group, Inc. is a specialty marketer of high quality women's apparel, accessories and gifts. These apparel offerings are almost entirely private label, with emphasis on natural fibers and unique details. J. Jill's target customers are active, affluent women age 35 to 55. The company markets its products through the
      J. Jill catalog, retail stores and the Internet.

    o MOVIE STAR, INC. (AMEX:MSI) Movie Star, Inc. designs, manufactures, markets and sells an extensive line of ladies' sleepwear, robes, leisurewear, loungewear, panties and daywear. The company's products consist of ladies' pajamas, nightgowns, baby dolls, nightshirts, and daywear.

    o RIGHT START, INC. (NASDAQ:RTST) The Right Start, Inc. is a specialty retailer of high quality, developmental, educational and care products for infants and children. RightStart.com's nationally distributed catalog, and RightStart.com's online store are located at www.rightstart.com.

     Burnham Securities selected these companies, which operate in the catalog specialty distributor industry, as comparable because they are publicly traded companies that provide products meeting the lifestyle needs of a particular niche customer base or community. For the purpose of this analysis, these companies may be considered comparable to Specialty Catalog in one or more respects. Burnham Securities analyzed, among other things, the market values and certain other financial data for these companies, including their revenues, earnings before interest, taxes, depreciation and amortization (or EBITDA), earnings per share, enterprise value (market value of equity plus net debt) and all other relevant financial information, in each case for the most recent 12-month period for which information was available.

     Burnham Securities used Specialty Catalog's actual fiscal results for the year ended December 31, 2000 to derive the following multiples:




MULTIPLE:                       ADJUSTED AVERAGE     PRICE PER SHARE
----------------------------   ------------------   ----------------
Price/Sales                            0.29x             $ 3.67
Enterprise Value/EBITDA                5.58x             $ 3.81
Price/Earnings                        13.21x             $ 3.08
Price/ Operating Cash Flow             5.83x             $ 2.79
Price/Book                             1.21x             $ 2.21

     These multiples were applied against management's operating statistics to derive an estimated value for each parameter. A composite valuation was determined by weighing each multiple parameter by its relative importance as a valuation measure.

     Burnham Securities derived a valuation range from $10.5 million (or $2.21 per share) to $18.2 million ($3.81 per share) by compiling a list of average trailing historical multiples that were based upon historical financial information from the composite group of companies.


2. COMPARABLE TRANSACTIONS ANALYSIS:

     During its deliberations, Burnham Securities reviewed over 77 transactions under $50 million of total invested capital (the total amount of capital including debt and equity offered in each transaction) that involved companies in the catalog/specialty distributor industry that exhibited similar financial and operating characteristics and that sell to similar niche customer bases as does Specialty Catalog. In selecting the representative transactions Burnham Securities considered a number of criteria. They include: industry similarities, size of transaction, closely held companies and date of transaction. None of the comparable transactions are representative of a "going private" transaction. The six transactions Burnham Securities considered involved entities comparable to Specialty Catalog such as: Gaiam, Inc., Concepts Direct Inc., and a former competitor (previously noted in Specialty Catalog's filings) Real Goods Trading Company.

     GAIAM, INC. (NASDAQ:GAIA), based in Broomfield, Colorado, is a leading direct marketer (e.g., catalog and online) of alternative energy products such as battery storage systems, solar heaters and refrigerators. In January, 2001, Gaiam, Inc. acquired the publicly traded Real Goods Trading Corp, which had trailing twelve-month revenues of $18.0 million, for a total invested capital of $11.73 million. Gaiam, Inc. paid a multiple of 0.65 to revenues to acquire RGTC.

     ADVANTAGE MARKETING SYSTEM, (AMEX:AMM), based in Oklahoma City, Oklahoma, is a direct marketer of weight management, dietary supplement and personal care products. It reported nine-month revenues of $27.1 million as of September, 2000. It has been pursuing an expansion strategy for its network of independent distributors and acquired Life Science Technologies, Inc., another marketing company, to execute that strategy. Advantage Marketing System paid 0.22 times revenues to acquire Life Science Technologies, Inc.

     NATURAL WONDERS INC. (NASDAQ:NATWQ), based in Fremont, California, is a specialty retailer of unique and affordable gifts inspired by the wonders of science and nature. Natural Wonders Inc. reported 1999 revenues of over $147.1 million and in September, 2000 acquired World of Science stores for a total of $10.55 million (a combination of $5.4 million in cash and assumption of liabilities of $5.1 million). Natural Wonders Inc. paid World of Science shareholders a multiple of 2.93 to EBITDA and a multiple of 0.18 to revenues.

     POTPOURRI HOLDINGS, INC., based in Medfield, Massachusetts, is a leading home/gift and knitting craft cataloger. Potpourri Holdings, Inc., which is privately held, distributes more than 30 million catalogs per year and reported 2000 revenues of over $100 million. Potpourri Holdings, Inc. has acquired 11 companies since 1998 including its October, 1999 purchase of Catalog Ventures from ValueVision for $10.5 million. Catalog Vision had trailing twelve-month revenues, at the time of the acquisition, of over $31 million. Potpourri paid a multiple of 0.3 times revenues. This acquisition was expected to help extend Potpourri's catalog business.

     In June, 1999, GUITAR CENTER (NASDAQ:GTRC), a retailer of musical instruments based in Agoura Hills, California, acquired Musician's Friend Inc. for $29.9 million in stock plus $18.4 million in assumption of debt. Musician's Friends, Inc. is a retailer of music products through mail order, catalog, and the Internet. Guitar Center paid a multiple of 0.5 to revenues to expand its reach into more diversified sales channels.

     In March, 1999, Interiors, Inc. (NASDAQOTC:INTXA), based in Mount Vernon, New York, acquired Petals Inc. for a total of $8.4 million ($6 million in cash and assumption of $2.4 million of liabilities). Interiors, which reported 2000 revenues of over $96 million, is in the decorative accessories business. Petals, which had trailing twelve month revenues of $39.6 million at the time of the acquisition also manufactures, markets, and distributes decorative silk flowers. Interiors, Inc. paid 3.23 times EBITDA and 0.21 times revenues.

     Burnham Securities compared multiples for the merger implied by the merger consideration and certain financial data of Specialty Catalog to the corresponding multiples in the selected merger and acquisition transactions. Burnham Securities focused on (i) total invested capital to revenues for the respective transaction as a multiple of revenues for the latest twelve months preceding the transaction and (ii) total invested capital as a multiple of EBITDA for the last twelve months preceding the respective transaction. The transactions that Burnham Securities used generated the following adjusted average multiples:




MULTIPLE:                            ADJUSTED AVERAGE     PRICE PER SHARE
---------------------------------   ------------------   -----------------
Total Invested Capital/Revenues          0.35x                $ 4.41
Total Invested Capital/EBITDA            3.07x                $ 1.42
Multiple:                           Adjusted Average     Price Per Share

     These multiples were applied against management's operating statistics to derive an estimated value for each parameter. In order to arrive at an average valuation, Burnham took the average value based on the comparable transactions' multiples.

     Using the comparable transactions multiple, Burnham Securities derived a valuation range for Specialty Catalog from $6.8 million (or $1.42 per share) to $21.0 million ($4.41 per share).

3. DISCOUNTED CASH FLOW ANALYSIS:

     This analysis involved a review of Specialty Catalog's internal forecasts and projections regarding its future operations and the cash flows derived therefrom in order to value the shares of Specialty Catalog. The free operating cash flows of Specialty Catalog were discounted and then adjusted for special items as deemed appropriate. In order to arrive at the free cash flow estimates by year, after-tax free cash flows from operations were utilized and adjusted for capital expenditures, changes in working capital and other appropriate adjustments. This provided a measure of Specialty Catalog's ability to generate consistent free cash flows for the benefit of its stockholders.

     Once each year's free cash flows were determined, a discount rate was applied to such cash flows to provide an aggregate present value of the future cash flows. A range of discount rates were utilized ranging from 11.61% to 16.54%. Specialty Catalog's historic weighted average cost of capital of 14.03% was also used as a discount rate.

     Burnham Securities derived a valuation range from $19.3 million (or $4.06 per share) to $28.5 million (or $5.98 per share), with a value of $23.1 million (or $4.84 per share) using the weighted average cost of capital discount rate, based on an analysis of management's projections for fiscal years 2001 to 2005. Given Burnham Securities' current assessment of the industry in which Specialty Catalog competes and the overall state of the economy, Burnham Securities assumed management's projections to be acceptable and consistent with previous projections that Burnham Securities previously evaluated, as well as with projections periodically presented to Specialty Catalog's board of directors. Management projects Specialty Catalog's revenue growth will compound annually from 2001 to 2005 at approximately 5%.

     Due to the recent history of Specialty Catalog and its utilization of leverage (in the form of a senior credit facility), Specialty Catalog currently has a Net Operating Loss Carryforward of $9 million. Specialty Catalog is limited to use $1.55 million annually to offset operating profit. Burnham Securities took into consideration the management estimates of the company's (Net Operating Loss) into its analysis.

     Financial projections used by Burnham Securities in its analysis were based on Specialty Catalog's estimates. Burnham Securities makes no representations as to the accuracy or attainability of the projections for the future performance of Specialty Catalog used in this analysis.


4. STOCK BUYBACK ANALYSIS:

     Specialty Catalog's management provided Burnham Securities with the financial details (the price and number of shares involved) of its fifteen separate buybacks of Specialty Catalog common stock from investors during 1999 and 2000. Specialty Catalog purchased a total of 144,000 shares of its common stock at an average price of $3.56 per share. Based on this average price and the 4,768,000 outstanding shares involved in the merger, this resulted in a valuation of Specialty Catalog of $16.9 million (or $3.56 per share).

     When these shareholders sold their shares, an analyst might assume that the sellers believed that they were receiving the best possible price at the time of the transactions. The average stock buyback price reflects an aggregate price that a number of sophisticated and knowledgeable sellers received for their shares over a measurable period of time (as opposed to a single transaction, that could be influenced by a specific event).


 Valuation estimate

     Based on its analysis of the range of valuations derived from the preceding four methods, Burnham Securities arrived at a weighted average valuation range for Specialty Catalog from $12.6 million (or $2.65 per share) to $20.7 million (or $4.35 per share).


 Other Considerations

     In early 1999, the board of directors of Specialty Catalog authorized the repurchase of Specialty Catalog's shares in the open market, implying (if not announcing) that stockholder value would best be served by buying back its shares. Throughout 1999 and 2000, Specialty Catalog re-acquired a total of 144,000 shares at an average price of $3.56. This decision by the board of directors followed a lengthy process by a highly reputable investment bank that, over a period lasting six months, had been engaged to identify a purchaser for all the shares of Specialty Catalog Corp. Over the course of the engagement, fifty-three prospective purchasers (many of them being highly regarded and active acquirers of companies) were contacted and presented with detailed information concerning Specialty Catalog's history, current operations and future prospects. According to the management, not one bona fide proposal was forthcoming. During the course of the engagement, which had been publicly announced, Specialty Catalog's shares traded in a range between $3 and $4 per share.

     Specialty Catalog's former Chairman announced his resignation in the summer of 1999, but his successor did not emerge until July, 2000 after the aborted takeover attempt of Specialty Catalog in the first quarter of 2000. Since then, the stock has traded primarily between a low of $1.56 per share and a high of $3.50 per share.

     From an external perspective, Specialty Catalog has suffered from inattention by the financial marketplace community. Institutional investors who require liquidity as a primary factor for their stock selections dominate the major markets.

     On March 21, 2001, Specialty Catalog announced in a press release that it had received a Nasdaq Staff Determination Letter indicating that it failed to maintain a minimum market value of its "public" float of $5,000,000 over 30 consecutive trading days and that failure to cure this deficiency would cause the NASDAQ to de-list Specialty Catalog and relegate its shares to trade on the NASDAQ SmallCap Market, a significantly less reliable exchange for existing and prospective shareholders. However, since the first public announcement of the
proposed merger, Specialty Catalog's common stock increased by over   % as of
       , 2001, thereby causing its market value of public float to be in compliance with all requirements for continued listing on The Nasdaq National Market and is not currently subject to review by The Nasdaq Stock Market, Inc. Accordingly, while an established public trading market exists with respect to our common stock, there can be no assurance that, in the event the merger is not consummated, the common stock will remain listed on The Nasdaq National Market or otherwise be subject of an established trading market.

     Immediately prior to Mr. Guy Naggar's 13D filing on April 25, 2001, which indicating his intention to purchase all or substantially all of the outstanding shares of Specialty Catalog that he and his affiliates do not own, Specialty Catalog's stock closed at $2.63, a 30% discount from the $3.75 proposed acquisition price. The merger price represents a 43% premium to the last sale prior to the public filing. A press release of Specialty Catalog was made on Monday, April 30 stating that that Mr. Guy Naggar, a British investor and substantial shareholder of the company, had submitted a final proposal to acquire for cash, through merger, all of the issued and outstanding shares of common stock of the company, other than his shares and the shares of others who may join him, for $3.75 a share. The last reported sale of Specialty Catalog stock prior to the release was $3.05 per share. The merger price represents a 23% premium to the last sale prior to the corporate announcement.


 Fee Arrangements

     Burnham Securities, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In December, 1999, Burnham Securities was engaged by the then existing independent committee of the board of directors of Specialty Catalog to provide financial advice and advise on the fairness of the consideration to be received by Specialty Catalog stockholders in a proposed merger that was not consummated. Burnham Securities has acted as a financial advisor to the special committee in connection with the merger. Burnham Securities may in the future provide investment banking or other financial advisory services to Specialty Catalog.

     Pursuant to an engagement letter dated April 30, 2001, the special committee agreed to pay Burnham Securities a fee of $62,500 in connection with the delivery of the fairness opinion rendered on May 4, 2001, which was comprised of $25,000 payable to Burnham Securities upon execution of the letter agreement and $37,500 payable to Burnham Securities at the time the opinion was rendered. Such amount has been paid in its entirety. Specialty Catalog also has agreed to reimburse Burnham Securities for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel. Specialty Catalog has also agreed to indemnify Burnham Securities against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Burnham Securities' engagement as financial advisor.


CERTAIN PROJECTIONS PREPARED BY SPECIALTY CATALOG'S MANAGEMENT


     Specialty Catalog's management prepared certain projections of operating performance for Specialty Catalog for the five years ended December 2005, which were provided to your board of directors, Burnham Securities, LEG Partners III, Fleet National Bank, Mr. Naggar and Alexander. Specialty Catalog does not as a matter of course make public forecasts as to future operations and the projections set forth below are included in this proxy statement only because such information was provided to the parties listed above in connection with arranging the financing for the transaction and in connection with the financial advisors' review of the proposed transaction.


     Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Specialty Catalog's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, the projections were not prepared with a view for public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this proxy statement only because such information was furnished to Burnham Securities. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future operating results and this information should not be relied upon as such. The projections are based upon a variety of assumptions relating to the businesses of Specialty Catalog which, although considered reasonable by Specialty Catalog's management, may not be realized, and are subject to significant uncertainties and contingencies, many of which are beyond the control of management. Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.


                            SPECIALTY CATALOG CORP.
                       SUMMARY OF FINANCIAL PROJECTIONS





                              1998         1999         2000         2001         2002         2003         2004         2005
                          ------------ ------------ ------------ ------------ ------------ ------------ ------------ ------------
Revenues ................   $ 48,884     $ 45,022     $ 53,313     $ 52,857     $ 54,437     $ 59,296     $ 63,082     $ 68,312
                            ========     ========     ========     ========     ========     ========     ========     ========
Gross margin ............     30,966       31,593       36,968       36,055       37,495       41,014       43,559       47,151
Operating expenses ......     26,692       28,277       32,419       29,239       30,922       34,114       36,458       39,715
                            --------     --------     --------     --------     --------     --------     --------     --------
EBITDA ..................   $  4,274     $  3,316     $  4,549     $  6,816     $  6,573     $  6,900     $  7,101     $  7,436
                            ========     ========     ========     ========     ========     ========     ========     ========
Gross margin as a %
 of sales ...............       63.3%        70.2%        69.3%        68.2%        68.9%        69.2%        69.1%        69.0%
                            ========     ========     ========     ========     ========     ========     ========     ========
Operating expenses
 as a % of sales ........       54.6%        62.8%        60.8%        55.3%        56.8%        57.5%        57.8%        58.1%
                            ========     ========     ========     ========     ========     ========     ========     ========
EBITDA as a % of
 sales ..................        8.7%         7.4%         8.5%        12.9%        12.1%        11.6%        11.3%        10.9%
                            ========     ========     ========     ========     ========     ========     ========     ========

The following are the material general assumptions relating to Specialty Catalog's management's projections:

1. Sales growth of three percent, nine percent, six percent and twelve percent in fiscal 2002, 2003, 2004 and 2005, respectively.

2. Gross margin rates were projected at approximately current gross margin rates, and vary by mix of sales.

3. Operating expenses were projected at approximate current rates, with gains from operating efficiencies generally offset by price and salary inflation.



POSITION OF THE CONTINUING STOCKHOLDERS AS TO THE FAIRNESS OF THE MERGER


     By virtue of their potential status as a "group" for purposes of Rule 13d-5 of the Securities Exchange Act of 1934, each of the Continuing Stockholders other than LEG Partners III may be deemed to beneficially own approximately 59% of Specialty Catalog common stock and, as a result, is deemed to be an "affiliate" of Specialty Catalog under applicable SEC regulations. In addition, as a result of current ownership of Specialty Catalog, and participation as a Continuing Stockholder, LEG Partners III and LEG Partners Debenture are considered affiliates of Specialty Catalog under Rule 13e-3 of the Exchange Act. Rule 13e-3 of the Exchange Act governs "going-private" transactions by certain issuers and their affiliates. Accordingly, in compliance with Rule 13e-3, the Continuing Stockholders are required to consider the fairness of the merger to Specialty Catalog's unaffiliated stockholders, who in this transaction are the stockholders of Specialty Catalog other than the Continuing Stockholders.


     Each of the Continuing Stockholders has considered the factors examined by the special committee and the board of directors described in detail above and has adopted the overall analyses and the conclusions of the special committee and the board of directors that the merger is fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and it current and future stockholders) and believes that the transaction is fair to such unaffiliated stockholders. In particular, the Continuing Stockholders considered the following factors:

    o The historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Specialty Catalog and the nature of the industry in which Specialty Catalog competes. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o The relationship of the $3.75 per share merger consideration offered in the merger to the current market price and the market prices for Specialty Catalog common stock over the previous twelve months during which the weighted average trading price had been $2.43 per share and 25% of the trading volume had been at prices below $2.35 per share, 60% of the trading volume had been at prices below $2.50, and 83% of the trading volume had been at prices below $2.75. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o The recent market prices for Specialty Catalog's shares including the fact that the $3.75 per share merger consideration represented (i) a 42.6% premium over the closing price on May 3, 2001, the last trading day prior to the public announcement of the merger agreement, and (ii) approximately 49.8% over the average closing price for the thirty day period immediately preceding the day that Mr. Naggar filed an amendment to his Schedule 13D announcing that he was preparing to make a preliminary proposal regarding, among other things, a transaction involving the purchase of all or substantially all of the outstanding shares of Specialty Catalog. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o Specialty Catalog had repurchased a block of its shares during 2000 at an average price of $2.63 per share. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o The per share merger consideration of $3.75 represents an amount in excess of the net book value per share of $2.01 as of December 30, 2000. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o During the last two years, other than the terminated merger with Golub Associates, Specialty Catalog has not received any offers relating to a merger or consolidation, sale or other transfer of all or a substantial part of its assets or a purchase of its securities that would enable the holder to exercise control of Specialty Catalog. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o The fact that Specialty Catalog's board of directors received an opinion from Burnham Securities that the consideration to be received by Specialty Catalog's stockholders in the merger is fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) from a financial point of view demonstrates the fairness of the merger consideration. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o In light of the relatively thin trading market and lack of liquidity of the shares of Specialty Catalog common stock, the merger will afford stockholders an opportunity to dispose of their shares without the possible diminution of value resulting from the lack of an active trading market and without incurring transaction costs. The liquidity of the shares may be further decreased if the shares are delisted from The Nasdaq National Market. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o The consideration to be received in the merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by Specialty Catalog's stockholders. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o The merger agreement does not unduly deter a third party from making an acquisition proposal, inhibit the special committee from withdrawing or modifying its approval or recommendation of the merger or the merger agreement, or inhibit the board of directors from approving, recommending or accepting an acquisition proposal that the special committee determines to be of a higher price per share and more favorable to the stockholders of Specialty Catalog than the merger. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

    o Mr. Naggar, First Global, Ionic, Oracle, Three Greens, and Alexander will be contributing all of their shares of Specialty Catalog to Acquisition Corp. The other Continuing Stockholders will contribute approximately thirty-two (32%) percent of their shares of Specialty Catalog common stock to Acquisition Corp. in exchange for shares of Acquisition Corp. common stock and, pursuant to the merger, will receive the merger consideration upon cancellation of the remaining seventy (70%) percent of their shares of Specialty Catalog common stock. The Continuing Stockholders considered this to be a positive factor in their determination that the merger is fair to the unaffiliated stockholders.

     In consideration of the fairness of the merger to Specialty Catalog's unaffiliated stockholders, the Continuing Stockholders did not find it practicable to, and did not, appraise the assets of Specialty Catalog to determine a liquidation value for Specialty Catalog. The Continuing Stockholders considered Specialty Catalog as a viable going concern business and did not consider the liquidation value as a relevant valuation methodology.



     Each of the Continuing Stockholders may have given differing weight to each or several of the factors listed above, as well as, the factors contained in the analysis of the special committee and the board of directors, and below regarding the procedures followed in the transaction, and as set forth in the discussion under the headings "Considerations of the Special Committee" and "Considerations of the Board of Directors." Such differences have not caused any Continuing Stockholder to come to a conclusion other than that the merger is fair to Specialty Catalog's unaffiliated stockholders.

     In addition, based upon the following factors, each of the Continuing Stockholders believes that the procedures used by the special committee in negotiating the merger agreement and the transactions contemplated therein were fair to the unaffiliated stockholders of Specialty Catalog:

    o A special committee consisting of an independent director was established. The special committee retained its own financial and legal advisors and conducted a vigorous process of evaluation and negotiation of the merger. Negotiations were considered to be an important element of a fair bargaining process and the fact that there were effective negotiations in this case indicated that the process leading to the merger was fair.

    o The special committee and board of directors have determined that the merger and the merger agreement are fair to, advisable and in the best interest of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) and recommend that the stockholders approve and adopt the merger and the merger agreement. In light of their fiduciary duties to the stockholders of Specialty Catalog and their careful consideration of the merger, the Continuing Stockholders believe the fact that the special committee and Specialty Catalog's board of directors reached these determinations indicates that the merger and the consideration offered in the merger are fair to the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders).

    o The special committee consisted of one non-employee, independent director appointed by the board of directors to represent solely the interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders); the sole member of the special committee was not a Continuing Stockholder; and the special committee retained and received advice from independent financial and legal advisors.

    o The special committee retained Burnham Securities, an independent financial advisor, to act for the purpose of preparing an opinion and report concerning the fairness of the merger consideration.

    o The special committee retained Sullivan and Cromwell, an independent legal advisor, to assist it in negotiating the terms of the merger.

    o Specialty Catalog's unaffiliated stockholders (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders), who object to the merger will obtain "fair value" for their shares if they exercise and perfect their dissenters' rights under Delaware law.

    o The $3.75 per share merger consideration and the terms and conditions of the merger agreement were the result of good faith negotiations among the special committee and Mr. Naggar and their respective advisors described under "SPECIAL FACTORS -- Material Contacts and Board Deliberations".

    o If the merger is completed, the member of the special committee will receive (solely in his capacity as a holder of options of Specialty Catalog) $13,750 in merger consideration, and this interest is consistent with the interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders).

    o During the period from April 17, 2001 to May 4, 2001, the special committee undertook an intensive and extensive review of Specialty Catalog and the catalog/specialty distributor industry and had numerous discussions with the management and certain directors of Specialty Catalog as well as with the financial advisors for the special committee regarding the results of operations, financial condition, business and prospects of Specialty Catalog.

     The Continuing Stockholders believe that the merger was procedurally fair, even though:

    o the merger agreement was structured so that the approval of at least a majority of such unaffiliated stockholders is not required to consummate the merger and

    o the board of directors did not engage independent financial and legal advisors on behalf of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of the stockholders of Specialty Catalog other than Acquisition Corp. and its current and future stockholders) (however, the special committee engaged an independent financial advisor, Burnham Securities, for the purpose of preparing an opinion and report concerning the fairness of the merger consideration and an independent legal advisor to assist it in negotiating the terms of the merger).

     In light of the other procedural safeguards set forth above, including the formation of the special committee by the board of directors and the retention of independent financial and legal advisors by the special committee, that the totality of the circumstances support the belief of the Continuing Stockholders that the merger is procedurally fair. In making this determination, LEG Partners III, and several of the other Continuing Stockholders not engaged in the negotiations and discussions of prices, processes, alternative transactions and terms, have relied on the accuracy and completeness of the descriptions set forth above under "Considerations of the Special Committee" and "Considerations of the Board of Directors."

     The Continuing Stockholders have interests in the merger transaction not shared by other stockholders of Specialty Catalog. These interests are described below under the heading "Interests of Certain Persons in the Merger." Each of the Continuing Stockholders intends to vote in favor of the approval and adoption of the merger and the merger agreement at the special meeting of the stockholders. See "SUMMARY TERM SHEET -- Required Vote," "QUESTIONS AND ANSWERS ABOUT THE MERGER -- What Vote is Required?" and "SUMMARY -- Information Concerning the Meeting - Voting Requirements."

     None of the Continuing Stockholders participated in the deliberations of the special committee regarding, or received advice from the special committee's financial advisor as to, the merger. Each of the Continuing Stockholders has, however, considered the analyses and findings of the special committee and the board of directors (described in detail under "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger"), as well as the opinion of Burnham Securities (described in detail under "SPECIAL FACTORS -- Opinion of Burnham Securities Inc."), with respect to the fairness of the merger to the unaffiliated stockholders.

     As of the date of this proxy statement, each of the Continuing Stockholders believes that the factors considered provide a reasonable basis for their belief that the merger and the merger agreement are fair to Specialty Catalog's unaffiliated stockholders (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). This belief should not be construed as a recommendation by the Continuing Stockholders to vote to approve and adopt the merger and the merger agreement. In addition, this belief does not necessarily indicate that one or all of the Continuing Stockholders would be willing to sell their shares of common stock for the merger price or would vote in favor of the merger if they were not participating as Continuing Stockholders. The Continuing Stockholders, or certain of them, may have a risk tolerance which differs from other stockholders, or for other reasons may seek a price higher than the merger price. These differing views of the Continuing Stockholders does not render the merger price unfair or effect their respective belief that the merger price is fair. The Continuing Stockholders make no recommendation as to how the unaffiliated stockholders should vote their shares. The Continuing Stockholders have not undertaken any formal evaluation of the fairness of the merger to the unaffiliated stockholders, and do not believe it is possible to assign specific relative weights to the factors considered by them.

PURPOSE, REASONS AND PLANS

 Purpose.

     The purpose of the merger is for Acquisition Corp. to acquire, in accordance with Delaware law, all of the shares of common stock of Specialty Catalog issued and outstanding at the consummation of the merger.

 Reasons of Specialty Catalog for the Merger.

     Specialty Catalog's primary reason for entering into the merger agreement at this time is the view of its board of directors that it is unlikely (i) that the trading price of Specialty Catalog shares will exceed and sustain a trading price of $3.75 per share if Specialty Catalog remains a publicly traded company, and (ii) that Specialty Catalog will be able to effect an alternative transaction in which stockholders will receive $3.75 per share or more in the forseeable future. The board of directors and the special committee believe, based upon the reasons discussed above under the caption "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger," that the merger is being undertaken now because it is the best available opportunity to enhance stockholder value at this time. Although the board of directors at its meeting in the spring of 2001 considered only this merger to enhance stockholder value, since 1998 Specialty Catalog and its advisors have solicited indications of interest regarding a possible sale of Specialty Catalog, including presenting fifty-three prospective purchasers with detailed information concerning Specialty Catalog, and did not receive any offer from any other buyer, other than Golub Associates, of an interest relating to a merger or consolidation, sale or other transfer of all or a substantial part of the assets of Specialty Catalog or a purchase of the securities of Specialty Catalog that would enable the holder to exercise control of Specialty Catalog at a price in excess of $3.75 per share.

 Reasons of the Continuing Stockholders for the Merger.

     Each of the Continuing Stockholders believes that it is in Specialty Catalog's best interest to operate as a privately held entity. For a discussion of the reasons for the structure of the transaction, see "SPECIAL FACTORS -- Structure of the Transactoion; Participants." Despite Specialty Catalog being a market leader with what the Continuing Stockholders believe to be a solid management team, Specialty Catalog's historical stock prices have been at levels below what the Continuing Stockholders believe to be full value of shares of Specialty Catalog common stock. Each of the Continuing Stockholders believes that this trend has prevented stockholders from realizing appropriate value for their interests in Specialty Catalog. As a privately held entity which will no longer be subject to the reporting requirements of the Exchange Act, Specialty Catalog will have the flexibility to focus on continuing improvements to the business without the constraints and distractions of being a public company, including the following:

    o Specialty Catalog may be more likely to make decisions that may negatively affect quarterly earnings but that may, in the long-run, increase the value of Specialty Catalog's assets or earnings.

    o Specialty Catalog will be able to eliminate the cost and time devoted by its management and certain other employees, as well as outside advisors, to matters relating exclusively to having equity securities publicly traded.

    o Specialty Catalog will no longer be required to disclose material confidential information concerning its business.

     These assessments are based upon publicly available information regarding Specialty Catalog and the Continuing Stockholders' due diligence, investigation or knowledge of Specialty Catalog and its industry and the experience of the Continuing Stockholders in investing in or managing public companies generally. While the Continuing Stockholders believe that there will be significant opportunities associated with their investment in Specialty Catalog and that the value of such an equity investment could be considerably greater than both the original cost thereof and the market sales prices prior to the first public announcement of the merger for the shares, which is each Continuing Stockholders' purpose in undertaking this transaction. However, they also realize that there also are substantial and significant risks that such opportunities may never be fully realized.

     Based on (1) assumed total equity of Specialty Catalog of $9,558,032 (including the accounting value of warrants to be issued to the mezzanine lender in the amount of $1,129,432) after the merger, (2) 4,337,886 shares of Specialty Catalog common stock issued and outstanding, (3) net option value of $1,643,104, (4) the $3.75 per share price being paid to current holders of Specialty Catalog common stock and (5) the net option value, equal to $1,135,193 minus the applicable exercise price, being paid to certain current holders of Specialty Catalog options, the effect of the merger on each of the Continuing Stockholders and LEG Partners III's interest in the net book value and net earnings of Specialty Catalog in terms of both dollar amounts and percentages is set forth below:




                                                                 IMPLIED VALUE      CURRENT
                                                   NUMBER OF       OF CURRENT    PERCENTAGE OF                   PERCENTAGE OF
                                                   SHARES OF       INVESTMENT      SPECIALTY                       SPECIALTY
                                                   SPECIALTY       (STOCK AND      CATALOG'S     IMPLIED VALUE     CATALOG'S
                                                CATALOG BEFORE   OPTION VALUE)     STOCK AND     OF INVESTMENT   EQUITY AFTER
                                                    MERGER            ($)         OPTION VALUE    AFTER MERGER      MERGER
                                               ---------------- --------------- --------------- --------------- --------------
Alexander Enterprise Holdings Corp. ..........      279,700        $1,048,875          5.9%        $2,196,610        26.1%
Guy Naggar ...................................      411,667(1)     $1,518,750          8.5%        $1,496,134        17.7%
First Global Holdings Limited ................      244,655        $  917,456          5.1%        $  798,966         9.5%
Oracle Investments and Holdings Limited.......      244,656        $  917,460          5.1%        $  798,969         9.5%
Ionic Holdings LDC ...........................      244,655        $  917,456          5.1%        $  798,966         9.5%
Three Greens Holdings Limited ................       98,376        $  368,910          2.1%        $  321,265         3.8%
Martin Franklin ..............................      398,188(1)     $1,368,206          7.6%        $  413,302         4.9%
The David Cicurel Settlement .................       40,111        $  150,416          1.0%        $   52,157         0.6%
LEG Partners III SBIC, L.P. ..................      602,689        $2,260,084         12.6%        $  620,381         7.4%(2)
Wynnefield Partners Small Cap Value, L.P.           206,549        $  774,559          4.3%        $  212,615         2.5%
Wynnefield Partners Small Cap
 Value, L.P. I ...............................      248,050        $  930,188          5.2%        $  255,331         3.0%
Wynnefield Partners Small Cap Value
 Offshore Fund, Ltd. .........................      104,008        $  390,030          2.2%        $  107,061         1.3%
Joseph Grabowski .............................      261,000(1)     $  353,750          5.1%        $  271,787         3.2%
Thomas McCain ................................       33,600(1)     $   68,500          0.6%        $   14,493         0.2%
Acquisition Corp. ............................            0                 0            0                  0           0


----------
(1) Excludes out-of-the-money options and includes vested and unvested in-the-money options.


(2) Excludes warrants to be issued to LEG Partners III and LEG Partners Debenture to purchase, in the aggregate, 13.4% of the fully diluted common stock of Specialty Catalog, at the time of exercise, subject to adjustment, with an accounting value of $1,129,432.


 Plans For Specialty Catalog.

     It is expected that, following the merger, the operations and business of Specialty Catalog will be conducted substantially as they are currently conducted. Neither Specialty Catalog nor any of the Continuing Stockholders have any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving Specialty Catalog's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, after the merger, Specialty Catalog and the Continuing Stockholders will continue to evaluate Specialty Catalog's business and operations and, from time to time, may propose or develop new plans and proposals which they consider to be in the best interests of Specialty Catalog and its stockholders, including the disposition or acquisition of material assets, alliances, joint ventures and other forms of cooperation with third parties or other extraordinary transactions.


INTEREST OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the special committee and of the board of directors with respect to the merger, the directors and officers of Specialty Catalog who are Continuing Stockholders have interests in the merger that are different from the interests of stockholders of Specialty Catalog in general. The members of Specialty Catalog's board of directors were aware of certain of the directors' and officers' interests in the merger when deciding to approve the merger, as was the special committee when deciding to recommend such approval. See "SPECIAL FACTORS -- Material Contacts and Board Deliberations and "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger." These interests include those described below.


     The Continuing Stockholders, LEG Partners III, and certain members of management have interests in the merger as employees and/or directors of Specialty Catalog, or as stockholders with a continuing equity interest in Specialty Catalog, that are different from, or in addition to, yours as a stockholder. In particular, (i) the Continuing Stockholders will continue to hold all or part of their common stock of Specialty Catalog after the merger; see "SPECIAL FACTORS -- Related Agreements - Subscription Agreements," (ii) any options to acquire Specialty Catalog stock held by Continuing Stockholders will be surrendered or converted into shares of common stock of Specialty Catalog after the merger pursuant to the terms and provisions of the stock option exercise agreements entered into by the Continuing Stockholders; see "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements," and (iii) the Continuing Stockholders will not recognize a taxable transaction for U.S. federal income tax purposes from the receipt of shares of Specialty Catalog common stock by such Continuing Stockholders in exchange for shares of common stock of Acquisition Corp.; see "SPECIAL FACTORS -- Material Federal Income Tax Consequences of the Merger." When making the determination to approve and recommend approval of the merger transactions to Specialty Catalog's stockholders, both the board of directors and the special committee of independent directors appointed to review and evaluate the merger were aware of the interests of the Continuing Stockholders and certain members of management and considered these interests, together with the other factors described under "SPECIAL FACTORS -- Recommendation of the Special Committee and the Board of Directors; Considerations in Connection with the Merger; Fairness of the Merger."



     As of September 25, 2001, there were 4,337,886 shares of our common stock outstanding. The table below sets forth the number of shares and the percentage ownership of Specialty Catalog which were held as of September 25, 2001 by each of the Continuing Stockholders and LEG Partners III before the consummation of the merger and are expected to be held by the Continuing Stockholders and LEG Partners III after the merger. In the table, shares that the Continuing Stockholders and LEG Partners III and LEG Partners Debenture have the right to acquire by November 24, 2001 by exercising options, warrants or conversion privileges are deemed to be beneficially owned and outstanding for the purpose of computing their respective percentage ownership of common stock of Specialty Catalog before the merger. Except as indicated in the footnotes to the table, we believe that the Continuing Stockholders have sole voting and investment power with respect to the shares shown to be beneficially owned by them, based on information provided by these stockholders. Also see "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger-Equity Contributions," "SPECIAL FACTORS -- Related Agreements - Subscription Agreements," "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements," "SPECIAL FACTORS -- Related Agreements - Option Agreements," and "INFORMATION ABOUT THE TRANSACTION PARTICIPANTS -- Security Ownership of Certain Beneficial Owners and Management."

                                                        NUMBER OF       PERCENTAGE      NUMBER OF      PERCENTAGE
                                                          SHARES        OWNERSHIP     SHARES AFTER   OWNERSHIP AFTER
                                                      BEFORE MERGER   BEFORE MERGER    MERGER (12)     MERGER (12)
                                                     --------------- --------------- -------------- ----------------
Alexander Enterprise Holdings Corp. (1) ............      279,700           6.4%          672,634          26.1%
Guy Naggar (2) .....................................      409,100           9.3%          458,138          17.7%
First Global Holdings Limited (3) ..................      244,655           5.6%          244,655           9.5%
Oracle Investments and Holdings Limited (3) ........      244,656           5.6%          244,656           9.5%
Ionic Holdings LDC (3) .............................      244,655           5.6%          244,655           9.5%
Three Greens Holdings Limited (4) ..................       98,376           2.3%           98,376           3.8%
Martin Franklin (5) ................................      368,955           8.5%          126,559           4.9%
The David Cicurel Settlement (6) ...................       40,111           0.9%           12,659           0.5%
LEG Partners III SBIC, L.P. (7) ....................      602,689          13.9%          190,215           7.4%
LEG Partners Debenture SBIC, L.P. (7) ..............            0           0.0%                0           0.0%
Wynnefield Partners Small Cap Value, L.P. (8) ......      206,549           4.8%           65,190           2.5%
Wynnefield Partners Small Cap Value, L.P. I (8).....      248,050           5.7%           78,287           3.0%
Wynnefield Partners Small Cap Value Offshore
 Fund, Ltd. (8) ....................................      104,008           2.4%           32,826           1.3%
Joseph Grabowski (9) ...............................       94,333           2.1%           83,333           3.2%
Thomas McCain (10) .................................       44,934           1.0%            4,444           0.2%
Acquisition Corp. ..................................            0           0.0%                0           0.0%
                                                          -------          ----           -------          ----
TOTAL (11) .........................................    3,230,771          72.5%        2,556,627          99.0%
                                                        =========          ====         =========          ====


----------
(1)   Nicolas Berggruen acts as an investment advisor to Alexander.

(2) Number of shares before merger includes options to purchase 7,433 shares of our common stock.

(3) Marion Naggar's Children's Settlement is the sole shareholder of each of Oracle, First Global and Ionic. Abacus (CI) Limited and Abacus Trustees (Jersey) Limited are the trustees of the Marion Naggar's Children's Settlement and have the authority to appoint the directors of First Global, Oracle and Ionic.

(4)   GA Naggar 1982 Settlement is the sole shareholder of Three Greens. Abacus
      (CI) Limited and Abacus Trustees (Jersey) limited are the trustees of the GA Naggar 1982 Settlement and have the authority to appoint the directors of Three Greens.

(5) Number of shares before merger includes options to purchase 20,767 shares of our common stock.

(6)   Abacus (CI) Limited is the sole trustee of The David Cicurel Settlement.


(7) Golub Associates provides administrative and operational services to LEG Partners III and LEG Partners Debenture. Golub Debenture GP, LLC, a Delaware limited liability company, is the general partner of LEG Partners Debenture. Golub PS-GP, LLC is the general partner of LEG Partners III. Lawrence E. Golub is the managing member of Golub PS-GP, LLC and the president of Golub Associates. In connection with the financing of the merger, LEG Partners III and LEG Partners Debenture will be issued warrants to purchase, in the aggregate, 13.4% of the fully diluted common stock of Specialty Catalog at the time of exercise, subject to adjustment. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger."


(8) Wynnefield Capital Management, LLC, is the general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Capital, Inc., is the investment manager of the Wynnefield Small Cap Value Offshore Fund, Ltd. Nelson Obus and Joshua Landes are the managing members of Wynnefield Capital Management, LLC and the principal executive officers of Wynnefield Capital, Inc.

(9) Number of shares before merger includes options to purchase 83,333 shares of our common stock.

(10) Number of shares before merger includes options to purchase 33,334 shares of our common stock.

(11) Number of shares before merger includes options to purchase 144,867 shares of our common stock. Number of shares after merger does not include 24,333 shares held by other members of management. See "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements."

(12) Includes (i) shares of Specialty Catalog issued to the Continuing Stockholders at the time of the merger in exchange for their shares of Acquisition Corp., see "SPECIAL FACTORS -- Related Agreements - Subscription Agreements", and (ii) shares of Specialty Catalog issued to the Continuing Stockholders pursuant to the stock option exercise agreements, see "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements". Excludes (i) options to purchase shares of Specialty Catalog pursuant to the option agreements under the 2001 Stock Incentive Plan, see "SPECIAL FACTORS -- Related Agreements - Option Agreements" and "SPECIAL FACTORS -- Related Agreements - 2001 Stock Incentive Plan", (ii) shares of Specialty Catalog issued to certain members of management, who are not Continuing Stockholders, pursuant to the stock option exercise agreements, see "SPECIAL FACTORS -- Related Agreements -- Stock Option Exercise Agreements", and (iii) warrants to purchase, in the aggregate, 13.4% of the fully diluted common stock of Specialty Catalog, at the time of exercise, subject to adjustment, to be issued to LEG Partners III and LEG Partners Debenture SBIC, L.P. in connection with the financing of the merger. See "SPECIAL FACTORS -- Amount and Source of Funds and Financing of the Merger."


SPECIAL COMMITTEE

     The board of directors voted to establish a special committee comprised of directors who did not have actual or potential conflicts of interest with such transaction and who were not officers or employees of Specialty Catalog or its subsidiaries nor affiliated with Mr. Naggar, nor current or possible future stockholders of any acquisition company formed by Mr. Naggar. The sole member of the special committee, Mr. Moore, is not an employee of Specialty Catalog, an employee or director of Acquisition Corp., or a Continuing Stockholder, and he does not have interests in the merger different from the interests of the unaffiliated stockholders of Specialty Catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders). See "SPECIAL FACTORS -- Material Contacts and Board Deliberations."

     Mr. Moore was granted no additional compensation for his service on the special committee. Mr. Moore holds options to purchase 10,000 shares of common stock, which equals the number of options which were granted to each member of the board of directors on August 25, 2000, at $2.375 per share upon his appointment as a member of the board of directors. Mr. Moore is also entitled to certain indemnification rights like all other directors, and to directors' and officers' liability insurance that will be continued by Specialty Catalog following the merger as described above for the current and former officers and directors of Specialty Catalog. The board of directors and the special committee believe that the foregoing arrangements do not affect the special committee's independence or impartiality.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. federal income tax considerations relevant to the merger that are generally applicable to holders of our common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed U.S. Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who will own, actually or constructively, stock of Specialty Catalog after the merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

     Your receipt of the merger consideration in the merger will be a taxable transaction for U.S. federal income tax purposes. Your gain or loss per share will be equal to the difference between $3.75 and your

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

adjusted basis in that particular share of common stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts, and estates, such capital gain will be subject to a maximum U.S. federal income tax rate of 20% for shares of common stock held for more than 12 months prior to the date of the merger.

     Those certain Continuing Stockholders that will receive cash in the merger transaction will recognize a taxable transaction for U.S. federal income tax purposes. The gain or loss per share that will be recognized for U.S. federal income tax purposes will be equal to the difference between $3.75 and the Continuing Shareholder's adjusted basis for the particular share of common stock. Such gain or loss generally will be a capital gain or loss.

     The receipt of shares of Specialty Catalog common stock by the Continuing Stockholders in exchange for shares of common stock of Acquisition Corp. will not be a taxable transaction for U.S. federal income tax purposes. Each Continuing Stockholder's basis in his shares of Specialty Catalog common stock will be equal to such Continuing Stockholder's basis in his shares of Acquisition Corp. exchanged for shares of Specialty Catalog in the merger transaction.

     You may be subject to backup withholding at the rate of 31% with respect to the merger consideration received by you, unless you (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact, or (2) provide a correct taxpayer identification number ("TIN"), certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. To prevent the possibility of backup U.S. federal income tax withholding on payments made pursuant to the merger, you must provide the paying agent with your correct TIN by completing a Form W-9 or substitute Form W-9. If you do not provide the Paying Agent with your correct TIN, you may be subject to penalties imposed by the Internal Revenue Service as well as backup withholding. Any amount withheld under these rules will be creditable against your U.S. federal income tax liability. Specialty Catalog (or its agent) will report to you and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

     The foregoing tax discussion is based upon present law. The foregoing discussion does not discuss tax consequences under the laws of states or local governments or of any other jurisdiction or tax consequences to categories of stockholders that may be subject to special rules, such as foreign persons, tax-exempt entities, insurance companies, financial institutions, and dealers in stocks and securities. The foregoing discussion may not be applicable to a stockholder who continues to own, actually or constructively, stock of Specialty Catalog after the merger or who acquired his or her shares of common stock pursuant to the exercise of stock options or otherwise as compensation. You should consult your own tax advisor as to the specific tax consequences of the merger to you, including the application and effect of U.S. federal, state, local, and other tax laws and the possible effect of changes in such tax laws.


ACCOUNTING TREATMENT OF THE MERGER

     The merger is expected to be accounted for under the purchase method of accounting. The merger is structured as a leveraged buyout transaction with certain stockholders of Specialty Catalog continuing to be stockholders in the surviving corporation. The assets and liabilities of Specialty Catalog will be recorded at fair value for the interests acquired by the new investors and at the carryover, or predecessor, basis for continuing stockholders from Specialty Catalog.


REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGERS

     Specialty Catalog does not believe there are any material governmental or regulatory approvals required for completion of the mergers, other than compliance with applicable corporate law of Delaware, the federal securities laws and various blue sky laws.


APPRAISAL RIGHTS

     If the merger is consummated, holders of shares of common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262.

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

     Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the required procedures will result in the loss of appraisal rights.

     A record holder of the common stock who makes the demand described below with respect to such shares, who is continuously the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of approval and adoption of the merger and the merger agreement nor consents to the merger and the merger agreement in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of common stock. Except as set forth herein, stockholders will not be entitled to appraisal rights in connection with the merger.

     Under Section 262, we are required to notify you not less than 20 days prior to the special meeting that the appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes our notice to you. Holders of shares who desire to exercise their appraisal rights must not vote in favor of the approval and adoption of the merger and the merger agreement and must deliver a separate written demand for appraisal to us prior to the vote by the stockholders at the special meeting. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the stockholder of record and that such stockholder intends thereby to demand an appraisal of his Specialty Catalog common stock. A proxy or vote against the approval and adoption of the merger and the merger agreement will not by itself constitute such a demand. Within ten days after the effective time of the merger, we must provide notice of the effective time to all stockholders who have complied with
Section 262.

     A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Corporate Secretary c/o Specialty Catalog Corp., 21 Bristol Drive, South Easton, Massachusetts 02375.

     A person having a beneficial interest in shares of Specialty Catalog common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly, and in a timely manner, to perfect appraisal rights. If the shares of common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record owner.

     Within 120 days after the effective time of the merger, either Specialty Catalog or any stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on Specialty Catalog in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. Stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of common

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

stock who desire to have their shares appraised should initiate petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of common stock not voting in favor of the approval and adoption of the merger and the merger agreement and with respect to which demands for appraisal were received by us and the number of holders of such shares. We are obligated to mail that statement within 10 days after we receive a written request therefor.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of Specialty Catalog common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of shares of Specialty Catalog's common stock is less than the merger consideration. In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. These factors will include market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of Specialty Catalog.

     Holders of shares of common stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the court deems equitable in the circumstances. Upon the application of a dissenting stockholder, a court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

     At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Specialty Catalog. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal will cease, and all holders of shares of Specialty Catalog's common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as we have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Specialty Catalog a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that

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

any such attempt to withdraw made more than 60 days after the effective time of the merger will require our written approval and (ii) that no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.


AMOUNT AND SOURCE OF FUNDS AND FINANCING OF THE MERGER

     Immediately following the merger, Specialty Catalog will pay to the stockholders of Specialty Catalog, other than Acquisition Corp., an aggregate amount of approximately $9.9 million to cancel the outstanding shares of Specialty Catalog common stock and stock options, assuming (i) no Specialty Catalog stockholders exercise and perfect their dissenters' rights in connection with the merger, (ii) certain stock options held by members of management are converted into options of Specialty Catalog after the merger and
(iii) no other stockholders participate with the Continuing Stockholders. Moreover, Specialty Catalog will incur approximately $1.1 million in fees and expenses in connection with the merger and related transactions. In addition to these cash expenditures, the transaction contemplates that (i) certain executives will roll over an aggregate of $408,000 of option value of Specialty Catalog for stock and restricted stock value in the surviving corporation, (ii) certain directors, including Messrs. Nagger, Franklin, and Cicurel, will roll over an aggregate of approximately $88,000 of Specialty Catalog option value for stock value in the surviving corporation (see "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements"), and (iii) the Continuing Stockholders will exchange $7.5 million of common stock value of Specialty Catalog into common stock of Acquisition Corp. Acquisition Corp.'s receipt of cash proceeds from debt and equity financing sufficient to consummate the transactions contemplated by the merger agreement is a condition precedent to Acquisition Corp.'s obligation to consummate the merger agreement, the merger and the transactions contemplated thereby. There can be no assurance that Acquisition Corp. will satisfy this financing condition. However, the following arrangements are intended to provide the necessary financing for the merger.


 Fleet Bank Proposal

     On December 27, 2000, Specialty Catalog entered into a $12.25 million credit agreement (the "credit agreement") with Fleet National Bank ("Fleet") for the purpose of refinancing its existing senior debt and to provide for its working capital needs. The new credit facility, which may be increased to $13.0 million in 2002, replaced our former credit facilities with the Fleet. The credit agreement includes a $9.0 million five-year term note (the "term loan") and a $3.25 million two-year revolving credit agreement (the "line of credit"). The amount available on the line of credit increases as principal amortization payments on the term loan are paid, such that the total credit agreement remains at $12.25 million over the two years of the line of credit agreement. The line of credit provides for revolving credit loans and letters of credit with floating rates based on margins over LIBOR or prime at our option. The term loan is for five years and is being amortized at the rate of $450,000 a quarter beginning January 1, 2001.

     As of December 30, 2000, $6.4 million of the term loan was under LIBOR contract rates ranging from 8.6625 percent to 9.02813 percent and the remainder of the term loan was at the base rate of 9.75 percent. As of December 30, 2000, approximately $788,000 of the line of credit was at the base rate of 9.75 percent. We are required to pay a commitment fee of 0.375 percent per annum on the unused portion of the commitment. At December 30, 2000, $2.5 million was available under this line of credit.

     The credit agreement is collateralized by a first perfected security interest in all tangible and intangible assets of Specialty Catalog, subject to certain permitted liens. The Agreement is subject to certain consolidated covenants, including but not limited to leverage and debt service coverage ratios, minimum earnings requirements, and a restriction on the payment of cash dividends on Specialty Catalog common stock.

     On April 30, 2001, Specialty Catalog received a term sheet from Fleet relating to terms and conditions upon which Fleet might extend credit to Specialty Catalog under an amended credit facility to be entered into in connection with the merger.

     The proceeds of the financing will be used to provide a portion of the proceeds required to consummate the merger and, to provide working capital and other general corporate needs of Specialty

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Catalog as the surviving corporation and its subsidiaries. A copy of the Fleet term sheet is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and its affiliates and is incorporated herein by reference.


 Senior Subordinated Notes


     Specialty Catalog anticipates that it will obtain approximately $7.5 million of financing from LEG Partners III and LEG Partners Debenture, which are each affiliates of Golub Associates, for use in connection with the merger agreement, the merger and the transaction contemplated thereby. For a detailed description of the LEG Parties, please read "INFORMATION ABOUT THE TRANSACTION PARTICIPANTS."

     On May 4, 2001, Specialty Catalog, Acquisition Corp., and Golub Associates on behalf of the LEG Parties entered into a letter of intent (the "Golub letter of intent") regarding consideration of a potential subordinated debt and warrant investment in Acquisition Corp. to finance the merger. Pursuant to the terms of the letter of intent, the LEG Parties are to receive (i) $7.5 million of senior subordinated debt, at the annual rate of interest of 14.0% (12.5% in cash and 1.5% deferred), and (ii) warrants to purchase approximately 13.4% of the fully diluted equity of Specialty Catalog. Pursuant to the Golub letter of intent, the senior subordinated notes (the "Notes") will have the following features:


    o a maturity of the shorter of (i) six months longer than the senior term loan or (ii) sixty-six months;

    o subordinated to the senior bank financing;

    o quarterly principal payments equal to 4.5% of the original principal amount commencing June 30, 2003, with the balance due upon maturity; and

    o cash interest payable quarterly.

     Pursuant to the Golub letter of intent, the senior subordinated note will contain covenants customary for this type of financing, including, without limitation, pro rata rights of first refusal on subsequent financing, minority investor protections including certain put rights, and board of director observation and participation.

     In addition, LEG Partners III has the right, at its option, to roll over, on the same basis as other equity investors of Acquisition Corp., a portion of its common stock ownership of Specialty Catalog.

     The Golub letter of intent provides that in the event Specialty Catalog and Acquisition Corp. proceed with such a transaction, the parties may not use subordinated debt financing from any other source other than Golub Associates to finance the transaction. The letter of intent also provides that Golub Associates is to be reimbursed for certain expenses incurred in connection with the financing of the transaction.

     The Golub letter of intent is not a financing commitment from Golub Associates. Neither Golub Associates nor its investment affiliates are under any obligation to provide this financing until each of the terms in the Golub letter of intent has been met to their sole satisfaction and all of the financing documents in form and substance satisfactory to Golub Associates and its investment affiliates have been executed by the parties.

     The foregoing is a brief summary of the material provisions of the Golub letter of intent. This summary is qualified in its entirety with reference to the Golub letter of intent, a copy of which is filed as an exhibit to the
Schedule 13E-3 filed by Specialty Catalog incorporated herein by reference.


 Note and Warrant Purchase Agreement

     The following describes the material terms of the note and warrant purchase agreement based upon a draft which is believed to be in substantially the form to be entered into prior to the merger.

     The full text of the proposed form of draft note and warrant purchase agreement is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and its affiliates and is incorporated herein by reference. We encourage you to read the note and warrant purchase agreement, because it contains substantially all of the material provisions that will govern the subordinated debt portion of financing for the merger.

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


     Pursuant to the note and warrant purchase agreement, Specialty Catalog will issue and sell to the LEG Parties, for cash (i) $7,500,000 principal amount of its 14% Series A Senior Subordinated Notes due June 30, 2006 (the "Notes") and (ii) warrants to purchase shares of the common stock of Specialty Catalog.


     Terms of the Notes. The Notes represent a promise to repay the principal amount of $7,500,000, payable in quarterly installments of 41/2% each, commencing on June 30, 2003 and continuing until June 30, 2006. Interest will accrue quarterly at a rate of 14% (including a current payment of 12.5%). At least approximately 89% of the interest is to be paid in cash by wire transfer of immediately available funds at each interest payment date, and the balance of any unpaid interest will be added to the principal due. The interest rate on the Notes in the event of a default on payment of principal of the Notes is 18%. Each of SC Corporation (d/b/a SC Direct), SC Publishing, Inc. and Daxbourne International Limited are expected to be parties to the note purchase and warrant agreement.

     The note and warrant purchase agreement provides that Specialty Catalog may prepay the Notes in an amount of at least $250,000 at any time, subject to certain premium charges. Following three-day notice, an amount of the principal of the Notes, together with accrued interest thereon, may be paid if, in the twelve month period after the sale of the Notes is consummated, Specialty Catalog pays a premium of 7% of the principal amount to be prepaid. Similarly, in each of the 24, 36 and 48 month periods following consummation of the sale of the Notes, a 6%, 5% or 3% premium, respectively, will be assessed on any prepayment. Sixty months after the consummation of the sale of Notes, no premium is required to accompany any prepayment of the notes.

     Unless a majority of the holders of the Notes consent to forgo the applicable restrictions, a mandatory prepayment of the Notes must be made if the following events occur:

    o A change of control of Specialty Catalog, among other things (as more fully described in the note and warrant purchase agreement): the Notes must be prepaid in full.

    o Sale of 25% or more of Specialty Catalog's assets or another transaction accomplishing same: the Notes must be prepaid in full.

    o 90 days after the end of each fiscal year, Specialty Catalog must prepay the Notes in an amount equal to the greater of (a) one-half of 25% of the consolidated excess cash flow, or (b) 25% of such Consolidated Excess Cash Flow less the amount required to be paid to Fleet Bank, Specialty Catalog's senior lender.

     Conditions Precedent. The note and warrant purchase agreement stipulates certain conditions which must be satisfied in order to obligate the LEG Parties to purchase the Notes. The majority of these conditions are customary provisions, while some are tailored to the circumstances of the merger and the particular terms of the Notes. Accordingly, the following is a summary of certain restrictions and requirements that require compliance by Specialty Catalog and Acquisition Corp. together and separately, as applicable:

    o On the date the note and warrant purchase agreement is consummated, and after allowing for the payment of the merger consideration, Specialty Catalog and Acquisition Corp. must have, on a consolidated basis, $2,000,000 of "excess cash or senior debt available."

    o LEG Partners must receive their pro rata shares of: (i) a funding fee of $150,000, less any amounts paid by Specialty Catalog, as a commitment fee prior to consummation of the sale and purchase of the Notes, and (ii) costs and expenses incurred in connection with the transaction.

    o LEG Partners must be satisfied with the terms of the merger documents and with the legal structure and capitalization of Specialty Catalog post-merger.

    o Specialty Catalog must have minimum EBITDA for the twelve-month period ending on the date of the latest financial statements, of not less than $5,810,000 (as adjusted for certain permitted exceptions).

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

     Affirmative and Negative Covenants. The note and warrant purchase agreement provides that Specialty Catalog will agree to provide the holders of the Notes with certain rights, to abide by certain ongoing requirements and to use the proceeds from the sale of the Notes for specified purposes in a particular manner. In summary, Specialty Catalog will agree to the following covenants:


    o The LEG Parties will have the right to have two representatives attend all meetings of the board of directors, and at all times after either the repayment in full of the Notes or upon and during the continuance of a default under the note and warrant purchase agreement, the LEG Parties shall have a right to designate one member to the Board of Directors, with permitted exceptions.


    o Specialty Catalog cannot create or suffer to exist any lien upon its property, income or profits except: (a) liens less than $50,000 in value that arise in the ordinary course of business or from tax obligations;
      (b) purchase money liens; (c) liens securing a subsidiary's debt to Specialty Catalog; and (d) reservations, easements and rights of way affecting real property.

    o Specialty Catalog cannot incur any debt other than certain permitted indebtedness.

    o Specialty Catalog cannot make any acquisitions or loans other than: (a) fixed assets used in the business and constituting capital expenditures;
      (b) goods used in the manufacture of products or services offered by Specialty Catalog in the ordinary course; (c) loans to employees less than $50,000 in the aggregate, outstanding.

    o Specialty Catalog cannot sell, lease or otherwise dispose of any property, assets or rights except: (a) inventory in the ordinary course;
      (b) obsolete equipment and inventory; (c) arms-length sales in which (i) 75% of the consideration is cash, (ii) the sale price is at least fair market value, and (iii) the proceeds of the sale are applied to payment of indebtedness for money borrowed (provided the value of all property sold by Specialty Catalog in any year does not exceed 5% of Specialty Catalog tangible assets as valued at the beginning of such year).

    o Specialty Catalog cannot pay or increase any salaries, bonuses or other compensation to officers, directors, stockholders or affiliates or pay any management, consulting, advisory or similar fees to its officers, directors, stockholders or affiliates unless such compensation is at the same level set as of the date of the consummation of the note and warrant purchase agreement or consistent with past practice and certain other permitted exceptions.

    o Specialty Catalog cannot enter into any leases, other than capital leases, that would cause the annual aggregate payment obligations thereunder to exceed $800,000.

    o Specialty Catalog cannot transfer any cash or property to any officer, director, employee or affiliate, enter into any contract or transaction with any such person or modify any outstanding contract with any such person, except in permitted circumstances.

    o Specialty Catalog also agreed to maintain compliance with certain financial covenants.


 Warrant Agreement

     The following describes the material terms of the warrant agreement based upon a draft which is believed to be in substantially the form to be entered into prior to the merger. The full text of the proposed form of the warrant agreement is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and its affiliates and is incorporated herein by reference.


     In connection with the sale of the Notes, Specialty Catalog has agreed to issue warrants to the LEG Parties to purchase the common stock of Specialty Catalog in an amount equal to thirteen and four tenths percent (13.4%) of Specialty Catalog's fully diluted common stock, at the time of exercise, subject to certain adjustments. The aggregate percentage of shares of common stock into which the warrants are convertible may be lower as a result of certain capital stock issuances and grants of permitted dilutive options, as more fully described in the warrant agreement.


     Terms of the Warrants. The exercise price for a holder's warrant will be $.01 per share for each share of Specialty Catalog's common stock issuable upon exercise of such warrant. The warrants will be

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

exercisable for ten years from issuance. Holders of shares underlying the warrants will be entitled to customary registration rights with respect to registrations of Specialty Catalog's securities under the Securities Act.

     Put Option. At the written request and upon due notice, as required, of any holder or holders of 50% or more of the warrants outstanding at any time, Specialty Catalog will purchase the number of warrants specified by such requesting holder. The put option may be exercised after five years following the date of the warrant agreement or upon the occurrence of certain put events, including an initial public offering of Specialty Catalog common stock, the sale of 25% or more of Specialty Catalog's assets or certain other transactions constituting a change of control. The "Put Price" of a warrant to be repurchased by the Company will be an amount equal to the quotient of the fair value of the company (as computed according to more detailed terms included in the warrant agreement) divided by the number of shares of common stock constituting the company's fully-diluted common stock.


 Equity Contributions

     Each of Alexander and Mr. Naggar intend to make capital contributions to Acquisition Corp. in such amount that is required (after taking into account the proceeds from Fleet and Golub Associates) in exchange for common stock of Acquisition Corp. in order to enable Acquisition Corp. to consummate, the merger and the transactions contemplated by the merger agreement. Pursuant to the terms of their subscription agreements, Mr. Naggar and Alexander will contribute to Acquisition Corp. approximately $200,000 and $1.47 million, respectively, in exchange for shares of common stock of Acquisition Corp. See "SPECIAL FACTORS -- Related Agreements - Subscription Agreements."

     At this time, the Continuing Stockholders do not have any alternative financing plans. However, the Continuing Stockholders believe that Fleet will extend credit to Specialty Catalog under an amended credit facility, that LEG Partners will close on the $7.5 million loan and the transactions contemplated by the subscription agreements will close in accordance with their respective terms. Therefore, the Continuing Stockholders believe that they will have sufficient financing to close the transactions contemplated by the merger agreement.


TREATMENT OF OPTIONS

     Immediately prior to the effective time of the merger, and except as otherwise consented to by Acquisition Corp., each outstanding, unexercised option to purchase the common stock (an "Option") granted under each of the Specialty Catalog 1996 Stock Incentive Plan, as amended, and the Specialty Catalog 2000 Stock Incentive Plan (collectively, the "Specialty Catalog Stock Option Plans") other than Options held by the Continuing Stockholders and certain members of management, whether or not exercisable, shall be cancelled by Specialty Catalog in consideration of a cash payment, if applicable, from the surviving corporation in an amount equal to the product of multiplying (a) the excess, if any, of (x) $3.75, over (y) the per share exercise price of such Option, by (b) the number of shares (of common stock) subject to such Option. Any cash payment shall be net of any required withholding taxes. In other words, all holders of Options exercisable at a price greater than $3.75 per share will receive no consideration in return for the cancellation of their Options. However, for each Option exercisable at a price less than $3.75 per share, the option holder will receive for each Option to purchase a share an amount equal to the excess of $3.75 over the per share exercise price of such Option, less any required withholding taxes. The obligation to make any cash payment for options issued outside of the Specialty Catalog Stock Option Plans shall be handled on a negotiated basis and subject to obtaining any necessary consents of optionees to the cancellation of such options. Also see "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements."


RELATED AGREEMENTS

 Employment Agreements

     Joseph Grabowski. On May 8, 2000, Specialty Catalog entered into an employment agreement with Mr. Grabowski. The term of the employment agreement commenced on May 8, 2000 and, unless extended, terminates on May 7, 2002. Under this employment agreement, Mr. Grabowski will receive an annual salary of $300,000, along with other benefits and will be eligible for a performance bonus of up to 100 percent of his annual salary, based upon performance as compared against the annual performance plan. Upon executing the employment agreement, Mr. Grabowski was granted options under our 2000 Stock Incentive Plan to purchase 250,000 shares of our common stock at $2.50 per share, the then trading price of the stock. Mr. Grabowski is also eligible to receive an additional grant of 250,000 stock options, at a price which shall equal the trading price on the date of the grant, as defined in the 2000 Stock Incentive Plan, after the end of the first fiscal year in which our gross revenues exceed $120,000,000.

     Specialty Catalog may terminate Mr. Grabowski's employment upon his death or permanent disability, or if he engages in conduct that constitutes "cause" under the employment agreement. Mr. Grabowski may terminate his employment for "Good Reason" as defined in the employment agreement. In the event Mr. Grabowski's employment is terminated by Specialty Catalog other than for "cause", Mr. Grabowski will receive a "Termination Payment" as defined in the employment agreement. The employment agreement contains non-competition and other restrictions effective during the term of employment and for a one-year period thereafter.

     Prior to the closing of the merger, Specialty Catalog and Mr. Grabowski will enter into an amendment to his employment agreement that will, among other things, extend his term of employment until December 31, 2004, increase his annual salary to $312,500, award Mr. Grabowski a bonus payment of $100,000 upon the effectiveness of the amendment, and provides that Mr. Grabowski will be granted options to purchase 54,135 shares of common stock under our 2001 Stock Incentive Plan at an exercise price of $3.75 per share. The amendment will be effective upon the consummation of the merger and the transactions contemplated by the stock option exercise agreement between Specialty Catalog and Mr. Grabowski and the option agreement between Specialty Catalog and Mr. Grabowski. See "SPECIAL FACTORS -- Related Agreements - Employment Agreements," "SPECIAL FACTORS -- Related Agreements -- Stock Option Exercise Agreements" and "SPECIAL FACTORS -- Related Agreements -2001 Stock Incentive Plan"


     The foregoing is a brief summary of the material provisions of the amendment to Mr. Grabowski's employment agreement. A draft of the form of amendment to Mr. Grabowski's employment agreement, which is expected to be entered into prior to the closing of the merger, is filed as an exhibit to
Schedule 13E-3 filed by Specialty Catalog and its affiliates and is incorporated herein by reference.


     Thomas McCain.

     Thomas McCain has served as Specialty Catalog's Senior Vice President and Chief Financial Officer since June 22, 1999. Specialty Catalog intends to enter into an employment agreement with Mr. McCain. The term of the employment agreement commences upon the closing of the merger and, unless extended, terminates on August 31, 2003. Under this employment agreement, Mr. McCain will receive an annual salary of $185,000, along with other benefits and will be eligible for a performance bonus of $40,000 for fiscal year 2001 and 20 percent of his annual salary for each fiscal year thereafter based upon certain business-related performance goals. The employment agreement also provides that Mr. McCain will be granted options to purchase 23,049 shares of Specialty Catalog common stock under our 2001 Stock Incentive Plan at an exercise price of $3.75 per share.


     Specialty Catalog may terminate Mr. McCain's employment for any reason including, but not limited to, his death or permanent disability, or if he engages in conduct that constitutes "cause" under the employment agreement. In the event Mr. McCain's employment is terminated by Specialty Catalog for any reason, Mr. McCain will receive a termination payment as more fully described in the employment agreement. The employment agreement contains non-competition and other restrictions effective during the term of employment and for a one-year period thereafter. This employment agreement will be effective upon the consummation of the merger and the transactions contemplated by the stock option exercise agreement between Specialty Catalog and Mr. McCain. See "SPECIAL FACTORS -- Related Agreements - Stock Option Exercise Agreements" and "SPECIAL FACTORS -- Related Agreements - 2001 Stock Incentive Plan."

     The foregoing is a brief summary of the material provisions of Mr. McCain's employment agreement. A copy of a draft of Mr. McCain's employment agreement, which is in substantially the form that is intended to be entered into prior to the closing of the merger, is filed as an exhibit to Schedule 13E-3 filed by Specialty Catalog and its affiliates and is incorporated herein by reference.



 Stockholders Agreement


     The following is a brief summary of the material provisions of the stockholders agreement. A copy of the stockholders agreement is filed as an exhibit to Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.


     Immediately prior to the signing of the merger agreement, on May 4, 2001, each of the stockholders of Acquisition Corp. entered into the stockholders agreement. The stockholders agreement provides that the board of directors of Acquisition Corp. shall consist of six directors and that all parties to the stockholders agreement will vote all of their shares of Acquisition Corp. to elect to the board of directors:


    o two directors designated by Alexander Enterprise Holding Corp. which shall initially include Martin Franklin and Eric Hansen,


    o two directors, designated by Mr. Naggar together with First Global, Oracle, Ionic and Three Greens which shall initially include Guy Naggar and David Cicurel; and


    o two directors, mutually designated by each of the designators above which initially include Mr. Grabowski and Mr. McCain.


     Pursuant to the terms of the stockholders agreement, simultaneously with the closing of the transactions contemplated by the merger agreement and immediately prior to the merger, the Continuing Stockholders who have executed subscription agreements shall purchase shares of common stock of Acquisition Corp. by (i) contributing to Acquisition Corp., any or all of their shares of our common stock, owned by each stockholder, (ii) making an additional cash contribution to Acquisition Corp.; or (iii) a combination of (i) and (ii) above, in accordance with the terms and conditions of a subscription agreement, to be entered into by Specialty Catalog and each of the respective stockholders of Acquisition Corp. See "SPECIAL FACTORS -- Related Agreements - Subscriptions Agreements" below.


     The stockholders agreement also provides for restrictions on the transfer of shares, "take-along" obligations, "come-along" rights, pre-emptive rights and rights of first offer with respect to the securities of Acquisition Corp.


     Upon consummation of the merger, the stockholders agreement shall survive and remain in full force and effect as the stockholders agreement of Specialty Catalog.


 Subscription Agreements


     Certain of the Continuing Stockholders entered into a subscription agreement with Acquisition Corp. for a number of shares of Acquisition Corp. Pursuant to the terms of their respective subscription agreements, the Continuing Stockholders who have executed subscription agreements have agreed to contribute, and LEG Partners III is likely to contribute, immediately prior to the closing of the merger, the number of shares of common stock of Specialty Catalog indicated in the table set forth below to Acquisition Corp. in exchange for the number of shares of common stock of Acquisition Corp. indicated in the table set forth below


     In addition, the subscription agreements entered into by each of Mr. Naggar and Alexander provide that, immediately prior to the closing of the merger, Mr. Naggar and Alexander shall purchase from Acquisition Corp. such number of shares of Acquisition Corp. indicated in the table set forth below, for the aggregate cash purchase price as indicated in the table set forth below. See "AMOUNT AND SOURCE OF FUNDS AND FINANCING OF THE MERGER -- Equity Contributions."

                                            NUMBER OF       NUMBER OF
                                            SHARES OF       SHARES OF      PURCHASE     NUMBER OF
                                            SPECIALTY      ACQUISITION     PRICE OF     SHARES OF
                                             CATALOG          CORP.       ADDITIONAL   ACQUISITION     TOTAL NUMBER
                                         CONTRIBUTED TO     ACQUIRED      SHARES OF       CORP.        OF SUBSCRIBED
                                           ACQUISITION     PURSUANT TO   ACQUISITION   ACQUIRED BY       SHARES OF
                                              CORP.       CONTRIBUTION      CORP.        PURCHASE    ACQUISITION CORP.
                                        ---------------- -------------- ------------- ------------- ------------------
Alexander Enterprise Holdings
 Corp. (1) ............................      279,700         279,667     $1,473,501      392,934          672,634(1)
Guy Naggar (2) ........................      401,667         401,645     $  199,268       53,138          454,805(2)
First Global Holdings
 Limited (3) ..........................      244,655         244,642              -            -          244,655(3)
Oracle Investments and Holdings (3)....      244,656         244,643              -            -          244,656(3)
Ionic Holdings LDC (3) ................      244,655         244,642              -            -          244,655(3)
Three Greens Holdings Limited (4) .....       98,376          98,370              -            -           98,376(4)
Martin Franklin .......................      109,892         109,892              -            -          109,892
The David Cicurel Settlement ..........       12,659          12,659              -            -           12,659
LEG Partners III SBIC, L.P. ...........      190,215         190,215              -            -          190,215
Wynnefield Partners Small Cap
 Value, L.P. ..........................       65,190          65,190              -            -           65,190
Wynnefield Partners Small Cap
 Value, L.P. I ........................       78,287          78,287              -            -           78,287
Wynnefield Partners Small Cap Value
 Offshore Fund, Ltd. ..................       32,826          32,826              -            -           32,826

----------
(1) Pursuant to the stockholders agreement, Alexander also holds 33 shares of common stock of Acquisition Corp. prior to entering into its subscription agreement.

(2) Pursuant to the stockholders agreement, Mr. Naggar also holds 22 shares of common stock of Acquisition Corp. prior to entering into its subscription agreement.

(3) Pursuant to the stockholders agreement, each of First Global, Oracle, and Ionic also hold 13 shares of common stock of Acquisition Corp. prior to entering into its subscription agreement.

(4) Pursuant to the stockholders agreement, Three Greens also holds 6 shares of common stock of Acquisition Corp. prior to entering into its subscription agreement.

     Among other things, each of the Continuing Stockholders who have executed subscription agreements also agreed (i) to certain voting and transfer restrictions with respect to the portion of their shares of Specialty Catalog, and (ii) to vote all of their shares of Specialty Catalog in favor of the merger and the merger agreement. See "SUMMARY TERM SHEET -- Required Vote," "QUESTIONS AND ANSWERS ABOUT THE MERGER -- What Vote is Required," and "SUMMARY -- Information Concerning the Meeting - Voting Requirements."

     The foregoing is a brief summary of the material provisions of the subscription agreements. A copy of each of Mr. Naggar and Alexander's subscription agreement is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference. A form of the other Continuing Stockholders' subscription agreement is filed as an exhibit to the
Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.


 Stock Option Exercise Agreements

     Under stock option exercise agreements entered into with Specialty Catalog, each of the employees, officers, and directors listed below will, at the time of the merger and pursuant to options granted under our 2000 Stock Incentive Plan, purchase the number of shares of common stock of Specialty Catalog listed below, payment for which shall be made in whole with shares of common stock of Specialty Catalog obtained through the exercise of such options and surrendered in lieu of the payment of cash for such exercise.

                                                                                                            NUMBER OF
                                NUMBER OF                                                                   ACQUIRED
                                 OPTIONS      NUMBER OF        AGGREGATE      NUMBER OF       VALUE OF      SHARES OF
                                EXCHANGED   TOTAL OPTIONS      EXERCISE        OPTIONS         OPTIONS      SPECIALTY
OPTIONEE                         FOR CASH     EXERCISED          PRICE       SURRENDERED     SURRENDERED     CATALOG
------------------------------ ----------- --------------- ---------------- ------------- ---------------- ----------
Joseph Grabowski (1) .........         0       250,000       $ 625,000.00      166,667      $ 208,333.75     83,333
Richard Lipton ...............    10,000        20,000       $  50,000.00       13,333      $  16,666.25      6,667
Thomas McCain ................     6,667        13,333       $  33,332.50        8,889      $  11,111.25      4,444
Stuart Rose ..................    10,000        20,000       $  50,000.00       13,333      $  16,666.25      6,667
Colleen Cheney ...............     3,333         6,667       $  16,667.50        4,445      $   5,556.25      2,222
Bradford Bishop ..............     3,333         6,667       $  16,667.50        4,445      $   5,556.25      2,222
Jan Santolla .................     3,333         6,667       $  16,667.50        4,445      $   5,556.25      2,222
Richard Harris ...............     5,000         2,500       $   5,625.00        1,500      $   2,250.00      1,000
Guy Naggar ...................         0        10,000       $  25,000.00        6,667      $    8333.75      3,333
David Cicurel ................         0        10,000       $  25,000.00        6,667      $    8333.75      3,333
Martin Franklin ..............         0        50,000       $ 125,000.00       33,333      $  41,666.25     16,667

----------
(1) The shares purchased by Mr. Grabowski will be fully vested and not subject to forfeiture.

     The stock option exercise agreements (other than the agreement with Mr. Grabowski) also provide that the purchased shares shall vest in accordance with a vesting schedule set forth therein. Unvested shares are subject to forfeiture upon the option holder's termination of employment with Specialty Catalog. The option holders have also agreed to become a party to, and be bound by the terms and provisions of, the stockholders agreement.

     The foregoing is a brief summary of the material provisions of the stock option exercise agreements, a draft of the form of which is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference. A draft of the form of Mr. Grabowski's stock option exercise agreement is also filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.


 Option Agreements

     Certain officers and employees of Specialty Catalog or any of its subsidiaries will be eligible to participate in the 2001 Stock Incentive Plan pursuant to which the compensation committee of the board of directors of Specialty Catalog will be authorized to grant options to acquire up to approximately 10% of the outstanding capital stock of Specialty Catalog after the closing of the merger. See "SPECIAL FACTORS -- Related Agreements - 2001 Stock Incentive Plan."

     It is expected that upon the consummation of the merger, each of our employees listed below will enter into stock option agreements to purchase shares of Specialty Catalog at an exercise price of $3.75, subject to certain vesting requirements specified in their option agreement. The options will be granted pursuant to the 2001 Stock Incentive Plan. For information concerning the 2001 Stock Incentive Plan, please read "SPECIAL FACTORS -- Related Agreements - 2001 Stock Incentive Plan."



OPTIONEE                                   NUMBER OF OPTIONS
---------------------------------------   ------------------
  Joseph Grabowski ....................         54,135
  Richard Lipton ......................         20,855
  Thomas McCain .......................         23,049
  Stuart Rose .........................          3,333
  Colleen Cheney ......................          7,778
  Bradford Bishop .....................          7,778

     The foregoing is a brief summary of the material provisions of the option agreements, the form of which is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.

     In addition, in accordance with the terms of the amendment to Mr. Grabowski's employment agreement, Mr. Grabowski's option agreement contains additional provisions regarding vesting. The vesting of options granted to Mr. Grabowski under the 2001 Stock Incentive Plan shall be accelerated and become immediately exercisable upon certain events including (i) a "change of control" of Specialty Catalog or (ii) the termination of Mr. Grabowski's employment by Specialty Catalog for any reason other than his death or disability or for "cause." See "SPECIAL FACTORS -- Related Agreements -Employment Agreements" and "SPECIAL FACTORS -- Related Agreements - 2001 Stock Incentive Plan."

     A draft of the form of Mr. Grabowski's option agreement is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.


 2001 Stock Incentive Plan

     Administration and Eligibility. The Specialty Catalog Corp. 2001 Stock Incentive Plan authorizes the issuance of a number of shares representing approximately 10% of the issued and outstanding capital stock of Specialty Catalog at the closing of the merger upon the exercise of stock options or in connection with the issuance of restricted stock and stock bonuses. The 2001 Stock Incentive Plan authorizes the granting of stock options, restricted stock and stock bonuses to employees, officers, directors, consultants, independent contractors and advisors of Specialty Catalog and its parents, affiliates, and subsidiaries provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

     The 2001 Stock Incentive Plan provides for its administration by either a committee consisting solely of two or more outside directors or the Board of Directors (the "Administrator"). In general, the Administrator, in its sole discretion, determines which eligible employees, officers, directors, consultants, independent contractors and advisors of Specialty Catalog and its subsidiaries may participate in the 2001 Stock Incentive Plan and the type, extent and terms of the equity-based awards to be granted to them. The 2001 Stock Incentive Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified stock options ("NQSOs"). ISOs may be granted only to employees of Specialty Catalog or of a parent or subsidiary of Specialty Catalog. NQSOs (and all other awards other than ISOs) may be granted to employees, officers, directors, consultants, independent contractors and advisors that render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of ISOs must be at least equal to the fair market value of the Specialty Catalog common stock on the date of grant. The exercise price of ISOs granted to 10% shareholders must be at least equal to 110% of that value. The exercise price of NQSOs may be above or below the fair market value of the Specialty Catalog common stock on the date of grant. The maximum term of options granted under the 2001 Stock Incentive Plan is ten years. Awards granted under the 2001 Stock Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, except as determined by the Administrator, and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the Administrator and set forth in the award agreement with respect to awards that are NQSOs). Options granted under the 2001 Stock Incentive Plan generally expire three months after the termination of the optionee's service to Specialty Catalog or a parent, affiliate, or subsidiary of Specialty Catalog, except in the case of death or disability, in which case the options generally may be exercised up to 6 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause.

     Restricted Stock. The Administrator may make grants of restricted stock for cash or other consideration, as the Administrator determines. The number of shares of Common Stock granted to each grantee will be determined by the Administrator. Grants of restricted stock will be made subject to such restrictions and conditions as the Administrator may determine in its sole discretion, including periods of restriction on transferability during which time the grant may be required to be deposited with an escrow agent, if the Administrator so determines.

     Other. Among other things, the 2001 Stock Incentive Plan also provides for awards of stock bonuses for past or future services rendered to Specialty Catalog.

     The foregoing is a brief summary of the material provisions of the 2001 Stock Incentive Plan. A draft of the 2001 Stock Incentive Plan is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.


 Engagement of Marlin Holdings, LLC


     On February 16, 2001, Specialty Catalog engaged Marlin Holdings, LLC ("Marlin") to assist Specialty Catalog with the structure, financing and coordination of any management buyout or other privatization transaction. The agreement with Marlin provides for reimbursement of expenses incurred by Marlin on any such endeavors, and payment of $250,000 upon closing of a transaction, subject to downward adjustment as provided in the agreement. Martin Franklin, a director of Specialty Catalog, is Chairman and Chief Executive Officer of Marlin.


     The foregoing is a brief summary of the material provisions of the Marlin engagement letter. This summary is qualified in its entirety with reference to the Marlin engagement letter, a copy of which is filed as an exhibit to
Schedule 13E-3 filed by Specialty Catalog and incorporated herein by reference.



 Rights Agreement Amendment


     On April 11, 2000, the board of directors of Specialty Catalog adopted a stockholder rights plan pursuant to a rights agreement dated as of April 11, 2000, between Specialty Catalog and Continental Stock Transfer and Trust Company, as rights agent. The rights agreement is effective as of April 11, 2000 for all shares of common stock of Specialty Catalog outstanding on such date and for certain shares of common stock issued thereafter. Pursuant to the rights agreement, at any time a person (other than an "exempt person") becomes the beneficial owner of 15% or more of Specialty Catalog's common stock, a "right" is exercisable by the registered holder of a right certificate to purchase1/1000th of a share of series A preferred stock of Specialty Catalog, subject to adjustment, at an exercise price per 1/1000th of a share of series A preferred stock of $15, subject to adjustment. Each 1/1000th of a share of series A preferred stock will have economic attributes (i.e., participation in dividends and voting rights) substantially equivalent to one whole share of the common stock of Specialty Catalog. The rights expire on the tenth anniversary of the date of the rights agreement unless earlier redeemed or exchanged by Specialty Catalog as provided in the rights agreement.


     Prior to the execution of the merger agreement, Specialty Catalog entered into an amendment to the rights agreement. In accordance with the amendment, the definition of "exempt person" was amended to include any person or persons, or persons later joining such person or group of persons, who, prior to the time they become the beneficial owner of 15% or more of Specialty Catalog's common stock, receives the approval of the board of directors of Specialty Catalog for the underlying transaction or transactions which results in the beneficial ownership of 15% or more of Specialty Catalog's common stock. The Continuing Stockholders are "exempt persons" because the merger agreement and the transactions contemplated thereby have received the approval of our board if directors prior to the time the Continuing Stockholders become the beneficial owner of more than 15% of Specialty Catalog's common stock as a result of such transactions.


     The foregoing is a brief summary of the material provisions of each of the rights agreement and the amendment to the rights agreement. The amendment to the rights agreement is filed as an exhibit to the Schedule 13E-3 filed by Specialty Catalog and is incorporated herein by reference.

ESTIMATED FEES AND EXPENSES


     Estimated fees and expenses to be incurred by Specialty Catalog upon consummation of the merger are approximately as follows:


       Financing Fees and Expenses ...........................    $  241,875
       Advisory Fees and Expenses ............................       215,000
       Legal, Accounting and Consulting Fees and Expenses
        Sullivan & Cromwell ..................................       100,000
        Kane Kessler .........................................       310,680
       Management Bonus ......................................       100,000
       Directors and Officers' Insurance .....................        46,000
       Depositary and Paying Agent Fees and Expenses .........        10,000
       SEC Filing Fee ........................................         2,445
       Printing, Mailing and Miscellaneous Costs .............        47,000
                                                                  ----------
          Total ..............................................    $1,073,000
                                                                  ==========


     Specialty Catalog, as the surviving company, will be responsible for all of the foregoing fees and expenses if the merger occurs. If the merger is not consummated, each of Specialty Catalog, on the one hand, and Acquisition Corp., on the other, will pay its own fees and expenses, provided that Specialty Catalog will be obligated under certain circumstances to reimburse Acquisition Corp. for its expenses. See "SUMMARY OF THE THE MERGER AGREEMENT -- Termination Fee and Expenses."



PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS


     No provision has been made to grant unaffiliated stockholders of Specialty catalog (which stockholders include all of Specialty Catalog's stockholders other than Acquisition Corp. and its current and future stockholders) access to the corporate files of Specialty Catalog or any other party to the merger or to obtain counsel or appraisal services at the expense of Specialty Catalog or any other such party.

                        SUMMARY OF THE MERGER AGREEMENT


     The following describes the material terms of the merger agreement and amendment no. 1 to the merger agreement. The full text of each of the merger agreement and amendment no. 1 to the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. We encourage you to read the entire merger agreement. It is the legal document that governs the merger.


Merger Agreement


     Effective Time of the Merger. The merger agreement provides that the closing of the merger will take place as soon as practicable after the satisfaction or waiver of the conditions to the merger. At the closing, the parties will file the necessary documents with the Secretary of State of the State of Delaware to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the effective time will occur in the summer of the year 2001.

     General. The merger agreement provides that, subject to satisfaction of several conditions, Acquisition Corp. will be merged with and into Specialty Catalog, and that following the merger, the separate existence of Acquisition Corp. will cease and Specialty Catalog will continue as the surviving corporation. At the effective time, and subject to the terms and conditions set forth in the merger agreement, each of the following will occur:

    o the stockholders of Specialty Catalog will receive $3.75 in cash, without interest, for each share of Specialty Catalog common stock that they own, other than (i) shares owned by Acquisition Corp. and (ii) shares owned by stockholders who have perfected their dissenters' appraisal rights. Shares held in the treasury of Specialty Catalog will be canceled in the merger;


    o each outstanding, unexercised option, warrant or other right to purchase Specialty Catalog's common stock issued pursuant to the 1996 Stock Incentive Plan, as amended, and the 2000 Stock Incentive Plan will be canceled and converted into consideration of a cash payment equal to the difference between $3.75 per share and the exercise price of the option if the exercise price is less than $3.75 per share, less any required withholding taxes; and


    o Specialty Catalog common stock will no longer be publicly traded.

     Surrender and Exchange of Stock Certificates. Prior to the effective time of the merger, Acquisition Corp. will deposit with an exchange agent, cash equal to the amount to be paid to holders of Specialty Catalog common stock as a result of the merger. Promptly after the effective time of the merger, the exchange agent will send to each record holder of Specialty Catalog common stock instructions how to exchange such holder's Specialty Catalog common stock certificate for $3.75 in cash. Upon surrender to the exchange agent of an outstanding certificate or certificates which represent Specialty Catalog common stock and acceptance of such certificate or certificates by the exchange agent, the exchange agent will deliver to the holder of such certificate or certificates the amount of merger consideration owed to the holder. No interest will be paid or accrue on any cash payable to any holder of Specialty Catalog common stock.

     Any portion of the merger consideration payable to holders of Specialty Catalog common stock which remains undistributed for 180 days after the effective time shall be delivered to the surviving corporation. After that period of time, any holder of Specialty Catalog common stock who has not previously exchanged his certificates may only look to the surviving corporation and only as a general creditor for payment of that portion of the merger consideration owed to him under the merger agreement.

     If you do not have your Specialty Catalog common stock certificate, you may make an affidavit of that fact. In addition, the surviving corporation may require that you indemnify it against any claim that may be made against it or Acquisition Corp. with respect to the missing stock certificate. Upon receipt of the affidavit and any required indemnity, the exchange agent will issue the merger consideration payable to you.

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

     Stock Option Plan and Related Matters. Specialty Catalog has agreed to effect the cancellation at the effective time of all outstanding, unexercised options, warrants or other rights to purchase Specialty Catalog's common stock issued pursuant to the 1996 Stock Incentive Plan, as amended, and the 2000 Stock Incentive Plan in exchange for a cash payment. For each canceled option, warrant, or other right to purchase common stock, the holder will receive a cash payment equal to the difference between $3.75 per share and the exercise price of the option if the exercise price is less than $3.75 per share, less any required withholding taxes. Upon Acquisition Corp.'s request, we must take all necessary action to terminate our current employee stock option plans, the 1996 Stock Incentive Plan and the 2000 Stock Incentive Plan, as of the effective time of the merger.

     Representations and Warranties. The merger agreement contains customary representations and warranties of Specialty Catalog and its subsidiaries relating to various aspects of its business and financial statements and other matters, including among other things:

    o its organization, qualification, standing and power,

    o its certificate of incorporation, bylaws and stock transfer records,

    o its capital structure,

    o its subsidiaries,

    o its authority to enter into and the validity and effectiveness of the Merger Agreement,

    o the absence of conflicts, violations or defaults under its certificate of incorporation, bylaws and certain other agreements in connection with the merger,

    o the consents and approvals required of certain governmental entities relating to the merger,

    o the documents and reports filed with the Securities and Exchange Commission and the accuracy and completeness of the information contained therein,

    o the absence of defaults under its certificate of incorporation, bylaws and material contracts,

    o its compliance with applicable laws,

    o the absence of certain changes since December 30, 2000,

    o the absence of undisclosed liabilities,

    o any litigation or other third-party claims relating to the merger or the transactions contemplated thereby,

    o this proxy statement and the Schedule 13E-3 filed with the S.E.C. and the accuracy and completeness of the information contained herein and therein,

    o environmental matters,

    o the inapplicability or waiver of any anti-takeover laws,

    o the determinations of the special committee and the board of directors and the fairness of the merger, and

    o the identity of its financial advisor.

     The merger agreement also contains customary representations and warranties of Acquisition Corp. relating to various aspects of their businesses, including among other things:

    o its organization, qualification, standing and power,

    o its authority to enter into and the validity and effectiveness of the merger agreement,

    o the absence of conflicts, violations or defaults under their organizational documents and certain other agreements in connection with the merger,

    o the absence of required consents and approvals of certain governmental entities relating to the merger,

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

    o the vote of the Board of Directors and stockholders of Acquisition Corp. in favor of the merger,

    o its payment of any brokers, finders or investment banker fees, and

    o the accuracy and completeness of the information contained in the
      Schedule 13E-3 filed herewith.

     The representations and warranties expire at the effective time of the merger, or upon the termination of the merger agreement in accordance with its terms, unless waived earlier by either party.

     Conduct of Business Prior to the Merger. Specialty Catalog has agreed that prior to the merger it will operate its business in the ordinary course consistent with past practices and will use its reasonable efforts to preserve intact its business organization, retain the services of its current officers and employees, maintain satisfactory relationships with third parties and maintain its insurance coverage.

     In addition, the merger agreement places specific restrictions on the ability of Specialty Catalog and its subsidiaries to:

    o amend its certificate of incorporation or bylaws (or other charter documents);

    o authorize for issuance, issue, sell, deliver, or pledge any capital stock, debt or other securities convertible into capital stock or equivalents, or amend any of the terms of the foregoing, other than the issuance of Specialty Catalog common stock upon the exercise of outstanding rights under its stock option plans;

    o except for the issuance of Specialty Catalog common stock upon the exercise of options or the repurchase of common stock to the extent required under existing employee stock repurchase agreements or the cancellation of non-vested options of terminated employees:

      o split, combine or reclassify any shares of Specialty Catalog capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of Specialty Catalog capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Specialty Catalog capital stock, adopt or approve any rights plan, or repurchase, redeem or otherwise acquire any of Specialty Catalog's securities or its subsidiaries' securities, or

      o declare or pay any dividend of any kind, make any payment of cash or other property to stockholders or to terminate, cancel or otherwise settle any outstanding options under the Specialty Catalog stock option plan;

    o issue any new options or equivalent instruments of any kind;

    o without prior consultation with Acquisition Corp., commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration involving payments by Specialty Catalog of more than $50,000, or if as part of such settlement, agree to any restrictions on the operations of Specialty Catalog or its subsidiaries;

    o waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that Specialty Catalog entered into in connection with its consideration of a potential strategic transaction; provided, however, that Specialty Catalog may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the board of directors of Specialty Catalog determines, based on the advice of independent legal counsel, that failure to do so would be reasonably likely to constitute a breach of Specialty Catalog's duties to its stockholders; and

    o agree to take any actions prohibited by the merger agreement.

     No Solicitation. In the merger agreement, Specialty Catalog has agreed that:

    o it will not, and will not authorize or permit any of its subsidiaries or any of its directors, officers, employees or other representatives (including all of its advisors) to, directly or indirectly, solicit, initiate, request or take any other action to facilitate (including by way of providing non-public information) any inquiries or the making of any Acquisition Proposal (as defined below) or participate in any discussions or negotiations regarding any Acquisition Proposal;

    o it will immediately communicate to Acquisition Corp. orally and in writing any request for non-public information, any Acquisition Proposal, and any decision by Specialty Catalog to furnish information regarding Specialty Catalog and its subsidiaries to a third party who has made an Acquisition Proposal and plans to participate in discussions regarding the Acquisition Proposal, including the material proposed terms of the Acquisition Proposal and the identity of the third party, and subject to certain specified confidentiality obligations, will keep Acquisition Corp. reasonably informed of the status of such request or Acquisition Proposal and will provide updated information with respect to the material terms and the third party upon request by Acquisition Corp.; and


    o it will communicate to Acquisition Corp., orally and in writing, at least 24 hours (but notice given on a non-business day, or after 6:00 p.m. on a business day, takes effect on the first business day thereafter) prior to entering into an acquisition agreement related to a Superior Proposal (as defined below), the identity of the third party and the material proposed terms of the Superior Proposal, and, subject to certain specified confidentiality obligations, will provide updated information with respect to such third party and the material proposed terms of such Superior Proposal upon request by Acquisition Corp.

     However, the merger agreement does not prohibit:

    o the Specialty Catalog board of directors from determining, in good faith, after consulting with outside counsel or its financial advisor, that in order to act in a manner consistent with its fiduciary duties to the Specialty Catalog stockholders under applicable law, that Specialty Catalog may, following receipt from a third party of an Acquisition Proposal that may lead to a Superior Proposal:

      o furnish information about Specialty Catalog and its subsidiaries pursuant to a confidentiality agreement with such third party which contains certain terms specified in the merger agreement, and

      o participate in discussions or negotiations regarding the Acquisition Proposal with the party making the Acquisition Proposal; or

    o the Specialty Catalog board of directors from determining, in good faith, after consulting with outside counsel or its financial advisor, that in order to act in a manner consistent with its fiduciary duties to the Specialty Catalog stockholders under applicable law, the board of directors must:

      o withdraw, modify, or propose publicly to withdraw or modify, its approval or recommendation of the merger agreement and the merger,

      o approve or recommend, or propose publicly to approve or recommend, a Superior Proposal, or

      o cause Specialty Catalog to enter into an agreement related to a Superior Proposal and terminate the merger agreement and accept the Superior Proposal.

     The term "Acquisition Proposal" means any inquiries or the making of any proposal or offer from any third party other than Acquisition Corp. or its affiliates regarding any merger, consolidation, share exchange, recapitalization, sale of substantial assets (other than in the ordinary course of business), sale or purchase of (or right to sell or purchase) shares of capital stock (other than pursuant to the exercise of stock options outstanding on the date of the Merger Agreement) tender offer or similar transactions involving Specialty Catalog or any of its subsidiaries.

     The term "Superior Proposal" means any Acquisition Proposal that the Specialty Catalog board of directors determines in good faith (after consultation with and based upon the advise of outside counsel or its financial advisor) to be of a higher price per share and more favorable than the merger.

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

     Conditions to the Merger. The respective obligations of each party to complete the merger are subject to the satisfaction prior to the effective time of the following conditions:

    o adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of shares of Specialty Catalog common stock;

    o no temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling, nor any statute, rule, regulation, SEC stop order or other order preventing the consummation of the merger will be in effect; and

    o upon the written request of either Acquisition Corp., or Specialty Catalog, Specialty Catalog shall deliver to the Acquisition Corp. or the special committee, (i) a pro forma balance sheet of Specialty Catalog, on a consolidated basis, as of the effective time of the merger (and reflecting any debt incurred by the Specialty Catalog to finance the merger), (ii) a Solvency Certificate regarding solvency matters of Specialty Catalog, and (iii) projections for Specialty Catalog's operations, on a consolidated basis, for the period covered by the solvency certificate.

     The obligation of Acquisition Corp. to effect the merger is further subject to the following conditions:

    o the receipt of cash proceeds from debt and equity financings sufficient to consummate the transactions contemplated by this Agreement;

    o the representations and warranties of Specialty Catalog and its subsidiaries set forth in the merger agreement will be true and correct in all material respects both as of the date of the merger agreement and as of the closing date of the merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date);

    o Specialty Catalog will have performed and complied, individually or in the aggregate, with the covenants required to be performed by it under the merger agreement at or prior to the closing date;

    o there shall not have occurred any event or condition, or series of events or conditions, that has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, results of operations or financial condition of Specialty Catalog and its subsidiaries taken as a whole;

    o Specialty Catalog will have obtained consent to the merger from certain third parties necessary to consummate the merger;

    o the Rights Plan of Specialty Catalog will have been terminated at Acquisition Corp.'s reasonable satisfaction; and

    o Specialty Catalog stockholders holding voting stock representing more than 5% of its outstanding stock will not have exercised their dissenters' rights.

     The obligation of Specialty Catalog to effect the merger is further subject to the following conditions:

    o the representations and warranties of Acquisition Corp. set forth in the merger agreement will be true and correct in all material respects both as of the date of the merger agreement and as of the closing date of the merger, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date);

    o Acquisition Corp. will have performed and complied in all material respects with the covenants required to be performed by it under the merger agreement at or prior to the closing date; and

    o Acquisition Corp. will have deposited the deposit amount with the exchange agent to be held in trust for the benefit of the holders of certificates of Specialty Catalog common stock.

     Termination. The merger agreement may be terminated at any time prior to the merger as follows:

    o by mutual written consent of the boards of directors of Specialty Catalog and Acquisition Corp.;

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

    o by either Specialty Catalog or Acquisition Corp. if any court of competent jurisdiction in the United States or other governmental entity issues a final and non-appealable order, decree or ruling, or takes any other action restraining, enjoining or otherwise prohibiting the merger;

    o by either Specialty Catalog or Acquisition Corp. if there has been a material breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, unless the breach is cured within 20 days after the giving of written notice of the breach;

    o by either Specialty Catalog or Acquisition Corp., if Specialty Catalog's board of directors has withdrawn or modified, in any manner which is adverse to Acquisition Corp., its recommendation or approval of the merger agreement and the merger, or has approved an alternative acquisition proposal, or has failed to endorse the merger with Acquisition Corp. in the proxy statement or publicly resolved to do any of the foregoing;

    o by Acquisition Corp. if Specialty Catalog enters into an acquisition agreement relating to an Acquisition Proposal, or if there has been a material breach by Specialty Catalog of any covenant or agreement set forth in merger, which breach arises primarily from the actions taken, or the failure to act, by the Special Committee, unless cured within 20 days after the giving of written notice of the material breach;

    o by Specialty Catalog, if it enters into an acquisition agreement relating to an Acquisition Proposal provided Specialty Catalog has made all regulatory filings pursuant to the merger; or

    o by either Specialty Catalog or Acquisition Corp. if the effective time has not occurred by August 31, 2001.

    o Termination Fees and Expenses. Whether or not the merger is consummated, most expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring those expenses. In the event of the termination of the merger agreement, additional expenses outlined below will be paid by the corresponding party.

    o Specialty Catalog will reimburse Acquisition Corp. for all its reasonable out-of-pocket expenses incurred in connection with the merger and the consummation of the transactions contemplated by the merger (including, reasonable attorneys' fees and disbursements, depository fees and expenses, fees payable to lenders, the fees of accountants and financial advisors, and filing fees and printing costs) as liquidated damages if the merger agreement is terminated:

    o by Acquisition Corp. if Specialty Catalog enters into an acquisition agreement relating to an Acquisition Proposal, or if there has been a material breach by Specialty Catalog of any covenant or agreement set forth in merger, which breach arises primarily from the actions taken, or the failure to act, by the special committee, cured within 20 days after the giving of written notice of the material breach, or

    o by Specialty Catalog, if it enters into an acquisition agreement relating to an Acquisition Proposal provided Specialty Catalog has made all regulatory filings pursuant to the merger.

     Acquisition Corp. is entitled to reimbursement in an amount up to $400,000.00; provided, however, that the limitation of $400,000 shall not be applicable in the event that Specialty Catalog consummates an Acquisition Proposal that was inquired or made prior to the termination of the merger. However, in the event that at the special meeting relating to the merger, the merger and the merger agreement are not approved and adopted by the affirmative vote of a majority of the shares held by the stockholders of Specialty Catalog, Specialty Catalog shall not be obligated to reimburse Acquisition Corp. for any expenses.

     Indemnification. The merger agreement provides that, for a period of six years after the effective time, the surviving corporation will indemnify the present and former officers, directors, employees and agents of Specialty Catalog from liabilities arising out of actions or omissions in their capacity as such prior to or at the effective time of the merger, to the full extent provided for in Specialty Catalog's certificate of incorporation and by-laws. Furthermore, none of these documents will be amended to limit

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

the indemnity rights of the above persons. In addition, the surviving entity will maintain directors' and officers' insurance coverage for six years after the effective time on terms no less favorable to such indemnified parties than existing insurance coverage, but the surviving corporation will not be required to pay an annual premium in excess of 150% of the last premium paid prior to the date of the merger agreement.

     Amendment. The merger agreement may be amended, modified or supplemented, only by written agreement of Acquisition Corp. and Specialty Catalog at any time prior to the effective time. However, after the required Specialty Catalog stockholder approval, no amendment may be made without further approval by the stockholders of Specialty Catalog to the extent such approval is required by law. Any amendment or modification of the merger agreement must be approved by the special committee.

     Waiver. At any time prior to the effective time, whether before or after the special meeting, by written instrument, Acquisition Corp. or Specialty Catalog may extend the time for performance of any of the obligations or other acts of the other party or waive compliance with any of the agreements of the other party or with any conditions to its own obligations. However, any waiver by Specialty Catalog must be approved by the special committee. The determination to extend or waive a condition to closing of the merger will be based upon the facts and circumstances of the particular situation. However, we would only expect to resolicit stockholders' votes in the event there is a change in the form, timing, or amount of the merger consideration. At this time, we are unaware of any conditions that will not be satisfied prior to closing.



Amendment No. 1 to the Merger Agreement

     The provision that the merger agreement may be terminated at any time prior to the merger by either Specialty Catalog or Acquisition Corp. if the effective time has not occurred by August 31, 2001 was amended by amendment no. 1 to the merger agreement. The merger agreement, as amended, provides that Specialty Catalog or Acquisition Corp. may terminate the merger agreement if the effective time shall not have occurred on or before the earlier of (i) November 15, 2001 or (ii) four business days after the date of the special meeting indicated in this proxy statement.



                INFORMATION ABOUT THE TRANSACTION PARTICIPANTS


THE CONTINUING STOCKHOLDERS


     The Continuing Stockholders are Joseph Grabowski, Specialty Catalog's President and Chief Executive Officer, Thomas McCain, Specialty Catalog's Senior Vice President and Chief Financial Officer, Acquisition Corp. and the stockholders of Acquisition Corp., which currently includes Mr. Naggar, who is a member of Specialty Catalog's board of directors, First Global, Oracle, Ionic, Three Greens, and Alexander and, upon consummation of the transactions contemplated by the subscription agreements which shall occur prior to the merger, will include Martin Franklin, who is a member of Specialty Catalog's board of directors, The David Cicurel Settlement, LEG Partners III, LEG Partners Debenture, Wynnefield Partners, Wynnefield Partners I, and Wynnefield Offshore.

     Acquisition Corp. Specialty Acquisition Corp. is a Delaware corporation formed at the direction of Mr. Guy Naggar, a director of the Specialty Catalog, for the purpose of merging with and into the Specialty Catalog.


     Guy Naggar, an Italian citizen, has been Chairman of Dawnay, Day & Co. Limited, a UK investment bank founded in 1928, which is a member of the London Investment Banking Association, since 1981. Immediately prior to becoming Chairman of Dawnay, Day & Co. Limited, Mr. Naggar was a Director of the Charterhouse Group Plc and Deputy Chairman of its subsidiary, Charterhouse Bank. Mr. Naggar has been a Director of Paramount Plc, a UK listed company since May 3, 2001 and he is a board member of various other private companies.

     First Global, Oracle, Ionic, and Three Greens. First Global Holdings Limited, Three Greens Holdings Limited, and Oracle Investments and Holdings Limited are entities formed under the laws of the

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

British Virgin Islands, whose principal business is investments. Ionic Holdings LDC is an entity organized under the laws of the Cayman Islands. The Marion Naggar's Children's Settlement (the "Marion Trust") and the GA Naggar 1982 Settlement (the "GA Naggar Trust") are trusts organized under the laws of England and Wales. The Marion Trust was formed for the benefit of Marion Naggar's children. Marion Naggar, Mr. Naggar's wife, is not a beneficiary of the Marion Naggar Trust. The GA Naggar Trust was formed for the benefit of Guy Naggar, Marion Naggar, and Mr. and Mrs. Naggar's children. The Marion Trust is the sole stockholder of each of First Global, Oracle and Ionic. The GA Naggar Trust is the sole stockholder of Three Greens. Abacus (C.I.) Limited and Abacus Trustees (Jersey) Limited, both entities organized under the laws of Jersey, are the trustees of each of the trusts and have the authority to appoint the directors of First Global, Oracle, Three Greens, and Ionic.

     Alexander. Alexander Enterprise Holding Corp. is a private investment company formed under the laws of the British Virgin Islands. Nicolas Berggruen, investment advisor to Alexander, is also the president of Alpha Investment Management LLC, a registered investment adviser based in New York, New York. He previously worked for the real estate arm of Bass Brothers Enterprise, a family held investment company. He later joined Jacobson & Co., a firm that specialized in leveraged buyouts, and was a principal at that firm until 1987. Mr. Berggruen received a Bachelor of Science in Finance and International Business from New York University in 1981.

     The David Cicurel Settlement. The David Cicurel Settlement was formed by David Cicurel. Abacus (CI) Limited is the sole trustee of The David Cicurel Settlement. David E. Cicurel has served as one of our directors since June 1999. Mr. Cicurel is a consultant with substantial experience in restructuring both publicly-held and privately-held companies. He restructured and took private Continental Foods plc., a snack foods company that was listed on the International Stock Exchange. He also restructured International Communication & Data plc., a U.K. listed consumer database company. He is also an outside director of Dawnay Day & Co. Limited, a U.K. investment bank.

     Martin E. Franklin. Martin E. Franklin has served as one of our directors since November 1994. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, LLC and the general partner of Marlin Capital, L.P., a private investment firm since October 1996. From February 1997 through February 2000, Mr. Franklin served as Chairman of the Board of Directors of Bolle Inc., an AMEX company, which is a manufacturer, marketer and distributor of premium eyewear. From May 1996 until March 1998, Mr. Franklin served as Chairman and Chief Executive Officer of Lumen Technologies, Inc., a NYSE company, which is a manufacturer and distributor of specialty lighting equipment, and served as Executive Chairman of Lumen Technologies, Inc. from March 1998 until December 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Lumen's predecessor, Benson Eyecare Corporation, from October 1992 to May 1996 and President of Benson Eyecare Corporation from November 1993 until May 1996. Mr. Franklin was non-executive Chairman and a director of Eyecare Products plc, a London Stock Exchange Company, from December 1993 until February 1999. Mr. Franklin has served as a director of Corporate Express, Inc., a Nasdaq listed company from March 1999 through November 1999. Mr. Franklin also serves on the boards of a number of privately held companies and charitable organizations. Mr. Franklin received a B.A. in Political Science from the University of Pennsylvania in 1986.

     Joseph Grabowski. Joseph Grabowski has been Chief Executive Officer of Specialty Catalog since July 1, 2000 and has been President of Specialty Catalog since May 8, 2000. Prior to joining Specialty Catalog, Mr. Grabowski was president and chief executive officer of Carol Wright Gifts, a general merchandise and specialty product catalog company. From January 1996 to September 1997, Mr. Grabowski was president and chief executive officer of Brownstone Studios, a women's apparel catalog company. Mr. Grabowski's previous experience in direct marketing and catalog retailing includes senior-level positions at Haband, J. Crew, Inc. and Doubleday and Co. Mr. Grabowski received his BA degree in Economics and his MBA degree from Rutgers University.

     Thomas McCain. Thomas McCain has been Senior Vice President and Chief Financial Officer of Specialty Catalog since June 1999. From October 1998 to June 1999, Mr. McCain was Senior Vice President of Finance and Chief Financial Officer of Paul Harris Stores, Inc. Prior to October 1998, Mr.

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

McCain was employed by Edison Brothers Stores, Inc., for more than five years, as Vice President and Controller, Vice President of Tax and Financial Reporting, Vice President of Tax and Treasury, Vice President of Tax and Assistant Treasurer prior to May 1996. He graduated with a BS degree from Southeast Missouri State University and received his MBA degree from the John
M. Olin School of Business at Washington University in St. Louis.

     Wynnefield. Wynnefield Partners and Wynnefield Partners I, each a Delaware limited partnership, and Wynnefield Offshore, a Cayman Islands corporation, are private investment companies. Wynnefield Capital Management, LLC, a New York limited liability company, is the general partner of Wynnefield Partners and Wynnefield Partners I and Wynnefield Capital, Inc., a Delaware corporation, is the investment manager of the Wynnefield Offshore. Nelson Obus and Joshua Landes are the managing members of Wynnefield Capital Management, LLC and the principal executive officers of Wynnefield Capital, Inc.


     LEG Partners III and LEG Partners Debenture. LEG Partners III SBIC, L.P. and LEG Partners Debenture SBIC, L.P. are privately owned investment partnerships which are in the business of acquiring for investment and trading purposes, securities and other financial instruments. Golub PS-GP, LLC, a Delaware limited liability company, is the general partner of LEG Partners III. Golub Debenture GP, LLC, a Delaware limited liability company, is the general partner of LEG Partners Debenture. Golub Associates Incorporated, a Delaware corporation, provides administrative and operational services to LEG Partners III and LEG Partners Debenture. Lawrence E. Golub is the managing member of Golub PS-GP, LLC and the president of Golub Associates Incorporated. LEG Partners Debenture is an affiliate of Golub Associates Incorporated.


     During the last five years, none of the Continuing Stockholders has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of the Continuing Stockholders was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


SPECIALTY CATALOG

     Specialty Catalog Corp. is a Delaware corporation that targets niche consumer product categories, primarily via direct marketing. SC Direct, our principal operating subsidiary in the United States ("SC Direct"), is the US's leading retailer of women's wigs and hairpieces. Daxbourne International Limited, a subsidiary of SC Direct, is a leading United Kingdom retailer and wholesaler of women's wigs and hairpieces. SC Publishing, another subsidiary of SC Direct, provides continuing education courses, seminars, and conferences to nurses and other health care professionals.

     This Proxy Statement is accompanied by a copy of our Annual Report to stockholders for the year ended December 30, 2000 and our Quarterly Report on Form 10-Q for the period ended June 30, 2001, which contains important information about Specialty Catalog.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table and footnotes sets forth certain information regarding the beneficial ownership of the Specialty Catalog common stock as of September 25, 2001, by: (i) each person known by Specialty Catalog to own beneficially five per cent or more of the Common Stock, (ii) each of Specialty Catalog's directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Specialty Catalog believes that each of the beneficial owners of the common stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares, except as may be otherwise noted in the footnotes hereto. Unless otherwise indicated, the address of each person named in the table below is c/o Specialty Catalog Corp., 21 Bristol Drive, South Easton, MA 02375.

                                                        NUMBER OF SHARES
NAME                                                   BENEFICIALLY OWNED     PERCENTAGE (1)
---------------------------------------------------   --------------------   ---------------
Joseph Grabowski ..................................           94,333(2)             2.1%
Thomas K. McCain ..................................           44,934(3)             1.0%
David E. Cicurel ..................................           44,444(4)             1.0%
   David Cicurel Investments Limited
   14 New Burlington Street
   London, England W1X 1FF
Martin E. Franklin ................................          368,955(5)             8.5%
   Marlin Holdings, Inc.
   555 Theodore Fremd Avenue
   Rye, New York 10580
Samuel L. Katz ....................................           98,008(6)             2.2%
   Cendant Corporation
   9 West 57th Street
   New York, New York 10019
David L. Moore ....................................                0                  *
   Sonostar Ventures, LLC
   2 Executive Drive, Suite 900
   Fort Lee, NJ 07024
Guy Naggar ........................................          409,100(7)             9.4%
   Dawnay, Day & Co., Ltd.
   15 Grosvenor Gardens
   London, England SW1W 0BD
Steven L. Bock ....................................          425,160(8)             9.0%
   10 Graystone Lane
   Weston, MA 02193
LEG Partners III SBIC, L.P ........................          602,689(9)            13.9%
   555 Madison Ave. 30th Floor
   New York, New York 10022
Alexander Enterprise Holding Corp .................          279,700(10)            6.4%
   499 Park Avenue
   New York, New York 10022
Marion Naggar's Children Settlement Trust .........          733,966(11)           16.9%
 Abacus (CI) Limited. .............................          733,966(11)           16.9%
 Abacus Trustees (Jersey) Limited .................          733,966(11)           16.9%
 First Global Holdings Limited ....................          244,655(11)            5.6%
   Geneva Place, 2nd Floor
   Wickham's Cay
   Road Town
   Tortola
   British Virgin Islands
 Oracle Investments & Holdings Limited ............          244,656(11)            5.6%
   Geneva Place, 2nd Floor
   Wickham's Cay
   Road Town
   Tortola
   British Virgin Islands
 Ionic Holdings LDC ...............................          244,655(11)            5.6%
   First Home Tower
   British American Center
   George Town, Grand Cayman
   Cayman Islands
GA Naggar 1982 Settlement .........................           98,376(11)            2.3%

                                                                          NUMBER OF SHARES
NAME                                                                     BENEFICIALLY OWNED     PERCENTAGE (1)
---------------------------------------------------------------------   --------------------   ---------------
 Three Greens Holdings Limited ......................................            98,376(11)           2.3%
   Geneva Place, 2nd Floor
   Wickham's Cay
   Road Town
   Tortola
   British Virgin Islands
Wynnefield Partners Small Cap Value, L.P. ...........................           206,549(12)          13.9%
   450 Seventh Avenue, Suite 509
   New York, New York 10123
Wynnefield Partners Small Cap Value, L.P.I ..........................           248,050(12)           5.7%
   450 Seventh Avenue, Suite 509
   New York, New York 10123
Wynnefield Small Cap Value Offshore Fund, Ltd. ......................           104,008(12)           2.4%
   450 Seventh Avenue, Suite 509
   New York, New York 10123
All executive officers and directors as a group (7 persons) .........         1,046,441(13)          23.4%

----------
*     Indicates less than 1%

(1) Applicable percentage of ownership is based upon 4,337,886 shares outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC" or "Commission") and generally includes voting and investment power with respect to securities. Shares of common stock issued upon the exercise of options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Includes 83,333 shares of common stock underlying stock options under the 2000 Stock Incentive Plan (the "2000 Plan") that are exercisable June 22, 2001 at a price of $2.50 per share.

(3) Includes 13,334 shares of common stock underlying stock options under the 2000 Plan that are exercisable June 22, 2001 at a price of $2.50 per share. Includes 20,000 shares of common stock underlying stock options under the 1996 Stock Incentive Plan (the "1996 Plan") that are exercisable June 21, 2001 at a price of $6.50 per share. Includes 1,600 shares held in trust for Mr. McCain's son, with respect to which he disclaims beneficial ownership.

(4) Includes 40,111 shares of common stock held by The David Cicurel Settlement. Includes 1,000 shares of common stock underlying stock options under the 1996 Plan that are exercisable at a price of $6.50 per share. Includes 3,333 shares of common stock underlying stock options under the 2000 Plan that are exercisable at a price of $2.50 per share.

(5) Includes 16,667 shares of common stock underlying stock options under the 2000 Plan that are exercisable June 22, 2001 at a price of $2.50 per share. Includes 200 shares of common stock underlying stock options issued under the 1996 Plan that are exercisable at a price of $6.50 per share. Includes 15,000 shares held in trust for Mr. Franklin's minor children with respect to which he disclaims beneficial ownership.

(6) Includes 3,333 shares of common stock underlying stock options under the 2000 Plan that are exercisable June 22, 2001 at a price of $2.50 per share. Includes 200 shares of common stock underlying stock options issued under the 1996 Plan that are exercisable at a price of $6.50 per share.

(7) Includes 4,100 shares of common stock underlying stock options issued under the 1996 Plan that are exercisable at a price of $6.50 per share. Includes 3,333 shares of common stock underlying stock options under the 2000 Plan that are exercisable at a price of $2.50 per share.

(8) Includes 310,226 shares of common stock underlying stock options which became exercisable upon the consummation of Specialty Catalog's initial public offering at a price of $0.3072 per share; and 75,000 shares of common stock underlying stock options which became exercisable upon his termination from Specialty Catalog at a price of $5.33 per share.

(9) LEG Partners III beneficially owns the 602,689 shares. Golub Associates Incorporated provides administrative and operational services to LEG Partners III. Golub PS-GP, LLC is the general partner of LEG Partners
      III. Lawrence E. Golub is the managing member of Golub PS-GP, LLC and the president of Golub Associates Incorporated. Each of LEG Partners III, Golub PS-GP, LLC and Lawrence E. Golub may be deemed the beneficial owner of the 602,689 shares.

(10) Nicolas Berggruen, in his capacity as investment advisor, may be deemed to beneficially own 279,700 shares which are held of record by Alexander, a British Virgin Islands corporation. Alexander has the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(11) Of the 733,966 total shares reported as beneficially owned by the Marion Trust, First Global owns beneficially 244,655 of such shares, Oracle owns beneficially 244,656 of such shares and Ionic owns beneficially 244,655 of such shares. Marion Naggar is the spouse of Guy Naggar, a director and beneficial stockholder of Specialty Catalog. The Marion Trust is the sole shareholder of each of Oracle, First Global and Ionic. Of the 98,376 total shares reported as beneficially owned by the GA Naggar Trust, Three Greens owns beneficially 98,376 of such shares. The Naggar Trust was formed for the benefit of Guy Naggar, Marion Naggar, and Mr. And Mrs. Naggar's children and is the sole shareholder of Three Greens. Abacus
      (CI) Limited and Abacus Trustees (Jersey) Limited are the trustees of each trust and share power over the activities of each trust. Abacus (CI) Limited and Abacus Trustees (Jersey) Limited have no direct voting or dispositive power over shares held by either trust, but have the power to direct the trusts to appoint directors of Oracle, First Global, Three Greens, and Ionic and accordingly may be deemed to be the beneficial owners of shares owned by each of Oracle, First Global, Three Greens, and Ionic. Abacus (CI) Limited and Abacus Trustees (Jersey) Limited serve as trustees in a fiduciary capacity and disclaim any beneficial ownership over any shares held by the trusts. First Global disclaims beneficial ownership of the shares owned by Oracle, Three Greens and Ionic. Oracle disclaims beneficial ownership of the shares owned by First Global, Three Greens and Ionic. Ionic disclaims beneficial ownership of the shares owned by First Global, Three Greens, and Oracle. Three Greens disclaims beneficial ownership of the shares owned by First Global, Oracle, and Ionic.

(12) Wynnefield Partners, in its capacity as investment advisor, may be deemed to beneficially own 206,549 shares that are held of record by its clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wynnefield Partners, in its capacity as investment advisor, may be deemed to beneficially own 248,050 shares that are held of record by its clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wynnefield Offshore, in its capacity as investment advisor, may be deemed to beneficially own 104,008 shares that are held of record by its clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Wynnefield Partners disclaims beneficial ownership of the shares that may be deemed to be beneficially owned by Wynnefield Partners I and Wynnefield Offshore, respectively. Wynnefield Partners I disclaims beneficial ownership of the shares that may be deemed to be beneficially owned by Wynnefield Partners and Wynnefield Offshore, respectively. Wynnefield Offshore disclaims beneficial ownership of the shares which may be deemed to be beneficially owned by Wynnefield Partners and Wynnefield Partners I, respectively.

(13) Includes 143,300 shares of common stock underlying stock options that are currently exercisable.


TRANSACTIONS IN SHARES OF COMMON STOCK BY CERTAIN PERSONS

     There were no transactions in shares of Specialty Catalog common stock that were effected during the past 60 days by Specialty Catalog, Acquisition Corp., the Continuing Stockholders, or any of their respective subsidiaries, directors, executive officers or controlling persons, other than the purchase of 7,000 shares of common stock made in a market transaction by Alexander Enterprise Holding Corp. on March 21, 2001, for the aggregate purchase price of approximately $14,875.


CERTAIN PURCHASES OF SPECIALTY CATALOG COMMON STOCK

     The following purchases of Specialty Catalog common stock were made by Specialty Catalog, the Continuing Stockholders, or any of their respective subsidiaries, directors, executive officers or controlling persons, since May 17, 1999:

   (1) Guy Naggar. On August 25, 2000, your board of directors granted to Mr. Naggar options to purchase 10,000 shares of our common stock.

   (2) Three Greens. On March 20, 2000, New Henley Overseas Investments Inc. ("New Henley"), a Panamanian company, transferred 98,376 shares of our common stock to Three Greens for a total purchase price of $288,979.50. The sole shareholder of each of New Henley and Three Greens is the GA Naggar 1982 Trust.

   (3) No purchases of our common stock were made by Alexander in 1999. Alexander made the following purchases of our common stock in 2000:
         March 16: 40,000 shares; March 17: 20,000 shares; March 20: 30,000 shares; March 30: 1,600 shares; April 4: 8,400 shares; April 12: 500 shares; April 13: 600 shares; April 14: 11,000 shares; May 22: 500 shares; May 25: 7,400 shares; September 5: 50,000 shares; September 29: 16,700 shares; October 3: 2,700 shares; October 4: 25,200 shares; October 11: 2,800 shares; October 13: 12,900 shares; November 28: 500 shares; November 29: 9,500 shares; November 30: 4,000 shares; December 14: 500 shares; December 15, 1,500 shares; December 18: 1,500 shares; and December 19: 1,600 shares. Alexander has made the following purchases of our common stock in 2001: January 9: 5,500 shares; January 10: 6,600 shares; January 11: 7,900 shares; January 29: 600 shares; January 31: 2,000 shares; February 7: 700 shares; and March 21: 7,000 shares. All shares of our common stock purchased by Alexander were purchased with the working capital of Alexander.


RECENT DEVELOPMENTS

     On May 8, 2001, one of our subsidiaries, SC Publishing, Inc., sold our home study Continuing Professional Education program for certified public accountants under the "Western Schools" registered trade name to the California Certified Public Accountants Education Foundation for the aggregate consideration of approximately $150,000.


                               LEGAL PROCEEDINGS

     We are, from time to time, a party to routine litigation arising in the normal course of business. At the present time, we are not involved in any litigation, nor are we aware of any potential litigation.

     We currently have several registered trademarks and may seek additional legal protection for our products and trade names. We have invested substantial resources in developing several distinctive catalog trademarks as well as branded products and product lines. There can be no assurance that the steps taken by us to protect our rights will be sufficient to deter misappropriation. Failure to protect these intellectual property assets could have a material adverse effect on the our business operations. Moreover, although we do not currently know of any lawsuit alleging the infringement of intellectual property rights that could have a material adverse effect on our business, there can be no assurance that any such lawsuit will not be filed against us in the future or, if such a lawsuit is filed, that we would ultimately prevail.


                             INDEPENDENT AUDITORS

     Specialty Catalog's consolidated financial statements as of December 30, 2000, January 1, 2000, and January 2, 1999 and for the three fiscal years ended December 30, 2000, January 1, 2000, and January 2, 1999, incorporated by reference into this proxy statement, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report with respect thereto. It is expected that representatives of Deloitte & Touche LLP will be present at the special meeting, both to respond to appropriate questions of stockholders of Specialty Catalog and to make a statement if they desire.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission ("SEC") allows Specialty Catalog to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document.

     This proxy statement incorporates by reference the documents listed below that Specialty Catalog has previously filed with the SEC (SEC file number 0-21499). The documents contain important information about Specialty Catalog and its financial condition. Because there is no safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 in connection with a going-private transaction such as the proposed merger, the documents incorporated by reference herein are incorporated exclusive of the language claiming the safe harbor.

   (1) Specialty Catalog's Annual Report on Form 10-K, as amended, for the fiscal year ended December 30, 2000;

   (2) Specialty Catalog's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

   (3)   Specialty Catalog's Current Report on Form 8-K dated May 7, 2001.

     In addition, for information about Specialty Catalog, we refer you to our Annual Report to stockholders for the year ended December 30, 2000 and our Quarterly Report on Form 10-Q for the period ended June 30, 2001, which accompany this proxy statement.


       STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2001 ANNUAL MEETING


     Specialty Catalog will hold its 2001 annual meeting of Specialty Catalog stockholders only if the merger is not consummated. In the event that the 2001 annual meeting is held, stockholders wishing to submit a proposal to be considered for inclusion in the proxy material for Specialty Catalog 2001 annual meeting must send it to the Corporate Secretary, Specialty Catalog 21 Bristol Drive, South Easton, MA 02375, not later than October 25, 2001 to be eligible for inclusion in the proxy statement distributed by Specialty Catalog in connection with its annual meeting. The annual meeting of stockholders, if it is held, will be held on a day in the period from November 13 through December 13, 2001.



                                 OTHER MATTERS

     The board of directors of Specialty Catalog knows of no other matters to be presented at the special meeting. However, if any other matters properly come before the special meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at http://www.sec.gov. The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that we have previously filed with the SEC. These documents contain important business information about Specialty Catalog and its financial condition.

     With the exception of our Current Report on Form 8-K dated May 7, 2001 in which we only announced that we entered into the merger agreement, we have sent to you all of the documents incorporated by reference, but you can obtain any of them through us or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document or the Schedule 13E-3 filed with the SEC with respect to the merger. Stockholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number: Specialty Catalog Corp., 21 Bristol Drive, South Easton, MA 02375, Attention: Thomas McCain, Corporate Secretary.


     We will send any document so requested to the requesting stockholder by first class mail or other equally prompt means within one day of receiving such request.


     We have filed a Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this proxy statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.


     If you would like to request documents from the company, please do so at least five business days before the date of the special meeting in order to receive timely delivery of such documents prior to the special meeting.


     You should rely only on the information contained or incorporated by reference in this document to vote your shares at the special meeting. The company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated
                 , 2001. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary.


                                        By Order of the Board of Directors

                                      ----------------------------------------
                                        Thomas McCain, Senior Vice President,

                                        Chief Financial Officer and Secretary



South Easton, Massachusetts
Dated:           , 2001


Appendices


Appendix A--Agreement and Plan of Recapitalization and Merger
Appendix B--Opinion of Burnham Securities Inc.
Appendix C--Section 262 of the Delaware General Corporation Law

                                                                        ANNEX A




               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER


                                BY AND BETWEEN


                          SPECIALTY ACQUISITION CORP.


                                      AND


                            SPECIALTY CATALOG CORP.


                              DATED MAY 4, 2001

                              TABLE OF CONTENTS


TABLE OF DEFINED TERMS ..........................................................   A-1
AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER ...............................   A-3
RECITALS ........................................................................   A-3
ARTICLE I .......................................................................   A-3
THE MERGER ......................................................................   A-3
 1.1   The Merger ...............................................................   A-3
 1.2   Company Action ...........................................................   A-4
 1.3   Effects of the Recapitalization and Merger ...............................   A-4
 1.4   Consummation of the Recapitalization and Merger ..........................   A-4
 1.5   Certificate of Incorporation; Bylaws; Directors and Officers .............   A-4
 1.6   Conversion of Securities .................................................   A-4
 1.7   Company Stock Options ....................................................   A-5
 1.8   Dissenting Shares ........................................................   A-5
 1.9   Exchange of Certificates .................................................   A-6
 1.10  Supplementary Action .....................................................   A-7
 1.11  Lost, Stolen or Destroyed Company Certificates ...........................   A-7
ARTICLE II ......................................................................   A-7
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...................................   A-7
 2.1   Organization and Qualification ...........................................   A-7
 2.2   Certificate of Incorporation; Bylaws; and Stock Transfer Records .........   A-7
 2.3   Capitalization of the Company ............................................   A-8
 2.4   Corporate Power, Authorization and Enforceability ........................   A-8
 2.5   No Conflict; Required Filings and Consents ...............................   A-8
 2.6   SEC Reports; Financial Statements ........................................   A-9
 2.7   No Default; Violation; Dispute ...........................................   A-10
 2.8   Compliance with Law ......................................................   A-10
 2.9   Absence of Certain Changes ...............................................   A-10
 2.10  No Undisclosed Liabilities ...............................................   A-10
 2.11  Litigation; Claims .......................................................   A-11
 2.12  INTENTIONALLY OMITTED ....................................................   A-11
 2.13  Disclosure Documents .....................................................   A-11
 2.14  INTENTIONALLY OMITTED ....................................................   A-11
 2.15  Environmental Matters ....................................................   A-11
 2.16  Takeover Laws ............................................................   A-12
 2.17  Board Recommendation; Fairness Opinion ...................................   A-12
 2.18  INTENTIONALLY OMITTED ....................................................   A-12
 2.19  Brokers and Finders ......................................................   A-12
ARTICLE III .....................................................................   A-12
REPRESENTATIONS AND WARRANTIES OF PURCHASER .....................................   A-12
 3.1   Organization and Qualification ...........................................   A-12
 3.2   Corporate Power, Authorization and Enforceability ........................   A-13
 3.3   No Conflict; Required Filings and Consents ...............................   A-13
 3.4   Board and Stockholder Approval ...........................................   A-13
 3.5   Brokers and Finders ......................................................   A-13
 3.6   Disclosure Documents .....................................................   A-13
ARTICLE IV COVENANTS ............................................................   A-14
 4.1   Conduct of Business by the Company .......................................   A-14
 4.2   Access to Information; Confidentiality ...................................   A-15
 4.3   Preparation of Proxy Statement; Stockholders Meeting; Schedule 13E-3 .....   A-16

 4.4   Regulatory Filings ..............................................   A-17
 4.5   Acquisition Proposals ...........................................   A-17
 4.6   Public Announcements ............................................   A-18
 4.7   Notification of Certain Matters .................................   A-18
 4.8   Officers' and Directors' Indemnification; Insurance .............   A-18
 4.9   Additional Agreements ...........................................   A-19
 4.10  Company Indebtedness ............................................   A-19
 4.11   Other Actions by the Company ...................................   A-20
 4.12   Litigation Cooperation .........................................   A-20
 4.13   Future Filings .................................................   A-20
 4.14   Board Action Relating to Stock Option Plans ....................   A-20
 4.15   Knowledge of Inaccuracies ......................................   A-20
 4.16   Financing Matters ..............................................   A-20
 4.17   Voting .........................................................   A-21
 4.18   Exemption from Liability Under Section 16(B) ...................   A-21
 4.19   Delisting ......................................................   A-21
ARTICLE V ..............................................................   A-21
CONDITIONS OF MERGER ...................................................   A-21
 5.1   Conditions to the Obligations of Each Party to Effect the Merger    A-21
 5.2   Conditions Precedent to Purchaser's Obligations .................   A-22
 5.3   Conditions to Obligations of the Company ........................   A-22
ARTICLE VI .............................................................   A-23
TERMINATION, AMENDMENT AND WAIVER ......................................   A-23
 6.1   Termination .....................................................   A-23
 6.2   Procedure and Effect of Termination .............................   A-23
 6.3   Expenses ........................................................   A-24
 6.4   Amendment .......................................................   A-24
 6.5   Waiver ..........................................................   A-24
 6.6   Termination Decisions by the Company ............................   A-24
ARTICLE VII DEFINITIONS ................................................   A-24
ARTICLE VIII MISCELLANEOUS .............................................   A-25
 8.1   Severability ....................................................   A-25
 8.2   Notices .........................................................   A-26
 8.3   Headings ........................................................   A-26
 8.4   Representations and Warranties, etc .............................   A-26
 8.5   Miscellaneous ...................................................   A-26
 8.6   Attorneys Fees ..................................................   A-27
 8.7   Governing Law ...................................................   A-27
 8.8   Jurisdiction and Venue ..........................................   A-27
 8.9   Binding Effect ..................................................   A-27
 8.10  Assignment ......................................................   A-27
 8.11  Further Assurances ..............................................   A-27
 8.12  Publicity .......................................................   A-27

                            TABLE OF DEFINED TERMS



                                               SECTION
                                        --------------------
2000 10-K .............................         2.3 (b)
Acquisition Proposal ..................         4.5 (a)
Affiliate .............................     Article VII
Agreement .............................    Introduction
Board .................................        Recitals
Board of Directors ....................        Recitals
CERCLA ................................         2.15(a)
Certificate ...........................         1.6 (a)
Closing ...............................             1.4
Closing Date ..........................             1.4
Commitments ...........................            4.16
Common Stock ..........................        Recitals
Company ...............................    Introduction
Company Acquisition Agreement .........         4.5 (a)
Company Disclosure Documents ..........         2.13(a)
Company Disclosure Letter .............             1.7
Company Notice ........................         4.5 (b)
Company Proxy Statement ...............         4.3 (b)
Company Requisite Vote ................             2.4
Company Rights Plan ...................     Article VII
Company Stock Option Plan .............             1.7
Confidential Information ..............  4.2(d). 4.2(b)
Constituent Corporations ..............            1.3
D&O Insurance .........................         4.8 (f)
Deposit Amount ........................         1.9 (a)
DGCL ..................................             1.1
Dissenting Shares .....................             1.8
Dissenting Stockholder ................             1.8
Effective Time ........................             1.4
Eligible Shares .......................             1.7
Engagement Letter .....................            2.19
Environmental Laws ....................         2.15(a)
Exchange Act ..........................         2.5 (b)
Exchange Agent ........................         1.9 (a)
Expenses ..............................         6.3 (b)
Fairness Opinion ......................         2.17(b)
Financial Advisor .....................        Recitals
Financial Statements ..................             2.6
Financing Condition ...................         5.2 (a)
GAAP ..................................             2.6
Golub Engagement Letter ...............         4.16(c)
Governmental Entities .................         2.5 (b)
Hazardous Substances ..................         2.15(b)
HSR Act ...............................         2.5 (b)
Indebtedness ..........................     Article VII
Lending Sources .......................         4.16(a)
Material Adverse Effect ...............       Article V

                                               SECTION
                                         ------------------
Maximum Premium ........................          4.8 (f)
Merger .................................              1.1
Option .................................              1.7
Per Share Merger Consideration .........          1.6 (a)
Permitted Investments ..................          1.9 (a)
Person .................................      Article VII
Preliminary Proxy Statement ............          4.3 (b)
Purchaser ..............................     Introduction
Purchaser Disclosure Documents .........          3.6 (a)
RCRA ...................................          2.15(a)
Regulatory Consents ....................          2.5 (b)
Representatives ........................          4.2 (a)
Rights Plan ............................          2.3 (a)
SARA ...................................          2.15(a)
Schedule 13E-3 .........................          4.3 (b)
SEC ....................................              2.6
SEC Reports ............................              2.6
Securities Act .........................              2.6
Shares .................................          1.6 (a)
Special Committee ......................         Recitals
Subsidiary .............................      Article VII
Superior Proposal ......................          4.5 (a)
Surviving Corporation ..................              1.1
Tax or Taxes ...........................      Article VII

               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER

     THIS AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER (the "Agreement") is made and entered into as of this 4th day of May, 2001, by and between SPECIALTY ACQUISITION CORP., a Delaware corporation ("Purchaser"), and SPECIALTY CATOLOG CORP., a Delaware corporation (the "Company").


                                   RECITALS

     WHEREAS, Purchaser desires to acquire the entire equity interest in the Company and to provide for the payment of $3.75 per share in cash for all shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") not held by Purchaser; and

     WHEREAS, the stockholders of Purchaser intend to contribute shares of Common Stock held by them to the Purchaser and to acquire in exchange therefor common stock of the Purchaser; and

     WHEREAS, the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Board of Directors" or the "Board") has approved this Agreement, determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable, and in the best interests of, the Company's stockholders (other than the Purchaser and its current and future stockholders) and adopted the Merger as set forth herein and has recommended approval of the Merger and adoption of the Agreement by the Board of Directors and the stockholders of the Company;

     WHEREAS, the Special Committee has received the opinion of Burnham Securities Inc. (the "Financial Advisor"), dated as of the date of this Agreement, to the effect that, based on, and subject to, the various assumptions and qualifications set forth therein, as of the date of such opinion, the Per Share Merger Consideration (as hereinafter defined) to be received by the holders of the Common Stock (other than the Purchaser and its current and future stockholders) pursuant to the Merger (as hereinafter defined) is fair from a financial point of view to such holders;

     WHEREAS, the Board of Directors, after receiving the recommendation of the Special Committee, has approved this Agreement, determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company's stockholders (other than the Purchaser and its current and future stockholders) and has adopted the Merger as set forth herein and has recommended approval of the Merger and adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of the Purchaser has approved this Agreement, determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Purchaser's stockholders and adopted the Merger as set forth herein and has recommended approval of the Merger and adoption of this Agreement by the stockholders of the Company; and

     WHEREAS, the stockholders of Purchaser have, by unanimous written consent, approved the Merger and adoption of this Agreement by the Purchaser;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Company hereby agree as follows:


                                   ARTICLE I
                                  THE MERGER

     1.1 The Merger.

     At the Effective Time (as defined in Section 1.4 hereof), in accordance with this Agreement and Section 251 of the Delaware General Corporation Law (the "DGCL"), Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time (the "Merger"). The Company after the Merger sometimes is referred to hereinafter as the Surviving Corporation (the "Surviving Corporation").

     1.2 Company Action.

     The Company hereby consents to the Merger and represents that each of the Special Committee and the Board of Directors, upon the recommendation of the Special Committee, each at meetings duly called and held, have (i) determined, that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company's stockholders (other than Purchaser and its current and future stockholders), (ii) approved this Agreement, and the transactions contemplated hereby, including the Merger, which approvals, and prior actions taken by such Board immediately prior to the execution of this Agreement, are sufficient to render entirely inapplicable to the Merger and Purchaser and its Affiliates, as of the date hereof, the provisions of Section 203 of the DGCL, (iii) resolved to recommend approval of this Agreement and adoption of the Merger by its stockholders and (iv) resolved to amend the Company Rights Plan (as hereinafter defined) so as to render it inapplicable to the Merger and Purchaser, or to redeem all of the outstanding rights under the Company Rights Plan.

     1.3 Effects of the Recapitalization and Merger.

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and as set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of the Company and the Purchaser (the "Constituent Corporations") shall vest in the Surviving Corporation, and all debts and liabilities of the Company and the Purchaser shall become the debts and liabilities of the Surviving Corporation.

     1.4 Consummation of the Recapitalization and Merger.

     Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1 hereof, in the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in Article V hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL (the time of confirmation of such filing or such later time as is specified in such certificate of merger being the "Effective Time"). Contemporaneous with the filing referred to in this Section 1.4, a closing (the "Closing") will be held at the offices of Kane Kessler, P.C., 1350 Avenue of the Americas, New York, NY 10019 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and time of such Closing is referred to as the "Closing Date."

     1.5 Certificate of Incorporation; Bylaws; Directors and Officers.

     The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of the Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DGCL. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.6 Conversion of Securities.

     At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

     (a) Each share of Common Stock, $.01 par value per share of the Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 1.6(b) hereof, and, subject to Section 1.6(d) and Section 1.8 hereof, any Dissenting Shares (as hereinafter defined)), shall be cancelled and extinguished and be automatically converted into and become a right to receive $3.75 per share in cash (the "Per Share Merger Consideration") upon surrender in the manner provided in Section 1.9 of the certificate that evidenced the Shares (the "Certificate").

     (b) Each Share which is issued and held in the treasury of the Company immediately prior to the Effective Time or issued and outstanding and owned by the Company or by the Purchaser, shall be cancelled and retired, and no payment shall be made with respect thereto.

     (c) Each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into capital stock of the Surviving Corporation with the same rights and terms as immediately prior to the Merger.

     (d) The holders of Dissenting Shares (as hereinafter defined), if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the provisions of the DGCL; provided, however, that if, in accordance with the applicable provisions of the DGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair cash value of such Shares, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration provided in Section 1.6(a), without interest.

     1.7 Company Stock Options.

     Immediately prior to the Effective Time, and except as may be set forth on
Schedule 1.7 of the Company's Disclosure Letter annexed hereto (the "Company Disclosure Letter") or otherwise consented to by the Purchaser, each outstanding, unexercised option, warrant or other right to purchase the Company's Common Stock (an "Option"), including but not limited to Options to purchase Shares heretofore granted under each of the Company's 1996 Stock Incentive Plan, as amended, and the Company's 2000 Stock Incentive Plan (collectively, the "Company Stock Option Plan"), whether or not exercisable, shall be cancelled by the Company in consideration of a cash payment, if applicable, from the Surviving Corporation in an amount equal to the product of multiplying (a) the excess, if any, of (x) the Per Share Merger Consideration over (y) the per Share exercise price of such Option, by (b) the number of Eligible Shares (as defined below) subject to such Option. Such cash payment shall be net of any required withholding taxes. The term "Eligible Shares" shall mean the aggregate number of Shares that shall then be subject to purchase under any option which shall be vested and exercisable as of the Effective Time. The obligation to make any such cash payment (1) shall be subject to the obtaining of any necessary consents of optionees to the cancellation of such Options, in form and substance reasonably satisfactory to Purchaser, and (2) shall not require any action which violates the Company Stock Option Plan. Options with an exercise price equal to or greater than the Per Share Merger Consideration will be cancelled without any consideration. The Company shall, at Purchaser's request, use its commercially reasonable efforts to effectuate the provisions of this Section 1.7. From and after the Effective Time, other than as expressly set forth in this Section 1.7, no holder of an Option shall have any other rights in respect thereof other than to receive payment for his or Options as set forth in this Section 1.7. The Company shall, at Purchaser's request, take all necessary actions to terminate effective as of the Effective Time the Company Stock Option Plans, stock option agreements and similar arrangements.

     1.8 Dissenting Shares.

     Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a "Dissenting Stockholder"), if any, who has the right to demand, and who properly demand, an appraisal of such shares in accordance with Section 262 of the DGCL or any successor provision ("Dissenting Shares") shall not be converted into a right to receive the Per Share Merger Consideration unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws such Dissenting Stockholder's right to such appraisal, if any. Provided the holder of any Dissenting Shares complies with the provisions of the DGCL, such holder shall have with respect thereto solely the appraisal rights provided under Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each such share of such Dissenting Stockholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration in accordance with this Section 1.8. The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Dissenting Shares, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

     1.9 Exchange of Certificates.

     (a) Prior to the Effective Time, a bank or trust company to be designated by the Purchaser (the "Exchange Agent") shall act as exchange agent in effecting the exchange of the Per Share Merger Consideration for Certificates which, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 1.6 hereof. Prior to the Effective Time, the Purchaser shall deposit with the Exchange Agent the aggregate Per Share Merger Consideration necessary to make the payments contemplated hereby on a timely basis (the "Deposit Amount") in trust for the benefit of the holders of Certificates. Pending distribution pursuant to this Section 1.9(a) of the Deposit Amount deposited with the Exchange Agent, the Surviving Corporation may direct the Exchange Agent to invest such Deposit Amount, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc., or in certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Section 1.9(a). Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Per Share Merger Consideration in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by the Company or the Purchaser and by Dissenting Shares) shall represent solely the right to receive the Per Share Merger Consideration, without interest, multiplied by the number of Shares represented by such Certificate. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Per Share Merger Consideration therefor. Upon the surrender to the Exchange Agent of such an outstanding Certificate together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall receive the Per Share Merger Consideration, without any interest thereon. If any Per Share Merger Consideration is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the Person requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Per Share Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or such Person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Per Share Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (b) The Surviving Corporation shall not be entitled to the return of any amount in the possession of the Exchange Agent relating to the transactions described in this Agreement until the date which is 180 days after the Effective Time. Thereafter, each holder of a Certificate representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

     (c) At and after the Effective Time, the holders of Certificates to be exchanged for the Per Share Merger Consideration pursuant to this Agreement shall cease to have any rights as stockholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Per Share Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the

Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration, as provided in this Article I, subject to applicable law in the case of Dissenting Shares.


     (d) The provisions of this Section 1.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Exchange Agent under this Section 1.9 shall commence on the date of loss of such status.


     1.10 Supplementary Action.


     If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


     1.11 Lost, Stolen or Destroyed Company Certificates.


     In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon making of an affidavit of the fact by the holder thereof, certificates representing such shares of Company Common Stock to be exchanged in the manner described in this Article I; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Purchaser against any claim that may be made against Purchaser the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.


                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


   The Company hereby represents and warrants to the Purchaser that:


     2.1 Organization and Qualification.


     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and its Subsidiaries have all requisite corporate power and authority to own, operate and lease their properties and to carry on their business in all material respects as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, other than in jurisdictions where the failure to be so qualified, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Other than the Company's ownership interest in its Subsidiaries, and except as set forth on Schedule 2.1 to the Company Disclosure Letter, the Company has no direct or indirect equity interest in any partnership, corporation, limited liability company, joint venture, business association or other entity.


     2.2 Certificate of Incorporation; Bylaws; and Stock Transfer Records.


     The Company has made available to the Purchaser prior to the date of this Agreement complete and correct copies of (i) the Certificate of Incorporation (or other charter document) and By-laws of the Company and each of its Subsidiaries, and (ii) a shareholder list of each of the Company and each of its Subsidiaries.

     2.3 Capitalization of the Company.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which none are issued and outstanding, and (ii) 10,000,000 shares of Common Stock, par value $.01 per share, of which 5,239,774 Shares are issued and 4,337,886 Shares are outstanding. Except for (i) the rights created pursuant to this Agreement, the Company Stock Option Plan and the Company Rights Plan and (ii) as set forth in Schedule 1.7 and Schedule 2.3(a) of the Company Disclosure Letter, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, sell, deliver, repurchase or redeem or cause to be issued, sold, delivered, repurchased or redeemed any shares of capital stock of, or equity interests in, the Company. All outstanding Shares are, and all Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal. None of the Company or any of its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 2.3(a) of the Company Disclosure Letter or other than the Company Rights Plan, the Company has no stockholder rights plan or agreement in force providing for the issuance to holders of Shares of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of Shares by a Person (a "Rights Plan"), nor has the Company's Board of Directors or stockholders ever adopted a Rights Plan.

     (b) All of the Company's Subsidiaries are listed in Schedule 2.3(b) of the Company Disclosure Letter. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 (the "2000 10-K") or
Schedule 2.3(b) of the Company Disclosure Letter, the Company owns all of the outstanding capital stock of its Subsidiaries.

     2.4 Corporate Power, Authorization and Enforceability.

     The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by stockholders holding a majority of the outstanding Shares entitled to vote thereon (the "Company Requisite Vote")). This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity). The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger. No other vote or consent of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company or otherwise in order for the Company to adopt this Agreement or to approve the transactions contemplated hereby, including the Merger.

     2.5 No Conflict; Required Filings and Consents.

     (a) Except as set forth on Schedule 2.5 of the Company Disclosure Letter, and assuming satisfaction of any applicable requirements referred to in Section 2.5(b) below, the execution and delivery by the Company of this Agreement, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby:

        (A) will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Company or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries, including pursuant to (i) the Certificate of Incorporation (or other charter document) or Bylaws of the Company or any of its Subsidiaries, or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which in either case individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect; and

        (B) subject to shareholder dissenters' rights, do not and will not result in any grant of rights to any other party under the Certificate of Incorporation (or other charter document) or Bylaws of the Company or any of its Subsidiaries or restrict or impair the ability of the Purchaser or any of its Subsidiaries to vote, or otherwise exercise the rights of a stockholder with respect to shares of the Company or any of its Subsidiaries that may be directly or indirectly acquired or controlled by them.

     (b) Other than in connection with or in compliance with the provisions of the DGCL, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "blue sky" laws of various states, approvals, registrations, permits, licenses, authorizations, waivers or consents required to be obtained under applicable state or local laws, including but not limited to NASDAQ rules, applicable state takeover laws, the premerger notification requirement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable to the transactions contemplated hereby, and the filing and recordation of the Certificate of merger as required under the DGCL (collectively, "Regulatory Consents"), (i) the Company is not required to submit any notice, report, registration, declaration or other filing with any federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entities"), in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than such notices, reports, registrations, declarations, filings, waivers, consents, approvals, orders, or authorizations, the absence of which would not, individually and in the aggregate, subject the Company or its Subsidiaries to any criminal penalties or otherwise reasonably be expected to have a Material Adverse Effect.

     2.6 SEC Reports; Financial Statements.

     The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") from January 1, 1998 through the date hereof (collectively, the "SEC Reports"). The financial statements contained in the SEC Reports (or incorporated therein by reference) and the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 30, 2000 included in the 2000 10-K (collectively, the "Financial Statements"), were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes or schedules thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows as of the dates and for the fiscal periods indicated therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). On the date of filing thereof, and as of the date hereof, each SEC Report filed with the SEC complied in all material respects with the then applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any statements or reports with the SEC.


     2.7 No Default; Violation; Dispute.


     Neither the Company nor any of its Subsidiaries is in default or violation, and, to the Company's knowledge, no claims exist with respect to (and no event has occurred which with or without notice, the lapse of time or the happening or occurrence of any other event would constitute a default or violation or claim) any term, condition or provision of (i) its Certificate of Incorporation (or other charter document) or Bylaws, or (ii) except as set forth in Schedule 2.7 of the Company Disclosure Letter, any contract, lease, agreement, license, note, bond, employee benefit agreement or plan, arrangement under which it owns or leases real or personal property, mortgage, indenture, deed of trust or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their properties or assets may be bound (nor to the knowledge of the Company is any other party thereto in breach thereof or default thereunder), except in the case of this clause (ii) for any defaults, violations or claims that individually and in the aggregate would not have a Material Adverse Effect.


     2.8 Compliance with Law.


     Except as set forth in Schedule 2.8 of the Company Disclosure Letter, each of the Company and its Subsidiaries is in compliance, and has conducted its respective businesses so as to comply with, all statutes, laws, ordinances, rules, regulations, permits and approvals applicable to its operations, except for violations which, individually and in the aggregate, do not and insofar as reasonably can be foreseen in the future would not have a Material Adverse Effect. Except as disclosed in the SEC Reports, as of the date hereof no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any property owned or leased by the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, except for any investigation or review that would not individually and in the aggregate have a Material Adverse Effect.


     2.9 Absence of Certain Changes.


     As of the date of this Agreement, except as disclosed in Schedule 2.9 of the Company Disclosure Letter, or in the 2000 10-K, since December 30, 2000, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and have not taken any of the actions set forth in paragraphs (i) through (vi) of Section 4.1, and there has not been any occurrence, including the commencement or to the knowledge of the Company, threat of any action, suit, investigation or proceeding against the Company or its Subsidiaries, that has had or would reasonably be expected to have a Material Adverse Effect, other than occurrences relating to or arising out of the economy in general or the industries of the Company and its Subsidiaries in general and not specifically relating to the Company or any of its Subsidiaries, occurrences related to the execution of this Agreement and the announcement of the transactions contemplated hereby, or occurrences otherwise agreed to in writing by Purchaser.


     2.10 No Undisclosed Liabilities.


     Except for liabilities and obligations incurred since December 30, 2000 in the ordinary course of business, liabilities and obligations incurred in connection with this Agreement or any of the agreements to be entered into pursuant to this Agreement, and liabilities and obligations identified in
Schedule 2.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever, including guarantees or other similar obligations, (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than liabilities or obligations recognized or disclosed in the Financial Statements or disclosed in the 2000 10-K, or which individually or in the aggregate would not have a Material Adverse Effect.

     2.11 Litigation; Claims.

     There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company arising out of or in any way related to this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

     2.12 INTENTIONALLY OMITTED.

     2.13 Disclosure Documents.

     (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, including on
Schedule 13E-3, (the "Company Disclosure Documents") and any amendments or supplements thereto, will, when filed, comply as to form with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     (b) At the time any Company Disclosure Document or any amendment or supplement thereto is first mailed to stockholders of the Company, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the filing of any Company Disclosure Documents or any amendment or supplement thereto, not misleading, and from the time of any distribution thereof through the Effective Time each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 2.13 will not apply to statements or omissions included in the Company Disclosure Documents, if any, based upon information furnished to the Company in writing by Purchaser specifically for use therein.

     (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Purchaser in writing specifically for use in the Schedule 13E-3 (as defined herein), the Preliminary Proxy Statement and the Company Proxy Statement will not, at the time of the filing thereof, and from the time of any distribution thereof through the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 2.13(c) will not apply to statements or omissions included in the Schedule 13E-3, the Preliminary Proxy Statement (as hereinafter defined) and Company Proxy Statement (as hereinafter defined), if any, based upon information furnished by Purchaser, or its Affiliates specifically for use therein.

     2.14 INTENTIONALLY OMITTED.

     2.15 Environmental Matters.

     Except as would not individually or in the aggregate have a Material Adverse Effect:

     (a) Neither the Company nor any of its Subsidiaries nor to the knowledge of the Company as of the date of this Agreement any operator or owner of their respective past or present properties is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Super fund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act of 1970, as amended, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws").

     (b) There have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of any hazardous waste as defined by 42 U.S.C. (S)6903(5), any hazardous substances as defined by 42 U.S.C.(S)9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances ") on, upon, into or from any properties of the Company or its Subsidiaries.

     (c) As of the date of this Agreement, no amounts of Hazardous Substance has been discharged, generated, treated, manufactured, handled, stored, transported, emitted, released or is present at any property now or previously owned, leased or operated by the Company except in compliance with all applicable Environmental Laws.

     2.16 Takeover Laws.

     The provisions of Sections 203 of the DGCL either does not apply to the execution, delivery and performance of this Agreement and the consummation of the Merger or has been rendered inapplicable because of a vote of the Board of Directors approving the consummation of the Merger and the transactions contemplated by this Agreement. No "fair price," "control share acquisition" or other similar anti-take over statute or regulation enacted in any jurisdiction other than Delaware is applicable to the execution, delivery and performance of this Agreement, or the consummation of the Merger.

     2.17 Board Recommendation; Fairness Opinion.

     (a) The Company represents that each of the Special Committee and the Board of Directors, upon the recommendation of the Special Committee, each at meetings duly called and held, have (i) determined, that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company's stockholders (other than Purchaser and its current and future stockholders), (ii) approved this Agreement, and the transactions contemplated hereby, including the Merger, which approvals, and prior actions taken by such Board immediately prior to the execution of this Agreement, are sufficient to render entirely inapplicable to the Merger and Purchaser and its Affiliates, as of the date hereof, the provisions of Section 203 of the DGCL, (iii) resolved to recommend approval of this Agreement and adoption of the Merger by its stockholders and (iv) resolved to amend the Company Rights Plan so as to render it inapplicable to the Merger and Purchaser, or to redeem all of the outstanding rights under the Company Rights Plan.

     (b) The Special Committee has received the written opinion of its Financial Advisor, dated as of the date of this Agreement, to the effect that, based on, and subject to, the various assumptions and qualifications set forth therein, as of the date of such opinion, the Per Share Merger Consideration to be received by holders of Shares (other than Purchaser and its current and future stockholders) pursuant to the Merger is fair from a financial point of view to such holders (the "Fairness Opinion"). The Company has delivered to the Purchaser a copy of the Fairness Opinion, together with the Financial Advisor's written consent to the inclusion of or reference to the Fairness Opinion in the
Schedule 13E-3, the Preliminary Proxy Statement and the Company Proxy
Statement.

     2.18 INTENTIONALLY OMITTED.

     2.19 Brokers and Finders.

     The Special Committee has furnished to Purchaser or its counsel a true and complete copy of the letter agreement (the "Engagement Letter") between the Company and the Financial Advisor, such Engagement Letter being the only agreement pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. Other than as set forth herein or in Schedule 2.19 of the Company Disclosure Letter, no broker, financial advisor or investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company that:

     3.1 Organization and Qualification. The Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, operate and lease its properties and to carry on its business in all material respects as it is now being conducted. Purchaser is a new corporation that was formed for the purpose of consummating the transactions contemplated by this Agreement. Purchaser has not conducted any business or engaged in any activities unrelated to the transactions contemplated by this Agreement. Purchaser has no material liabilities other than in connection with the transactions contemplated by this Agreement and the financing arrangements with the Lending Sources.

     3.2 Corporate Power, Authorization and Enforceability. The Purchaser has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and the stockholders of the Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     3.3 No Conflict; Required Filings and Consents.

     (a) Assuming satisfaction of all applicable requirements referred to in
Section 3.3(b) below, the execution and delivery of this Agreement by the Purchaser, the compliance by the Purchaser with the provisions hereof and the consummation by the Purchaser of the transactions contemplated hereby will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Purchaser or any of its properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of Purchaser pursuant to (i) the organizational documents of the Purchaser or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually and in the aggregate would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement.

     (b) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "blue sky" laws of various states and the HSR Act, if applicable (i) the Purchaser is not required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Purchaser or the performance by Purchaser of its obligations hereunder or the consummation by Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by the Purchaser in connection with the execution or delivery of this Agreement by Purchaser or the performance by the Purchaser of its obligations hereunder or the consummation by the Purchaser of the transactions contemplated by this Agreement.

     3.4 Board and Stockholder Approval. The Board of Directors and stockholders of the Purchaser has approved this Agreement and the Merger and has authorized the proper officers to execute and deliver this Agreement and all necessary action has been taken in connection therewith.

     3.5 Brokers and Finders. No broker, finder or investment banker, other than any whose fees and expenses will be paid by the Purchaser, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

     3.6 Disclosure Documents.

     (a) Each document required to be filed by the Purchaser with the SEC in connection with the transactions contemplated by this Agreement, including on
Schedule 13E-3 (the "Purchaser Disclosure Documents") and any amendments or supplements thereto, will, when filed, comply as to form with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

     (b) The information with respect to the Purchaser that Purchaser furnishes to the Company in writing specifically for use in any Company Disclosure Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they made, not misleading; provided that no representation is made by Purchaser with respect to statements or omissions in the Company Disclosure Documents based upon information furnished to Purchaser by the Company specifically for use therein.

     (c) The Schedule 13E-3, the Preliminary Proxy Statement and Company Proxy Statement will comply with the applicable requirements of the Exchange Act and will not, at the time of the filing thereof, or from the time of any distribution thereof through the Effective Time contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Purchaser with respect to the statements or omissions in the Schedule 13E-3, the Preliminary Proxy Statement or the Company Proxy Statement based upon information furnished to Purchaser in writing by the Company specifically for use therein.

     (d) The information contained in the Schedule 13D and the amendments thereto filed by the current stockholders of Purchaser is true and accurate in all material respects. In addition, neither Purchaser nor any of its Affiliates were, prior to the execution of this Agreement, subject to the prohibitions on transactions generally applicable to "interested stockholders" within the meaning of Section 203 of the DGCL.


                                  ARTICLE IV
                                   COVENANTS

     4.1 Conduct of Business by the Company. Except as required or permitted by this Agreement, during the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except to the extent that Purchaser shall otherwise consent in writing) the Company and its Subsidiaries shall conduct their respective operations in the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries will use its commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it and to maintain insurance on the same terms as are in effect on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Purchaser:

     (i) amend its Certificate of Incorporation or other charter document or Bylaws;

     (ii) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of outstanding options under the Company Stock Option Plan;

     (iii) (A) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any Rights Plan, or repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, or (B) declare or pay any dividend of any kind, make any payment of cash or other property to shareholders or to terminate, cancel or otherwise settle any outstanding Options under the Company Stock Option Plan, other than in the case of clauses
(A) or (B) above for the issuance of Shares in connection with the exercise of options or the repurchase of Shares to the extent contractually required pursuant to the terms of existing employee stock repurchase agreements or this Agreement, or the cancellation of non-vested options of terminated employees; or issue any new Options or equivalent instruments of any kind;

     (iv) without prior consultation with the Purchaser (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages or other relief in excess of $50,000 or if as part of such settlement the Company or any Subsidiary would agree to any restrictions on its operations;

     (v) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that the Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that the Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the Company's Board determines, after consultation with its independent legal counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; or

     (vi) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(i) through 4.1(v).

     4.2 Access to Information; Confidentiality.

     (a) From the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Purchaser and its Affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Purchaser, and its respective officers, employees and agents ("Representatives") reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to its officers, employees, agents, properties, books, records and contracts, and shall furnish, Purchaser and its Affiliates and the attorneys, banks, other financial institutions and investment banks working with Purchaser, all financial, operating and other data and information as they reasonably request.

     (b) Any information heretofore or hereafter furnished by the Company which is non-public, confidential or proprietary in nature is referred to in this Agreement as "Confidential Information". The Purchaser agrees that the Confidential Information will be used solely for the purpose of consummating the transactions contemplated by this Agreement, and until the Effective Time, such information will be kept confidential by the Purchaser and its Representatives (as defined below), except that the Confidential Information or portions thereof may be disclosed to those Representatives of the Purchaser who need to know such information solely for the purpose of evaluating the transactions contemplated by this Agreement.

     (c) In the event that the Purchaser or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Purchaser shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 4.2. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, the Purchaser agree, to furnish only that portion of the Confidential Information which the Purchaser is advised by counsel is legally required and to exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

     (d) The term "Confidential Information" does not include any information that the Purchaser can demonstrate that at the time of disclosure or thereafter is generally available to the public (other than as a result of its disclosure directly or indirectly by the Purchaser or its Representatives).

     (e) If this Agreement is terminated pursuant to Article VI, upon the Company's request, the Purchaser will promptly return to the Company any and all copies of the Confidential Information in its possession or in the possession of its Representatives, and the Purchaser and its Representatives will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by or for the Purchaser which reflect or contain any Confidential Information, except for any of the foregoing which Purchaser or its counsel deems advisable to retain in connection with pending or future litigation, provided that such Confidential Information is retained by the Purchaser's counsel and only for so long as considered advisable in light of any pending or future litigation.

     (f) No investigation pursuant to this Section 4.2 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     4.3 Preparation of Proxy Statement; Stockholders Meeting; Schedule 13E-3.

     (a) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Purchaser, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of approving this Agreement, the Merger and the transaction contemplated by this Agreement, except as otherwise provided in Section 4.3(f) below. Nothing herein shall prevent the company from adjourning or postponing the Company's stockholders meeting if there are insufficient shares of Company Common Stock necessary to conduct business at its meeting of the Stockholders. Subject to Section 4.5, the Company will, through the Board of Directors and the Special Committee, recommend to its stockholders approval of the foregoing matters and seek to obtain all necessary votes and approvals thereof by the stockholders required to approve the Merger.

     (b) In connection with the Stockholders' Meeting contemplated hereby, the Company will promptly prepare and file, and Purchaser will cooperate with the Company in the preparation and filing of, a preliminary proxy statement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable efforts to respond to the comments of the SEC concerning the Preliminary Proxy Statement and to cause a final proxy statement (the "Company Proxy Statement") to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. The Purchaser will promptly prepare, and the Company will cooperate with the Purchaser in the preparation and filing of the Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC and will use its commercially reasonable efforts to respond to comments by the SEC concerning the Schedule 13E-3. Purchaser shall be given a reasonable opportunity to review and comment on all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof, and the Company shall use its commercially reasonable efforts to reflect all such comments. The Company shall pay the filing fees for any Company Schedule 13E-3 and the Preliminary Proxy Statement. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, notification of SEC approval of the Company Proxy Statement and of any request by the SEC for amendments or supplements to the
Schedule 13E-3, the Preliminary Proxy Statement or the Company Proxy Statement or for additional information, and will promptly supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Company Proxy Statement or the Merger.

     (c) If at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Company Proxy Statement, the Company will promptly inform Purchaser. If at any time prior to the Stockholders' Meeting, any event should occur relating to Purchaser or any of its Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Company Proxy Statement, the Purchaser, with the cooperation of Company, will, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the Company shall consult with Purchaser with respect to such amendment or supplement and shall afford Purchaser reasonable opportunity to comment thereon.

     (d) Purchaser shall furnish to the Company the information relating to Purchaser and its Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to any financing matters, which is required to be set forth in the Preliminary Proxy Statement or the Company Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Company shall cause, to the extent available, to be included as an exhibit to the Preliminary Proxy Statement and the Company Proxy Statement, the written Fairness Opinion as an exhibit to the Schedule 13E-3, and any reports or opinion delivered to the Board of Directors or the Special Committee by the Financial Advisor in connection with the delivery of the Fairness Opinion which are required under Schedule 13E-3 to be filed as exhibits.

     (e) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

     (f) The parties hereto understand and agree that if the Special Committee withdraws its approval or recommendation of the Merger pursuant to and in compliance with the provisions of Section 4.5 below, the Company will not convene or hold a Stockholder Meeting without obtaining the prior consent of the Special Committee.

     4.4 Regulatory Filings. Promptly after the delivery of the Commitments, the parties will cooperate in making any filings necessary under any government regulatory requirements that may be applicable to the Merger, including filings, if any, necessary under the HSR Act.

     4.5 Acquisition Proposals.

     (a) Except as expressly permitted by this Section 4.5, neither the Board of Directors nor the Special Committee shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, its approval or recommendation of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any outline, letter of intent, agreement in principle, acquisition agreement or other similar agreement, whether or not binding on the parties, (each, a "Company Acquisition Agreement") related to any Acquisition Proposal (as hereinafter defined). Notwithstanding the foregoing, if at anytime the Board of Directors or the Special Committee determines in good faith, after consultation with and receipt of advice from outside counsel or its financial advisor, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, subject to compliance with paragraph (b) below, (x) either the Board of Directors or the Special Committee may withdraw or modify, or propose publicly to withdraw or modify, its approval or recommendation of the Merger or this Agreement, (y) the Board of Directors may approve or recommend, or propose publicly to approve or recommend, a Superior Proposal, and (z) the Board of Directors may cause the Company to enter into a Company Acquisition Agreement upon termination of this Agreement pursuant to Section 6.1(d) and accept such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means an Acquisition Proposal that the Special Committee of the Board of Directors of the Company, in good faith, after consultation with its outside counsel and its financial advisor, and taking into account the proposed financing thereof, determines to be of a higher price per Share and more favorable to the stockholders of the Company than the transaction contemplated hereunder. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry or the making of any proposal or offer from any third party, other than the Purchaser or its Affiliates regarding any merger, consolidation, share exchange, recapitalization, business combination, the sale of substantial assets (other than in the ordinary course of business), the sale or purchase of (or right to sell or purchase) shares of capital stock (other than pursuant to the exercise of stock options outstanding on the date of this Agreement), tender offer or similar transactions, whether in a single transaction or a series of transactions, involving the Company or any of its Subsidiaries.

     (b) In addition to the obligations of the Company as set forth in Section 4.5(a), the Company promptly shall advise the Purchaser orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, the identity of the third party, or any decision by the Company to take any actions with respect to any of the foregoing (with any such notice referred to as a "Company Notice"). Any such Company Notice will be delivered promptly after (and in no event later than 24 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to the Company taking any of such actions. In addition, in the event the Company intends to enter into a Company Acquisition Agreement, the Company will deliver a Company Notice at least twenty-four (24) hours (but Company Notices given on a non-business day, or after 6:00 p.m. on a business day, shall take effect on the first business day thereafter) prior to entering into such Company Acquisition Agreement, which Company Notice will identify the third party and the material proposed terms of such Company Acquisition Agreement. Subject to confidentiality agreement requirements imposed by any such third party which shall be substantially similar to those set forth in Section 4.2 hereof and which the Board of Directors determines in good faith, after consultation with its outside counsel, are necessary to enter into in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company will update the information required to be provided in the Company Notice upon the request of the Purchaser.

     4.6 Public Announcements. Purchaser on the one hand, and the Company on the other hand, will consult with each other before, and obtain the other party's consent with respect to, issuing any press release, any filing with the SEC on Form 8-K or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release, SEC Form 8-K filing or make any such public statement prior to such consultation and consent, except to the extent that compliance with legal requirements and NASDAQ rules require a party to issue a press release or public announcement or make an 8-K filing. Any consent required pursuant to the preceding sentence shall not be unreasonably withheld or delayed.

     4.7 Notification of Certain Matters.

     (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 4.7 of this Agreement) in writing to Purchaser, and Purchaser shall give prompt notice in writing to the Company, of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect as of the time such representation or warranty is made and (ii) any material failure of the Company, Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     (b) The Company shall give reasonably prompt notice (which notice shall state that it is delivered pursuant to Section 4.7 of this Agreement) in writing to Purchaser, of any occurrence that has had or may reasonably be expected to have a Material Adverse Effect, other than occurrences relating to or arising out of the economy in general or the industries of the Company and its Subsidiaries in general and not specifically relating to the Company or any of its Subsidiaries and occurrences related to the execution of this Agreement and the announcement of the transactions contemplated hereby.

     4.8 Officers' and Directors' Indemnification; Insurance.

     (a) The Purchaser and Surviving Corporation agree that for a period ending on the sixth anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company's Certificate of Incorporation and Bylaws, in each case as in effect on the date of this Agreement, and that during such period, neither the Certificate of Incorporation nor the Bylaws of the Surviving Corporation shall be amended to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or indemnity or the ability to indemnify; provided; however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

     (b) The Purchaser and Surviving Corporation agree to cause the Surviving Corporation to indemnify to the fullest extent permitted under its Certificate of Incorporation, its Bylaws and applicable law the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to the Company's Certificate of Incorporation and Bylaws, for a period ending on the sixth anniversary of the Effective Time.

     (c) Should any claim or claims be made against any present or former director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, arising from such person's service as such at any time prior to the Effective Time, the provisions of this Section 4.8 respecting the Certificate of Incorporation and Bylaws and the obligation of indemnity of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

     (d) The Company and the Purchaser agree that in the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the surviving Corporation, set forth in this Section 4.8. The provisions of this Section 4.8(d) are in addition to, and not substitution for, any other rights or indemnification that any such person may have by contract or otherwise.

     (e) The provisions of this Section 4.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

     (f) The Surviving Corporation shall maintain for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as such insurance is available on commercially reasonable terms and the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium").

     If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Purchaser will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

     4.9 Additional Agreements.

     (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger) and to cooperate with each other in connection with the foregoing.

     (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to use commercially reasonable efforts to: (i) obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, (ii) obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the HSR Act, if required, (iii) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and (vi) fulfill all conditions to this Agreement.

     4.10 Company Indebtedness. Prior to the Effective Time, the Company and Purchaser shall cooperate with each other in taking such actions requested by the Purchaser as are reasonably appropriate or necessary in connection with obtaining the prior written consent of Fleet National Bank, N.A. prior to the Effective Time.

     4.11 Other Actions by the Company. If any "fair price," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company, the Special Committee and the Board of Directors shall, promptly upon the request of the Purchaser, grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to the extent allowable to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby. The Board of Directors and the Company have taken and shall continue to take such actions as are necessary to either amend the Company Rights Plan or redeem any outstanding rights under the Company Rights Plan, so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such Company Rights Plan on such transaction.

     4.12 Litigation Cooperation. Promptly upon execution of this Agreement and until the Effective Time, each of the Company and Purchaser shall cooperate with each other in connection with any litigation by a third party arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement.

     4.13 Future Filings. The Company will deliver to the Purchaser as soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. The Purchaser shall deliver to the Company as soon as they become available, true and complete copies of any report or statement mailed by it to the Company's stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time.

     4.14 Board Action Relating to Stock Option Plans. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plan) shall adopt such resolutions or take such actions as may be required to adjust the terms of all outstanding Company Stock Options in accordance with Section
1.7 and shall make such other changes to the Company Stock Option Plan in accordance with the terms of the Company Stock Option Plan as the Purchaser, the Special Committee and the Company deem appropriate to give effect to the Merger, and, at Purchaser's request, to terminate such plans as of the Effective Time.

     4.15 Knowledge of Inaccuracies. In the event that Purchaser, its stockholders or any senior executive officer of the Company shall have knowledge on or prior to the date of this Agreement of the existence or occurrence of any fact, circumstance, or event the failure of the Company to disclose which in this Agreement or the Company Disclosure Schedule otherwise would cause, or be reasonably likely to cause, any inaccuracy or breach by the Company of any representation, warranty, covenant or other obligation hereunder, then such fact, circumstance or event shall be deemed to have been disclosed by the Company to the Purchaser in this Agreement or Company Disclosure Letter.

     4.16 Financing Matters.

     (a) Purchaser has had discussions with one or more banks, financial institutions or other public or private financing sources (the "Lending Sources") to determine the available terms of financing and reasonably expects that such commitments regarding junior or subordinated debt financing, together with equity contributions to the Purchaser made or to be made by certain stockholders of the Purchaser (collectively, the "Commitments"), sufficient to consummate the transactions contemplated by the Merger Agreement, will be obtainable from such Lending Sources and stockholders of the Purchaser, as the case may be. The Company acknowledges that the Lending Sources have not had the opportunity to complete due diligence on all aspects of the Company's operations, agreements and finances, including with respect to the Company's operations for the period ended December 30, 2000, and that the results of such investigation may result in the Commitments being unavailable or available only in amounts and on terms not acceptable to the Purchaser.

     (b) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the expiration of the Effective Time in respect of the transactions contemplated by this Agreement, including participation in meetings and, due diligence sessions, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company, comfort letters of accountants and legal opinions as may be reasonably requested by Purchaser and taking such other actions as are reasonably required to be taken by the Company in the Commitments, provided that Purchaser shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company's business and results of operations would be materially adversely affected thereby.

     (c) The Company has entered into or agrees to enter into the engagement letter agreement (the "Golub Engagement Letter") among Golub Associates Incorporated, LEG Partners III SBIC, L.P., LEG Partners Debentures SBIC, L.P. the Purchaser and the Company.

     (d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not enter into any Commitments or any other letters, agreements or other documents contemplated by Sections 4.16(b), 4.16(c) or 5.2(f) if, in the aggregate, such Commitments, letters, agreements or other documents obligate the Company to pay more than $400,000.00 of fees, costs and expenses (excluding contingent liabilities such as indemnification obligations), without the prior consent of the Special Committee.

     4.17 Voting. Each of the Purchaser and its stockholders will vote any and all shares of the Company's Common Stock held by them, or which they have the right to vote, in favor of approval of the Merger, in person, or by proxy.

     4.18 Exemption from Liability Under Section 16(B). Purchaser and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director, officer or ten (10%) percent stockholder of the Company to be exempt under Rule 16b-2 promulgated under the Exchange Act and the rules and regulations promulgated thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be reasonably requested by the Company.

     4.19 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.


                                   ARTICLE V
                             CONDITIONS OF MERGER

     5.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of a majority of Shares held by the stockholders of the Company, as required under the laws of the State of Delaware;

     (b) No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation, SEC stop order or other order shall be in effect which would make the acquisition or holding by Purchaser or its Affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger; and

     (c) Upon the written request of either the Purchaser or the Special Committee prior to the Closing, the Company shall have delivered to the Purchaser or the Special Committee, as applicable, (i) a pro forma balance sheet of the Surviving Corporation, on a consolidated basis, as of the Effective Time (and reflecting any debt incurred by the Surviving Corporation to finance the Merger), (ii) projections for the Surviving Corporation's operations, on a consolidated basis, for such period reasonably necessary to deliver the certificate described in clause (iii) below, and (iii) a Solvency Certificate (as hereinafter defined), duly executed by the Company's Chief Financial Officer or such other mutually acceptable person, in form and substance reasonably satisfactory to the Purchaser or the Special Committee, as applicable.

     5.2 Conditions Precedent to Purchaser's Obligations. In addition to the conditions set forth in Section 5.1, the Purchaser shall be obligated to perform the acts contemplated for performance by them under Article I only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Purchaser:

     (a) The receipt of cash proceeds from debt and equity financings sufficient to consummate the transactions contemplated by this Agreement ("Financing Condition").

     (b) The representations and warranties of the Company set forth in Article 2 shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date specifically set forth in such representation, other than the date hereof, (which shall remain true and correct as of such date).

     (c) The Company shall have performed and complied in all material respects, individually or in the aggregate, (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all other covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

     (d) Since the date of this Agreement, there shall not have been the occurrence of any event or condition, or series of events or conditions, that has had or would reasonably be expected to have a Material Adverse Effect.

     (e) The Company shall have executed and delivered to Purchaser at and as of the Closing a certificate, duly executed by the Company's Chief Financial Officer, in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel, certifying that to such officers' knowledge, the conditions specified in (b), (c) and (d) have been satisfied.

     (f) The Company shall have obtained the material third party consents necessary to consummate the Merger including the consent of Fleet National Bank, N.A

     (g) As of the Effective Time, the effects of the Company Rights Plan shall have been eliminated to the Purchaser's reasonable satisfaction.

     (h) Shareholders holding Common Stock representing more than five percent (5%) of the Company's outstanding stock shall not have dissented from the Merger and exercised their rights under Section 262 of the DGCL.

     5.3 Conditions to Obligations of the Company. In addition to the conditions set forth in Section 5.1, the Company shall be obligated to perform the acts contemplated for performance by it under Article I only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Company:

     (a) The representations and warranties of the Purchaser set forth in
Article III shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date specifically set forth in the particular representation or warranty which shall remain true and correct as of such particular date.

     (b) The Purchaser shall have performed and complied in all material respects, individually or in the aggregate, (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all covenants and agreements contained in this Agreement required to be performed or complied with by them on or before the Closing Date.

     (c) The Purchaser shall have deposited with the Exchange Agent the Deposit Amount in trust for the benefit of the holders of certificates.

     (d) The Purchaser shall have executed and delivered to the Company at and as of the Closing a certificate, duly executed by the Purchaser's President and/or Chief Financial Officer, in form and substance reasonably satisfactory to the Company and the Company's counsel, certifying that to such officers' knowledge, the conditions specified in (a), (b) and (c) have been satisfied.


                                   ARTICLE VI
                       TERMINATION, AMENDMENT AND WAIVER

     6.1 Termination. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

     (a) by mutual written agreement of the boards of directors of Purchaser and the Company; or

     (b)  by either Purchaser or Company:

          (i) if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non appealable; or

          (ii) if there has been a material breach by the other party of any representation or warranty set forth in this Agreement unless such breach is capable of being cured and is cured within 20 days after the giving of written notice of the material breach.

          (iii) if there has been a material breach by the other party of any covenant or agreement set forth in this Agreement unless such breach is capable of being cured and is cured within 20 days after the giving of written notice of the material breach.

     (c) by Company, in the case of (i), (ii) or (iii) below, or by Purchaser,
(i) if the Board of Directors shall have approved or recommended or proposed publicly to approve or recommend an Acquisition Proposal by a third party, or
(ii) the Board of Directors or the Special Committee shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, or (iii) the Board of Directors or the Special Committee shall have failed to include in the Company Proxy Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger) or publicly announced an intention to do any of the foregoing, (iv) if the Company enters into a Company Acquisition Agreement, or (v) if there has been a material breach by the Company of any covenant or agreement set forth in this Agreement including, a material breach of Section 4.5 hereof, which breach arises primarily from the actions taken, or the failure to act, by the Special Committee, unless such breach is capable of being cured and is cured within 20 days after the giving of written notice of the material breach;

     (d) by the Company, pursuant to Section 4.5, in the event the Company has complied with all the provisions of Section 4.5 and has determined to enter into a Company Acquisition Agreement.

     (e) by either Purchaser or Company, if the Effective Time shall not have occurred on or before August 31, 2001, or it becomes manifestly evident that the conditions to the transaction shall not be satisfied by such date; provided, however, that the right to terminate this agreement under this
Section 6.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have principally caused, or resulted in, the failure of the Effective Time to occur on or before such date.

     6.2 Procedure and Effect of Termination. In the event of the termination of this Agreement by the Company or Purchaser or both of them pursuant to
Section 6.1, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Purchaser or the Company, except as set forth in this Section 6.2 and in Sections 4.2(b)-(f) and 6.3 of this Agreement. The foregoing shall be an exclusive remedy and shall relieve any party for liability for any and all damages actually incurred as a result of any breach of this Agreement or otherwise, except for any deliberate and wilful breach of this Agreement. Sections 4.2(b)-(f), 6.2, 6.3 and Article VIII of this Agreement shall survive the termination of this Agreement.

     6.3 Expenses.

     (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) In the event that the Company or Purchaser terminates this Agreement pursuant to Section 6.1(c) or the Company terminates this Agreement pursuant to
Section 6.1(d), then the Company shall reimburse Purchaser for all of the Purchaser's reasonable Expenses (as defined below) as liquidated damages; provided, that such Expenses for which Purchaser is entitled to reimbursement shall not exceed an amount equal to $400,000.00 less the aggregate amount of Company obligations paid by the Company contemplated by Section 4.16(d) hereof; and provided, however, that such limitation of $400,000 shall not be applicable in the event that the Company consummates an Acquisition Proposal that was inquired or made prior to the termination of this Agreement. Any such payment shall be made within five (5) business days after a termination by the Purchaser pursuant to Section 6.1(c) or at the time of any termination by the Company pursuant to Sections 6.1(c) or 6.1(d). For purposes of this Agreement, "Expenses" shall mean out-of-pocket expenses incurred by the Purchaser or on its behalf (other than by the Company) in connection with the Merger and the consummation of the transactions contemplated by this Agreement, (including, reasonable attorneys' fees and disbursements, depository fees and expenses, fees payable to the Lending Sources, the fees of accountants and financial advisors, and filing fees and printing costs). Notwithstanding anything to the contrary contained above, in the event that this Agreement and the Merger shall not have been approved and adopted by the affirmative vote of a majority of the Shares held by the stockholders of the Company at a duly called Stockholders' Meeting, then in such event the Purchaser shall not be entitled to reimbursement by the Company of any Expenses.

     6.4 Amendment. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, and (ii) after adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company to the extent such approval is required by applicable law; provided, however, that any modification or amendment hereto shall have been approved by the Special Committee.

     6.5 Waiver. Subject to the requirements of applicable law, at any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations; provided, however, that any waiver by the Company shall have been approved by the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

     6.6 Termination decisions by the Company. The Board of Directors shall terminate this Agreement in connection with any action by the Special Committee contemplated by Section 6.1(c)(ii) or (iii) hereof upon, and only upon, the recommendation of the Special Committee.


                                  ARTICLE VII
                                  DEFINITIONS

     As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition the term "control" (including the terms "controlled by" and "under common control with") means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Company Rights Plan" means the Company's stockholder rights plan pursuant to a Rights Agreement dated as of April 11, 2000, between the Company and Continental Stock Transfer and Trust Company as Rights Agreement.

     "Indebtedness" means (i) all indebtedness of the Company or any of its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness of the Company or any of its Subsidiaries for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of the Company or any of its Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as lessee, (vi) any liability of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit, and (vii) all indebtedness referred to in clause (i), (ii),
(iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     "Material Adverse Effect" means any material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

     "Person" means any corporation, association, partnership, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

     "Solvency Certificate" shall mean a certificate of the Chief Financial Officer of the Company regarding solvency matters of the Company in substantially the form previously delivered by the Company to the Purchaser.

     "Subsidiary" means, with respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     8.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if sent via telecopier or delivered personally(including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

   (a) If to Company:
       Specialty Catalog Corp.
       21 Bristol Drive
       South Easton, MA 02375
       Attention: Special Committee
       Fax: (508) 238-3305

       With copies to:
       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: Stephen Kotran, Esq.
       Fax: (212) 558-3588

       If to Purchaser:
       Specialty Acquisition Corp.
       c/o Kane Kessler, P.C.
       1350 Avenue of the Americas
       26th Floor
       New York, New York 10019
       Attn: Guy Naggar and
          Jeffrey S. Tullman, Esq.
       Fax: (212) 245-3009

       With copies to:
       Kane Kessler, P.C.
       1350 Avenue of the Americas
       New York, New York 10019
       Attention: Robert L. Lawrence, Esq.
       Fax: (212) 245-3009

     8.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to a section, exhibit or schedule shall, unless otherwise expressly indicated, refer to a section of or an exhibit or schedule to this Agreement.

     8.4 Representations and Warranties, etc. The respective representations and warranties of the Company and Purchaser contained herein shall survive until, and shall expire with, and be terminated and extinguished upon the earlier to occur of (a) the termination of this Agreement pursuant to Section
6.1 and (b) the Effective Time. This Section 8.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     8.5 Miscellaneous. This Agreement and the documents delivered pursuant hereto or in connection herewith (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral (including, without limitation, any agreement or proposed agreement relating to the timing of execution of this Agreement and the payment of any amount in connection therewith), among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, other than Sections
4.8 (which is intended for the benefit of the present and former directors, officers, employees and agents of the Company and may be enforced by any such indemnified persons), and (iii) the Purchaser may assign this Agreement to its lenders as collateral security; provided, however, that no such assignment shall relieve the assignor of its obligations hereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.


     8.6 Attorneys Fees. If any legal proceeding is initiated by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorney's fees incurred in connection with such proceedings.


     8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise governs under applicable principals of conflicts of laws thereof.


     8.8 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the state or federal courts sitting in New York County, New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York and irrevocably and expressly agree to submit to the jurisdiction of the United States District Court for the Southern District of New York or courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in New York County, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, New York has been brought in an inconvenient forum. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.


     8.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.


     8.10 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided, that the Purchaser may assign this Agreement to a corporation, partnership, or limited liability company of which the stockholders of the Purchaser maintain majority control.


     8.11 Further Assurances. The parties hereto shall deliver any and all other instruments or documents reasonably requested by the other party in order to give effect to all of the terms and provisions of this Agreement.


     8.12 Publicity. No public announcement or other publicity regarding this Agreement or the transactions contemplated hereby shall be made without the prior written consent of the Purchaser and the Company as to form, content, timing and manner of distribution. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Company from making any public announcement or filing required pursuant to any federal or state securities laws or stock exchange rules; provided that prior to such filing Purchaser shall be given a reasonable opportunity to review and comment on such public announcement or filing.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        SPECIALTY ACQUISITION CORP.


                                        By: /s/ Guy Naggar
                                          -------------------------------
                                        Name: Guy Naggar
                                        Title: President



                                        SPECIALTY CATALOG CORP.


                                        By: /s/ Thomas McCain
                                          -------------------------------
                                        Name: Thomas McCain
                                        Title: Senior Vice President, Chief
                                        Financial Officer, Secretary, and
                                        Treasurer

                            AMENDMENT NO. 1 TO THE
               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER


     Amendment No. 1, dated as of August 31, 2001 ("Amendment No. 1") to the Agreement and Plan of Recapitalization and Merger (the "Merger Agreement"), dated May 4, 2001, by and between Specialty Acquisition Corp. ("Purchaser") and Specialty Catalog Corp. (the "Company").


                                  WITNESSETH:


     WHEREAS, the Purchaser and the Company are parties to the Merger Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Rights Agreement.


     WHEREAS, the parties now desire to amend the Merger Agreement, on the terms and subject to the conditions set forth in this Amendment No. 1.


     NOW, THEREFORE, in consideration of the promises and the respective mutual covenants, representations and warranties herein contained, the parties hereto hereby agree as follows:


     1. Section 6.1(e) of the Merger Agreement is hereby amended by deleting the such section in its entirety and thereof and inserting in its stead the following Section 6.1(e) in lieu thereof:


    "by either Purchaser or Company, if the Effective Time shall not have occurred on or before the earlier of (i) November 15, 2001 or (ii) four business days after the date of the special meeting of stockholders of the Company specified in the proxy statement to be mailed to such stockholders in connection with the approval of this Agreement, or it becomes manifestly evident that the conditions to the transaction shall not be satisfied by such date; provided, however, that the right to terminate this agreement under this Section 6.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have principally caused, or resulted in, the failure of the Effective Time to occur on or before such date."


     2. Each of the Purchaser and the Company represents and warrants that the execution, delivery and performance by it of this Amendment No. 1 has been duly authorized, executed and delivered and constitutes a valid and binding agreement enforceable against it in accordance with its terms.


     3. Each of the Purchaser and the Company represents and warrants that the execution, delivery and performance by it of this Amendment No. 1 does not and will not contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding up or applicable to it.


     6. Except as expressly amended by this Amendment No. 1, the Merger Agreement shall remain in full force and effect, and the parties hereto agree to be bound by the Merger Agreement, as the same was in effect immediately prior to the effectiveness of this Amendment No. 1.


     7. This Amendment No. 1 to the Merger Agreement shall be governed and construed on the same basis as the Merger Agreement, as set forth therein.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the date first written above.
                                        SPECIALTY ACQUISITION CORP.


                                        By: /s/ Guy Naggar
                                           -------------------------------
                                           Name: Guy Naggar
                                           Title: President


                                        SPECIALTY CATALOG CORP.


                                        By: /s/ Thomas McCain
                                           -------------------------------
                                           Name: Thomas McCain
                                           Title: Senior Vice President,
                                             Chief Financial Officer,
                                             Secretary and Treasurer

                                                                        ANNEX B

                                                                    May 4, 2001

Special Committee of the Board of Directors
Board of Directors
Specialty Catalog Corp.
21 Bristol Drive
South Easton, MA 02375

Member of the Special Committee and Members of the Board of Directors:

We understand that Specialty Catalog Corp. ("SC" or the "Company") intends to enter into a Merger Agreement with Specialty Acquisition Corp. (the "Purchaser"), dated May 4, 2001, which provides for, among other things, each share of Common Stock, $.01 par value per share, of the Company (other than shares held by Purchaser) to be cancelled and extinguished and be automatically converted into and become a right to receive $3.75 per share in cash upon surrender of the certificate that evidenced the Shares (the "Proposed Transaction").

The Special Committee has asked our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of SC (other than Purchaser and its shareholders) of the consideration to be received by such shareholders in the Proposed Transaction.

In the course of our engagement, we have, among other things:

1) reviewed publicly available information concerning SC issued from 12/31/95 through the date of this opinion;

2) analyzed certain financial statements and other financial and operating data concerning SC prepared by the management of the Company;

3) analyzed certain financial projections prepared by the management of SC with regard to its business prospects;

4) discussed the past and current operations and financial condition and the prospects of SC with senior executives of SC;

5) visited the South Easton, MA facility of SC and engaged in discussions with management;

6) compared the financial performance of SC and the prices and trading activity of SC Common Stock with that of certain other comparable publicly-traded companies and their securities;

7) compared the Proposed Transaction with other transactions involving public and private companies that we deemed to be comparable;

8) considered the average price per share paid by SC for the 144,000 shares purchased in the open market in 1999 and 2000;

9)   analyzed transactions concluded by SC (Daxbourne and AHI);

10) considered the dearth of interest in acquiring SC by 53 candidates less than two years ago and the failed acquisition of the Company last year;

11) considered the potential consequences to SC shareholders if the notice to delist SC shares from NASDAQ were to become effective;

12) reviewed the public announcements and filings relating to the Proposed Transaction and the drafts of the Merger Agreement as they became available and certain related documents; and

13) conducted other financial studies and analyses and performed such other investigations and took into account such other factors as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In preparing our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information, which we reviewed, and analyzed in connection with this opinion. With respect to the projected financial information and business prospects, we have assumed that such information has been reasonably prepared on a consistent basis with prior practice and that such information reflects the best currently available estimates and judgments of the Company's management as to expected future financial performance. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of SC, nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market and other conditions as they exist and as they can be evaluated as of the date of this opinion. We have not been requested to opine upon, and our opinion does not in any manner address SC's underlying business decision to proceed with the transaction. Furthermore, we have not been requested to, and did not, solicit or entertain any other offers of the purchase of the stock or the assets of the Company or any other transaction involving the Company.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. The Company has agreed to indemnify us from certain liabilities arising out of our engagement. Prior to this engagement, Burnham Securities Inc. has provided no financial services to the Company except that in December 1999 Burnham was engaged by the then existing Independent Committee of the Board of Directors of the Company to provide financial advice and advise on the fairness of the consideration to be received by SC shareholders in a proposed merger that was not consummated.

It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company in its consideration of the fairness of the Proposed Transaction to the shareholders of the Company (other than the Purchaser and its shareholders) from a financial point of view. Our opinion does not constitute a recommendation as to how any member of the Special Committee of the Board of Directors, the Board of Directors or any shareholder of the Company should vote on the Proposed Transaction and is not to be quoted or referred to, in whole or in part, in any document, nor shall it be used for any other purpose without our prior written consent, except that we hereby consent to the inclusion of this opinion in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Proposed Transaction.

Subject to the foregoing, on the basis of our review and analyses and such other factors as we deemed relevant, and subject to our review of the definitive Merger Agreement, it is our opinion that as of the date hereof the consideration to be received by the shareholders of SC (other than the Purchaser and its shareholders) in the Proposed Transaction is fair, from a financial point of view, to such shareholders.



                                          Very truly yours,


                                          BURNHAM SECURITIES INC.


                                          By: /s/ Richard Lewisohn, III
                                             Richard Lewisohn, III
                                             Senior Managing Director

                                                                        ANNEX C


DELAWARE GENERAL CORPORATION LAW,  Section  262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257,
Section  258,  Section  263 or  Section  264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to  Section
228 or Section 253 of this title, each consitutent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


                                     * * *

      PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
                              FOLD AND DETACH HERE

                             SPECIALTY CATALOG CORP.

                 PROXY FOR 2001 SPECIAL MEETING OF STOCKHOLDERS
                                __________, 2001
                       SOLICITED BY THE BOARD OF DIRECTORS


The undersigned, having received notice of the 2001 special meeting of stockholders to be held on __________, 2001 at ______ a.m., local time, at _________ and the Proxy Statement relating to the meeting, hereby revokes all prior proxies and appoints Thomas McCain and David Moore, and each of them acting singly, with full power of substitution, as proxies to represent and vote on behalf of the undersigned, as designated below, all shares of common stock, par value $0.01 per share, of Specialty Catalog Corp., a Delaware corporation, that the undersigned would be entitled to vote if present in person at the 2001 special meeting of stockholders and any adjournments thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned. If a choice is not specified with respect to any proposal, this proxy will be voted FOR such proposal.


Attendance of the undersigned at the special meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing and shall vote in person at the special meeting.

EACH STOCKHOLDER SHOULD SIGN THIS PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPECIALTY CATALOG CORP.

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE COMMENTS?

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



                                      PROXY

 INSTRUCTIONS FOR VOTING YOUR PROXY

Mark, sign and date the attached proxy card and return it in the postage-paid envelope enclosed.

[  ] Votes must be indicated, as in example to the left, in black or blue ink.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.



1. To approve and adopt the Agreement and Plan of Recapitalization and Merger by and between Specialty Catalog Corp. and Specialty Acquisition Corp., dated as of May 4, 2001, as amended by Amendment No. 1 dated August 31,
     2001, pursuant to which the stockholders of Specialty Catalog Corp., other than Specialty Acquisition Corp. and dissenting stockholders who perfect their dissenters' rights, will receive $3.75 in cash for each share of Specialty Catalog Corp. common stock that they own:

         [ ]FOR                          [ ] AGAINST                      [ ] ABSTAIN

2. To grant to the proxies the discretionary authority to adjourn the special meeting to satisfy conditions to the closing of the Agreement and Plan of Recapitalization and Merger.

         [ ]FOR                          [ ] AGAINST




THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.


                                  DATED: _________________, 2001

                                  SIGNATURE(S)

                                  Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                  Signature:________________________